                                                Filed Pursuant to Rule 424(b)(5)
                                                Under the Securities Act of 1933
                                                Registration No.  33-77738

            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JULY 15, 1994

                                  $100,000,000

                              ECHO BAY MINES LTD.

                        11% CAPITAL SECURITIES DUE 2027
                             ---------------------
    The 11% junior subordinated debentures due 2027 (the "Capital Securities" or the "Securities") of Echo Bay Mines Ltd. (the "Company") will bear interest, payable in US dollars, at an annual rate of 11% payable semi-annually in arrears on April 1 and October 1 of each year, commencing October 1, 1997.

    The obligations of the Company under the Securities are subordinate and junior in right of payment to all present and future Senior Indebtedness (as defined) of the Company. Such obligations are also effectively subordinated to claims of creditors of the Company's subsidiaries. The Company expects that, following completion of the sale of the Securities and the use of the net proceeds, together with other funds, to repay certain indebtedness, Senior Indebtedness of the Company will consist primarily of (i) up to $111 million of Company bank indebtedness and guarantees expected to be incurred in 1997 and 1998 relating to construction at the Aquarius and Paredones Amarillos mines,
(ii) Company bank debt, which was $18.4 million at December 31, 1996 and (iii) guarantees of indebtedness of subsidiaries, which would have been $55.6 million at December 31, 1996. At December 31, 1996, in addition to guaranteed debt, the Company's subsidiaries had approximately $61.2 million of current payables and certain other current liabilities. As of such date, the Company and its subsidiaries also had $67.1 million of long-term provisions for reclamation, mine closure and waste rock removal. The Indenture contains certain limitations on the incurrence or issuance of other secured or unsecured debt of the Company or its subsidiaries, including Senior Indebtedness. See "Description of the Securities -- Certain Covenants -- Limitation on Indebtedness."

    The Company has the right, at any time and from time to time, to defer payments of interest on the Securities by extending the interest payment period on the Securities for a period (each such period, an "Extension Period") not exceeding 10 consecutive semi-annual periods. Except in certain limited circumstances described herein, the Company shall not pay or declare dividends with respect to any of its Capital Stock (as defined) or make certain payments on pari passu or junior securities at any time when any outstanding interest on the Securities is being deferred as contemplated above or while the Company is in default of certain obligations. There could be multiple Extension Periods of varying lengths, each not exceeding 10 consecutive semi-annual periods throughout the term of the Securities. During any Extension Period, interest on the Securities will accrue at the rate of 12% per annum, compounded semi-annually. See "Description of the Securities -- Option to Extend Interest Payment Periods." The Company may satisfy its obligation to pay Deferred Interest (as defined) on any applicable Interest Payment Date (as defined) by delivering to the Trustee (as defined) Common Shares (as defined), in which event the holder of a Security shall be entitled to receive cash payments equal to the Deferred Interest from proceeds of the sale of the requisite Common Shares by the Trustee. See "Description of the Securities -- Common Shares Payment Election." Holders of Securities will not, however, be entitled to receive any Common Shares in satisfaction of the Company's obligation to pay such Deferred Interest.

    The Securities are redeemable prior to their maturity, at the option of the Company, on or after April 1, 2007, in whole at any time or in part from time to time at the Redemption Price (as defined) set forth herein. The Securities are also redeemable by the Company, in whole but not in part, at any time following, under certain circumstances, the occurrence of a Redemption Tax Event (as defined), at an amount equal to 100% of the principal amount thereof. In addition, at any time on or after April 1, 2002, and prior to April 1, 2007, the Company may use the Net Cash Proceeds (as defined) from one or more Cash Equity Sales (as defined) occurring after the issue date of the Securities to redeem either (i) up to 40% of the aggregate original principal amount of the Securities or (ii) 100% of the aggregate principal amount of the Securities then Outstanding at the applicable Redemption Price. The Securities are also redeemable by the Company, in whole or in part, at any time and from time to time prior to April 1, 2007, at an amount equal to the Make-Whole Amount (as defined). See "Description of the Securities -- Optional Redemption" and
"-- Redemption for Changes in Canadian Tax Law." The Securities will mature on April 1, 2027.
                             ---------------------
    For a discussion of certain Canadian and US Federal income tax consequences to holders of the Securities, see "Tax Considerations."
                             ---------------------
      SEE "RISK FACTORS" BEGINNING ON PAGE S-14 HEREOF AND PAGE 4 OF THE PROSPECTUS FOR CERTAIN INFORMATION RELEVANT TO AN INVESTMENT IN THE SECURITIES, INCLUDING THE PERIOD AND CIRCUMSTANCES DURING AND UNDER WHICH PAYMENT OF INTEREST ON THE SECURITIES MAY BE DEFERRED.
                             ---------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
   PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS TO WHICH IT RELATES.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

                                                       INITIAL PUBLIC        UNDERWRITING       PROCEEDS TO
                                                      OFFERING PRICE(1)     COMMISSION(2)      COMPANY(1)(3)
                                                      -----------------    ----------------    -------------
Per Security........................................       100%               2.875%             97.125%
Total...............................................    $100,000,000          $2,875,000        $97,125,000

---------------

(1) Plus accrued interest, if any, from the date of original issuance.
(2) The Company has agreed to indemnify Goldman, Sachs & Co. against certain liabilities, including liabilities under the United States Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."
(3) Before deducting estimated expenses of $425,000 payable by the Company.
                             ---------------------
    The Securities offered hereby are offered by Goldman, Sachs & Co., as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the Securities will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company ("DTC") in New York, New York on or about March 27, 1997 against payment therefor in immediately available funds.

                              GOLDMAN, SACHS & CO.
                             ---------------------
           The date of this Prospectus Supplement is March 24, 1997.

     [World map of the Company's operations showing the locations of the Company's gold producing mines, new gold mines planned by the Company, certain of the Company's exploration/development properties and the Company's hydropower project.]

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".
                             ---------------------

     THE SECURITIES HAVE NOT BEEN AND WILL NOT BE QUALIFIED FOR SALE UNDER THE SECURITIES LAWS OF CANADA OR ANY PROVINCE OR TERRITORY OF CANADA. THE SECURITIES ARE NOT BEING OFFERED FOR SALE AND MAY NOT BE OFFERED OR SOLD DIRECTLY OR INDIRECTLY IN CANADA, OR TO ANY RESIDENT THEREOF, IN VIOLATION OF THE SECURITIES LAWS OF CANADA OR ANY PROVINCE OR TERRITORY OF CANADA.

                         PROSPECTUS SUPPLEMENT SUMMARY

     The information in this Prospectus Supplement is qualified in its entirety by the more detailed information and consolidated financial statements and notes thereto appearing herein or appearing or incorporated by reference in the accompanying Prospectus. In determining whether to purchase the Securities being offered, prospective investors should consider carefully the information contained in this Prospectus Supplement and the accompanying Prospectus and the information incorporated by reference therein, including but not limited to the sections entitled "Risk Factors" set forth in this Prospectus Supplement and the accompanying Prospectus. Unless the context otherwise requires, references to "Echo Bay" or the "Company" in this Prospectus Supplement and in the accompanying Prospectus include Echo Bay Mines Ltd. and its subsidiaries. Unless otherwise indicated, all references to dollars or $ refer to United States dollars.

                                  THE COMPANY

     The Company is a major North American gold mining company with interests in four operating mines, two new gold mines under development, and a number of active exploration and development projects. The Company mines, processes and explores for gold, and also produces a significant amount of silver. Certain of its development properties also include copper mineralization. In 1996, the Company produced a total of approximately 769,000 ounces of gold and 7,100,000 ounces of silver. As of December 31, 1996, the Company reported proven and probable ore reserves of 8,573,000 ounces of gold and 53,858,000 ounces of silver, as well as other mineralization consisting of 283.5 million tons at a grade of 0.019 ounces of gold per ton, 1.5 million tons at a grade of 1.36 ounces of silver per ton and 225.5 million tons at a grade of 0.46% copper.

     The Company conducts exploration activities in North America, Central and South America, the Philippines, Africa and other developing countries. The Company holds varying ownership interests in a number of strategic partnership and joint-venture arrangements around the world. These interests include a 60% ownership of the Paredones Amarillos project in Mexico, a 51% ownership of Santa Elina Gold Corporation ("Santa Elina") (which has one active development project and three advanced exploration projects in Brazil), and an option to acquire up to a 75% interest (through various foreign subsidiaries and alliances with Filipino associates) in the Kingking properties in the Philippines. The Company is advancing over 20 other projects around the world that are in various stages of exploration and development. The Company believes that its pipeline of projects will serve as a platform for significant future growth.

     In 1996, the Company achieved revenues of $337.3 million and working capital from operations (before cash development and exploration expenses) of $82.3 million, and incurred a net loss of $176.7 million after taking into account provisions totaling $107.1 million related to the write-off of and provision for the Alaska-Juneau development property and the provision for the McCoy/Cove pit wall stabilization. As of December 31, 1996, the Company had a debt position, net of cash, of $79.7 million. On a pro forma basis, after giving effect to the closing of the Company's entire gold and silver forward sales position in January 1997, this net debt position would have been $16.4 million. As of March 21, 1997, the Company had an equity market capitalization of approximately $950 million, based on a closing Common Share price of $6.81 on the American Stock Exchange.

     In January 1997, the Company announced its decision to proceed with the construction of new mines at Aquarius in Canada and Paredones Amarillos in Mexico (subject to completion of permitting and financing arrangements at each property and obtaining adequate sources of water at Paredones Amarillos). The Company's share of the initial capital required for the construction of these mines is $167 million, and the Company is in the process of negotiating bank financing commitments for these projects.

     In 1997, the Company expects a number of developments including:

     - Production of approximately 700,000 to 725,000 ounces of gold

     - Further exploration drilling at depth at the Round Mountain and McCoy/Cove mines in Nevada

     - Exploration drilling for extensions of the Lamefoot and K-2 deposits at the Kettle River mine in Washington

     - Completion of a mill facility at Round Mountain

     - Further development of the Ulu gold deposit at the Lupin project in Canada

     - Commencement of construction at the Aquarius project in Canada

     - Commencement of construction at the Paredones Amarillos project in Mexico

     - Completion of a preliminary feasibility study at the Kingking project in the Philippines

     - Completion of a detailed feasibility study of the Chapada development property and the Sao Vicente property, both in Brazil

     - Preparation of initial feasibility studies at the Fazenda Nova and Sao Francisco projects, both in Brazil

     - Completion of a feasibility study on the Guapore hydroelectric power plant in Brazil

See "Risk Factors--Disclosure Regarding Forward-Looking Statements."

                                    STRATEGY

     In recent years, in response to the maturing of certain of its operating mines, the Company's strategic objective has been to increase the size and quality of its reserve base and production profile. Since 1994, the Company has made significant investments to identify and develop properties with long lives, competitive operating cost profiles and growth potential. The Company's exploration and development efforts have been and will continue to be driven by the following elements of its operating strategy:

     - Maintain its position as a major gold producer

     - Remain focused on the exploration for and mining of gold, including copper-gold opportunities for their significant gold content

     - Acquire new reserves through exploration and development, rather than through major acquisitions

     - While maintaining focus on the United States and Canada, pursue attractive opportunities in Central and South America, including Mexico and Brazil, and be reactive to opportunities in selected other developing countries outside the Americas, including the Philippines

     - Engage in strategic alliances and partnerships to gain improved access to exploration opportunities and new projects, and to lower the capital requirements of a worldwide exploration and development program

The Company believes that the decision to begin construction of two new mines, Aquarius and Paredones Amarillos, and a significantly upgraded project pipeline, demonstrate the initial success of this strategy.

                                MINE OPERATIONS

ROUND MOUNTAIN

     The Company's 50% interest in Round Mountain, Nevada is its largest source of gold reserves and its second largest source of production. In 1996, Round Mountain produced 410,974 ounces of gold (the Company's share, 205,487 ounces), a 19% increase over 1995. Its reserve base consists of over 9.0 million ounces of gold (the Company's share, 4.5 million ounces) grading 0.019 ounces per ton, which would be sufficient for another 15 years of production at current rates and in accordance with the current mine plan. Cash operating cost per ounce of gold was $221 in 1996. During 1996, construction began on an 8,000 ton per day mill which is expected to be completed in the third quarter of 1997. The mill will permit the recovery of up to 85% of the gold contained in non-oxide ores, versus lower recovery rates achieved by heap leaching. In 1995, completion of a two-year drilling program added more than two million ounces to Round Mountain's reserves (the Company's share, one million ounces). Additional targets were identified in 1996, and in 1997 the Company is evaluating targets at depth and also initiating a new grassroots exploration effort on the claim block. 1997 production levels at Round Mountain are expected to be 380,000 to 400,000 ounces of gold (the Company's share, 190,000 to 200,000 ounces).

MCCOY/COVE

     McCoy/Cove, Nevada is the Company's largest source of gold production and one of the largest silver producing mines in the world. It produced 271,731 ounces of gold and 7.1 million ounces of silver in 1996. McCoy/Cove's reserve base consists of 1.2 million ounces of gold at an average grade of 0.033 ounces per ton and 53.9 million ounces of silver at an average grade of 1.52 ounces per ton. Cash operating cost per ounce of gold at McCoy/Cove was $271 in 1996. Large volume mining methods are employed at McCoy/Cove to achieve economies of scale and contain unit costs per ton. In 1996, the Company expanded the McCoy/Cove mill to 10,000 tons of ore per day capacity from 7,500 tons per day; the increased levels of mill throughput are intended to address increasing operating costs per ounce by improving economies of scale and recovery rates. The Company currently expects to produce approximately 210,000 to 220,000 ounces of gold at McCoy/Cove in 1997, with silver production expected to be about the same as in 1996. The Company continues to explore its claim block and the surrounding areas in an effort to increase reserves.

LUPIN

     The Lupin mine contains the highest average ore grade of the Company's four operating mines. As of December 31, 1996, its ore reserves consisted of 443,000 ounces of gold at an average grade of 0.281 ounces per ton. Lupin produced 166,791 ounces of gold in 1996 at a cash operating cost per ounce of $299. Production in 1997 is expected to be approximately 160,000 to 170,000 ounces of gold. Other mineralization at Lupin is 1.5 million tons at an average grade of
0.297 ounces of gold per ton. In 1995, the Company purchased the Ulu property, located approximately 100 miles north of Lupin. The Ulu property has approximately 1.9 million minable tons of other mineralization at an average grade of 0.320 ounces of gold per ton. In 1996, the Company began a two year, $19 million exploration program to further explore and develop the deposit. Ulu ore is expected to be hauled to Lupin for processing beginning in 1999. The Company holds the mineral rights on 16,699 acres in the region, and continues to explore for gold in the region.

KETTLE RIVER

     The Kettle River mining project, including the Lamefoot and K-2 deposits and the Kettle River mill, had the Company's lowest per ounce operating cost in 1996. Kettle River produced 124,910 ounces of gold in 1996 at a cash operating cost per ounce of $201. The Company expects to produce 130,000 to 140,000 ounces of gold at Kettle River in 1997. As of December 31, 1996, Kettle River's ore reserves consisted of 370,000 ounces of gold at an average grade of 0.186 ounces per ton. Other mineralization is 282,000 tons at an average grade of 0.181 ounces of gold per ton. The Lamefoot mine achieved full production in June 1995, at a rate of 1,500 tons per day. In December 1994, surface excavation for building construction and portal clearing commenced at the K-2 deposit. A total of 10,629 feet of development was completed by the end of 1996 and production commenced in January 1997. Since 1990, the Company has successfully identified and mined, or commenced mining, at six successive deposits within the Kettle River project. In addition to further exploration at the Lamefoot and K-2 deposits, the Company anticipates continued exploration activity directed towards identification of additional deposits in the areas surrounding the Kettle River mill.

                             DEVELOPMENT PROPERTIES

     In 1995, the Company added five development properties: Aquarius and Ulu in Canada, Paredones Amarillos in Mexico, Chapada in Brazil and Kingking in the Philippines. The Company has decided to proceed with mine construction of Aquarius and Paredones Amarillos (subject to completion of permitting and financing arrangements at each property and obtaining adequate sources of water at Paredones Amarillos), and continued further development of Ulu as discussed above. In addition to these development projects, the Company has over 20 other projects at various stages of development and exploration. This project pipeline is a result of the Company's strategy to add to its ore reserve base through global strategic alliances and increased exploration and development activity.

AQUARIUS

     The Aquarius project located in the Timmins gold district of Ontario, is one of the first results of the acquisition, exploration and development program that the Company instituted two years ago. In January 1997, the Company announced the completion of its feasibility study and the decision to proceed with the Aquarius project. Aquarius had 1.3 million ounces of proven and probable gold reserves at December 31, 1996 at an average grade of 0.059 ounces per ton. Aquarius ore will be mined from an open pit and processed by milling. The average annual production rate is expected to be approximately 166,000 ounces, with an estimated cash operating cost of $218 per ounce over the life of the current reserves, subject to annual variation due to ore grade and other factors. The Company expects to start construction in June 1997 and begin production in late 1998. Initial capital cost is estimated to be $100 million, which the Company expects to finance with a $75 million unsecured credit facility currently in negotiation, existing working capital and operating cash flow from the Company's four existing gold mines. Further exploration potential exists on this 6,987 acre property. The Company intends to begin drilling targets to the east and west of the existing ore body in 1997.

PAREDONES AMARILLOS

     Upon construction, Paredones Amarillos is expected to be one of the largest gold mines in Mexico. Like Aquarius, it is one of the early results of the Company's recent exploration efforts. The Company owns 60% of the Paredones Amarillos project, located in the Mexican state of Baja California Sur. The remaining 40% of the project is owned by subsidiaries of Viceroy Resource Corporation ("Viceroy"). In January 1997, the Company announced completion of its feasibility study and a decision to proceed with the Paredones Amarillos project. The project covers an area of 12,757 hectares held through 16 mining concessions controlled by the joint venture. Thirteen of the concessions have been approved for exploration, two for exploitation and one application is pending. Ore at Paredones Amarillos will be open pit mined and processed by milling. Paredones Amarillos has 1.3 million ounces of proven and probable gold reserves (the Company's share, 775,200 ounces) at December 31, 1996 at an average grade of 0.032 ounces per ton. The average annual production rate is expected to be approximately 128,000 ounces (the Company's share, 77,000 ounces), with an estimated cash operating cost of $223 per ounce over the life of the current reserves, subject to annual variation due to ore grade and other factors. Subject to completion of permitting, negotiation of financing arrangements, approval of the Company's joint venture partner and securing access to an adequate water supply, the joint venture currently expects to start construction in July 1997, with the first full year of operations expected to be 1999. Initial capital cost of the Paredones Amarillos project is expected to be approximately $111 million (the Company's share, $67 million). The Company expects to finance its share with a $36 million non-recourse (except for completion guarantees by the Company) project loan (subject to arrangement of satisfactory terms), existing working capital and the operating cash flow from the Company's four existing gold mines. As indicated above, additional mineralization exists below and to the east of the planned pit. The Company will evaluate these and other targets at surface as the project progresses.

KINGKING

     The Company believes that the Kingking project has the potential to be one of the largest opportunities in its project pipeline. During 1995, the Company and TVI Pacific Inc. ("TVI") formed alliances with Filipino corporations to create Kingking Mines Inc. ("KMI"). KMI has signed an option agreement to acquire a 100% interest in the Kingking project from Benguet Corporation ("Benguet") after completion of a bankable feasibility study. The option agreement provides for the payment of $67 million to Benguet if the option is exercised on or before April 1998. KMI may delay expiration of the option until April 1999 by making monthly payments during the delay period of up to $10.5 million in the aggregate. A contingent payment of up to $18.0 million also would be payable if there were an increase in the mineralization of Kingking over the gold mineralization outlined in Benguet's pre-feasibility report. The Company and its Philippine associates have an initial interest in the option of 75%. The Kingking deposit is located in southeastern Mindanao island, about eight miles from the town of Pantukan on the Gulf of Davao. Based on a pre-feasibility report prepared by Benguet in March 1994, Kingking has approximately 225 million minable tons of mineralized material (the Company's and its Philippine associates' 75% share, 169 million tons) at average grades of 0.017 ounces of gold per ton and 0.47% copper. The Company expects to complete a preliminary feasibility study in the second quarter of 1997.

SANTA ELINA

     Santa Elina holds one of the largest exploration land positions in Brazil and provides the Company access to several promising exploration and development opportunities as well. In 1996, the Company completed a series of transactions with Santa Elina and its shareholders, including Sercor Ltd. ("Sercor"), a private company that owned 67% of Santa Elina. The transactions enabled the Company to increase its ownership of the outstanding common shares of Santa Elina from 7% to 50% (now 51%). Santa Elina has four active exploration and development projects and has mineral claims on over 25 million hectares in Brazil. Most of this land is located on known gold belts throughout Brazil but has not been extensively explored. Santa Elina's management team (headed by Echo Bay's former Executive Vice President, Robert C. Armstrong) is completing initial and final feasibility studies on several advanced properties and is prioritizing the exploration program to maximize the value of the assets. Joint ventures are being considered with qualified third parties where appropriate.

     Santa Elina holds an 83% interest (the Company's share, 42.3%) in the Chapada development property, a large-tonnage copper and gold opportunity in Brazil. The Company has an option to purchase a 50% interest in the property from Santa Elina which, if exercised, would increase the Company's interest in the property to 67%. Santa Elina has outlined 113 million minable tons of mineralized material at average grades of 0.012 ounces of gold per ton and 0.43% copper based on a cutoff grade of 0.30% copper. In 1996, Santa Elina began a work program to further expand the currently outlined mineralization, and at December 31, 1996, had completed a total of 37,500 meters of drilling. A detailed feasibility study is expected to be completed in mid-1997.

     Santa Elina also owns 83% (the Company's share, 42.3%) of Fazenda Nova, a gold exploration property located in central Brazil, and of Sao Francisco, a gold exploration property located near the border between Brazil and Bolivia. Santa Elina has identified six targets at Fazenda Nova. Santa Elina also owns 83% (the Company's share, 42.3%) of Sao Vicente, an open-pit mine and mill currently shut down, which is being evaluated for open-pit mining and heap leaching as well as for underground mining and milling. Santa Elina also holds an 83% interest (the Company's share, 42.3%) in a concession to construct and operate a hydropower plant proposed for the Guapore River. Santa Elina is negotiating with respect to the terms of turnkey construction and operating agreements and related project financing for the hydropower project.

OTHER EXPLORATION PROJECTS

     The Company's project pipeline also includes over 20 opportunities that are at various stages of exploration. These include: exploration drilling on the Kilgore property in Idaho; a strategic alliance and joint venture with Minefinders Corporation, which holds the Dolores project in the State of Chihuahua, Mexico; a 50% interest in the Youga project in Burkina Faso in West Africa; and joint ventures on the Huaco Cucho and the Patacancha properties in Peru. The Company believes that these and various other earlier stage projects will provide a significant platform for long-term growth in ore reserves and production.

     There can be no assurance that any of the Company's exploration and development projects will be successful. See "Risk Factors" herein and in the accompanying Prospectus.

                               FINANCIAL STRATEGY

     The Company's management approaches the financing of its operations under a number of guidelines, including:

     - A capitalization ratio of debt (net of cash) to total capital of 30% or less

     - A preference for financing exploration and development projects principally with cash flow from operations

     - A preference for financing project construction principally with debt

     - A preference for financing acquisitions principally with equity

     - The potential use of limited recourse project financing to mitigate project and political risk, particularly at projects outside the US and Canada

     - The use of hedging transactions to reduce the impact of changes in gold and silver prices, exchange rates, interest rates and certain other commodity prices, but not actively engaging in the practice of trading derivatives for profit

     - The use of equity financing as a major component of the capital structure. The Company has demonstrated its commitment to equity financing in the past:

                                                           COMMON        NET
                                                           SHARES      PROCEEDS
          SIGNIFICANT EQUITY ISSUES SINCE 1986            (MILLION)     ($MM)
          ------------------------------------            ---------    --------
1996 Issuance of Common Shares to Purchase an Additional
  43% Interest in Santa Elina...........................     8.8         85.8
1995 Conversion of Convertible Preferred Shares.........    16.9           --
1993 Sale of Common Shares..............................     6.4         83.7
1992 Sale of Convertible Preferred Shares...............      --        136.3
1991 Exchange Offer for Swiss Franc Bonds...............     6.0         49.0(1)
1988 Sale of Common Shares..............................     3.6         73.8
1987 Sale of Common Shares..............................     3.2         65.8
1986 Sale of Common Shares..............................     7.2         75.2

---------------

        (1) Represents retirement of debt related to exchanged Swiss Franc
            Bonds.

                                  THE OFFERING

     Capitalized terms used but not defined in this section are defined under the caption "Description of the Securities."

Securities Offered.........  $100,000,000 principal amount 11% Capital
                             Securities due April 1, 2027 (the "Securities").

Maturity Date..............  April 1, 2027.

Interest Payment Dates.....  April 1 and October 1, commencing October 1, 1997.

Extension Periods..........  The Company has the right, at any time and from time to time, to defer payments of interest on the Securities by extending the interest payment period on the Securities for a period (each such period, an "Extension Period") not exceeding 10 consecutive semi-annual periods. Except in certain limited circumstances described herein, the Company shall not pay or declare dividends to holders of its Capital Stock or make certain payments on pari passu or junior securities at any time when any outstanding interest on the Securities is being deferred as contemplated above or while the Company is in default of certain obligations. There could be multiple Extension Periods of varying lengths, each not exceeding 10 consecutive semi-annual periods, throughout the term of the Securities. During any Extension Period, interest on the Securities will accrue at the rate of 12% per annum, compounded semi-annually. See "Description of the Securities -- Option to Extend Interest Payment Periods." The Company may satisfy its obligation to pay Deferred Interest on any applicable Interest Payment Date by delivering to the Trustee common shares without nominee or par value in the capital of the Company ("Common Shares"), in which event the holder of a Security shall be entitled to receive cash payments equal to the Deferred Interest from proceeds of the sale of the requisite Common Shares by the Trustee. See "Description of the Securities -- Common Shares Payment Election." Holders of Securities will not, however, be entitled to receive any Common Shares in satisfaction of the Company's obligation to pay such Deferred Interest.

Optional Redemption........  The Securities are redeemable prior to their maturity, at the option of the Company, on or after April 1, 2007, in whole at any time or in part from time to time at the redemption prices set forth herein. In addition, at any time on or after April 1, 2002, and prior to April 1, 2007, the Company may use the Net Cash Proceeds from one or more Cash Equity Sales occurring after the issue date of the Securities to redeem either (i) up to 40% of the aggregate original principal amount of the Securities or (ii) 100% of the aggregate principal amount of the Securities then Outstanding at the redemption prices set forth herein. The Securities are also redeemable by the Company, in whole but not in part, at any time following, under certain circumstances, the occurrence of a Redemption Tax Event, at an amount equal to 100% of the principal amount thereof. The Securities are also redeemable by the Company, in whole or in part, at any time and from time to time prior to April 1, 2007, at an amount equal to the Make-Whole Amount. See "Description of the Securities -- Optional Redemption" and " -- Redemption for Changes in Canadian Tax Law."

Change of Control..........  An Event of Default will occur if upon a Change in
                             Control, the Company fails to offer to purchase all outstanding Securities at a price equal to 101% of the principal amount thereof, plus accrued interest to the date of purchase. See "Description of the Securities -- Change of Control Repurchase."

Ranking....................  The Securities will be unsecured and subordinated and junior in right of payment to all Senior
                             Indebtedness of the Company. No payment of principal (including redemption payments), premium, if any, or interest on the Securities may be made
                             (i) if any Senior Indebtedness of the Company is not paid when due, (ii) if any applicable grace period with respect to a payment default on Senior Indebtedness has ended and such default has not been cured or waived or ceased to exist or (iii) if the maturity of any Senior Indebtedness of the Company has been accelerated because of a default. Upon any distribution of assets of the Company to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all principal, premium, if any, and interest due on all Senior Indebtedness of the Company must be paid in full before the holders of the Securities are entitled to receive or retain any payment. Upon satisfaction of all claims of all Senior Indebtedness of the Company then outstanding, the rights of the holders of the Securities will be subrogated to the rights of the holders of the Senior Indebtedness of the Company to receive payments or distributions applicable to such Senior Indebtedness until all amounts owing on such Securities are paid in full. See "Description of the
                             Securities -- Subordination."

                             The Company expects that, following completion of the sale of the Securities and the use of the net proceeds, together with other funds, to repay certain indebtedness, Senior Indebtedness of the Company will consist primarily of (i) up to $75 million of bank indebtedness relating to the construction of the Aquarius mine and up to $36 million of guarantees of subsidiary indebtedness relating to the construction of the Paredones Amarillos mine, expected to be incurred in 1997 and 1998, (ii) Company bank debt, which was $18.4 million at December 31, 1996 and (iii) guarantees of indebtedness of subsidiaries, which would have been $55.6 million at December 31, 1996. The Securities will also be effectively subordinated to all indebtedness and other liabilities of the Company's subsidiaries. At December 31, 1996, in addition to the guaranteed indebtedness, the Company's subsidiaries had approximately $61.2 million of current payables, accrued liabilities and mining taxes payable. At December 31, 1996, the Company and its subsidiaries also had $67.1 million of long-term provisions for reclamation, mine closure and waste rock removal.

Certain Covenants..........  The Indenture will contain covenants that will, among other things, limit the ability of the Company to incur indebtedness or, during an Extension Period or in certain circumstances while the Company is in default of certain obligations, make certain restricted payments on pari passu or junior securities. See "Description of the Securities -- Certain Covenants."

Tax Considerations.........  The interest that accrues on the Securities will be treated as original issue discount ("OID"), and holders will be required to include OID in gross income for United States Federal income tax purposes, regardless of the timing of receipt of corresponding payments. See "Tax Considerations."

Use of Proceeds............  The net proceeds from the sale of the Securities are estimated to be $96.7 million, which, together with cash on hand, will be used to repay indebtedness totaling $113.8 million (including $2 million of related expenses), for general corporate purposes, and for working capital. See "Use of Proceeds."

Additional Amounts.........  All payments with respect to the Securities made by the Company will be made without withholding or deduction for Canadian taxes unless required by law or by the interpretation or administration thereof. If such withholding or deduction applies, the Company will pay as additional interest such additional amounts as may be necessary so that the net amount received by the holders after such withholding or deduction will not be less than the amount that would have been received in the absence of such withholding or deduction. See "Description of the Securities -- Canadian Withholding Taxes".

                                  RISK FACTORS

     Prospective purchasers of the Securities should consider carefully all of the information set forth in this Prospectus Supplement and in the Prospectus and, in particular, should evaluate the information set forth under "Risk Factors" herein and in the accompanying Prospectus.

                             SUMMARY FINANCIAL DATA

     The following table is derived in part from and is qualified by reference to the consolidated financial statements of the Company for the fiscal years indicated below. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Canada ("Canadian GAAP"). In all material respects, they conform with principles generally accepted in the United States ("United States GAAP") (except as described in note 12 to the Company's December 31, 1996 consolidated financial statements). This information should be read in conjunction with Selected Financial Data and the consolidated financial statements and the notes thereto included herein.

                                                             1996         1995        1994        1993        1992
                                                             ----         ----        ----        ----        ----
                                                                  (MILLIONS OF DOLLARS, EXCEPT FOR PER OUNCE
                                                                               DATA AND RATIOS)
EARNINGS STATEMENT DATA
-----------------------
CANADIAN GAAP:
Revenue...................................................  $ 337.3      $360.7      $377.6      $366.5      $312.4
Operating costs...........................................    221.1       212.2       201.1       212.6       202.9
Depreciation and amortization.............................     86.5        89.4        85.6        89.5        83.7
General and administrative................................     13.6        12.2        10.4         9.3        10.6
Exploration and development...............................     63.6        69.8        46.6        24.6         5.7
Interest and other........................................      3.1         4.2        (0.3)        2.3         8.2
Provisions and write-downs................................    107.1          --          --          --        18.1
Earnings (loss) before income taxes.......................   (176.1)      (44.8)       13.0         9.7       (29.4)
Income tax expense (recovery).............................      0.6        (3.2)       (4.3)       (0.5)       (2.0)
Earnings (loss) before preferred stock dividends..........   (176.7)      (41.6)       17.3        10.2       (27.4)
Preferred stock dividend of subsidiary....................       --         8.5         9.3         6.6         4.3
Net income (loss).........................................   (176.7)      (50.1)        8.0         3.6       (31.7)
UNITED STATES GAAP:
Net income (loss).........................................  $(174.5)     $(46.5)     $  7.3      $  8.5      $(31.7)

BALANCE SHEET DATA
------------------
CANADIAN GAAP:
Cash and cash equivalents.................................  $ 103.2      $185.8      $201.5      $ 19.2      $ 60.3
Working capital (deficiency)..............................    (52.9)      109.6       186.2       148.9        31.1
Plant and equipment.......................................    234.0       255.9       281.1       314.8       355.7
Mining properties.........................................    405.0       318.2       327.4       358.2       393.3
Total assets..............................................    832.1       871.2       881.7       990.5       936.6
Long-term debt............................................     53.5       111.7       121.9       131.2       210.7
Common shareholders' equity...............................    492.3       588.9       509.7       513.7       440.3
UNITED STATES GAAP:
Total assets..............................................    919.6       881.3       872.6       975.2       917.1
Common shareholders' equity...............................  $ 533.1      $599.0      $500.6      $503.3      $420.8

OTHER DATA
----------
EBITDA before exploration and development(1)..............  $  89.4      $119.5      $151.2      $130.7      $ 83.7
Interest expense..........................................      8.2         5.0         6.1         6.8         5.5
Capital expenditures......................................    105.1        77.9        29.2        26.9        75.7
Average price realized per ounce of gold..................  $   384      $  388      $  387      $  360      $  357

CERTAIN RATIOS
-------------
EBITDA before exploration and development/interest
  expense(1)..............................................     10.9x       23.8x       24.8x       19.3x       15.1x
Debt/EBITDA before exploration and development(1)(2)......      2.0x        1.3x        0.9x        1.7x        2.6x

---------------

(1) EBITDA before exploration and development expense is defined as EBITDA plus exploration and development expense. EBITDA is defined as earnings (loss) before income taxes, interest expense, depreciation and amortization, provisions and write-downs and preferred stock dividends, and is presented because it is commonly used by certain investors and analysts to analyze and compare companies on the basis of operating performance and to determine a company's ability to service and incur debt. EBITDA should not be considered in isolation from or as a substitute for net income, cash flows from operating activities or other consolidated income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity.

(2) Debt includes gold swaps, gold and silver loans, currency loans and debentures, but not preferred shares of a subsidiary.

                        PROVEN AND PROBABLE ORE RESERVES

     The following tables present proven and probable ore reserves and production and cash operating costs by property as of and for the fiscal year ending December 31 of the years indicated. The reserve data were estimated by the Company and, in the case of Aquarius and Paredones Amarillos, the Company's reserve estimation methodology was verified by an external geological consultant. See "Experts." For definitions of proven and probable ore, see "Business -- Proven and Probable Ore Reserves."

                                                                1996                          1995          1994
                                            --------------------------------------------   -----------   -----------
                                                      AVERAGE                 CONTAINED     CONTAINED     CONTAINED
                                                       GRADE     CONTAINED   OUNCES (THE   OUNCES (THE   OUNCES (THE
                                                      (OUNCES     OUNCES      COMPANY'S     COMPANY'S     COMPANY'S
                                             TONS     PER TON)    (100%)       SHARE)        SHARE)        SHARE)
                                            -------   --------   ---------   -----------   -----------   -----------
                                                               (THOUSANDS, EXCEPT AVERAGE GRADES)
GOLD
PRODUCING MINES:
Round Mountain............................  476,509     0.019      9,050        4,525         5,000         3,900
McCoy/Cove................................   35,379     0.033      1,183        1,183         1,526         1,870
Lupin.....................................    1,576     0.281        443          443           685           727
Kettle River..............................    1,987     0.186        370          370           330           388
                                                                  ------       ------        ------        ------
    Total producing mines:................                        11,046        6,521         7,541         6,885
                                                                  ------       ------        ------        ------

DEVELOPMENT PROPERTIES:
Aquarius..................................   21,730     0.059      1,277        1,277            --            --
Paredones Amarillos.......................   39,954     0.032      1,292          775            --            --
Alaska-Juneau.............................       --        --         --           --         3,442         3,442
Kensington................................       --        --         --           --            --           973
                                                                  ------       ------        ------        ------
    Total development properties:.........                         2,569        2,052         3,442         4,415
                                                                  ------       ------        ------        ------
        Total gold:.......................                        13,615        8,573        10,983        11,300
                                                                  ======       ======        ======        ======

SILVER
McCoy/Cove................................   35,379      1.52     53,858       53,858        62,913        82,724
                                                                  ------       ------        ------        ------
        Total silver:.....................                        53,858       53,858        62,913        82,724
                                                                  ======       ======        ======        ======

                      PRODUCTION AND CASH OPERATING COSTS

                                                                                            CASH OPERATING
                                                     PRODUCTION (OUNCES)                   COST PER OUNCE(1)
                                            -------------------------------------      -------------------------
                                              1996          1995          1994         1996      1995      1994
                                              ----          ----          ----         ----      ----      ----
GOLD
Round Mountain(2).........................    205,487       172,217       211,752      $ 221     $ 195     $ 176
McCoy/Cove................................    271,731       310,016       359,360        271       217       194
Lupin.....................................    166,791       172,110       180,052        299       296       274
Kettle River..............................    124,910       100,419        66,782        201       230       253
                                            ---------    ----------    ----------      -----     -----     -----
        Total gold........................    768,919       754,762       817,946      $ 254     $ 229     $ 209
                                            =========    ==========    ==========      =====     =====     =====

SILVER
Total silver (all McCoy/Cove).............  7,102,348    11,905,806    10,443,151      $3.60     $2.94     $2.66
                                            =========    ==========    ==========      =====     =====     =====

---------------

(1) See "Business -- Production and Cost Data" for the definition of cash operating costs.

(2) Represents the Company's 50% share of production at Round Mountain.

                                  RISK FACTORS

     Purchasers of the Securities being offered hereby should carefully read this entire Prospectus Supplement, the accompanying Prospectus and the documents incorporated by reference in such Prospectus. Purchasers should consider, among other things, the risk factors set forth below.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     Statements that are not historical facts contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus are forward-looking statements. Such forward-looking statements include statements regarding targets for gold and silver production, cash operating costs and certain significant expenses, percentage increases and decreases in production from the Company's principal mines, schedules for completion of detailed feasibility studies and initial feasibility studies, potential increases in reserves and production, the timing and scope of future drilling and other exploration activities, expectations regarding receipt of permits and commencement of mining or production, anticipated recovery rates and potential acquisitions or increases in property interests. Factors that could cause actual results to differ materially include, among others, changes in gold, silver and copper prices, unanticipated grade, geological, metallurgical, processing, access, transportation of supplies, water availability or other problems, results of current exploration activities, results of pending and future feasibility studies, changes in project parameters as plans continue to be refined, political, economic and operational risks of foreign operations, joint venture relationships, availability of materials and equipment, the timing of receipt of governmental permits, force majeure events, the failure of plant, equipment or processes to operate in accordance with specifications or expectations, accidents, labor disputes, delays in start-up dates, environmental costs and risks, the outcome of acquisition negotiations and general domestic and international economic and political conditions and other factors described in this Prospectus Supplement and the accompanying Prospectus and in the Company's annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed with the Securities and Exchange Commission. Many of such factors are beyond the Company's ability to control or predict.

     Actual results may differ materially from those projected. Prospective investors are cautioned not to put undue reliance on forward-looking statements, and should not infer that there has been no change in the affairs of the Company since the date of this Prospectus Supplement that would warrant any modification of any forward-looking statement made in this Prospectus Supplement or the accompanying Prospectus. For a discussion of certain of such risks and uncertainties, see the "Risk Factors" set forth below, those in the accompanying Prospectus, and the discussions contained in the Company's annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

RECENT LOSSES

     In the fiscal years ended December 31, 1996 and 1995, the Company incurred net losses of $176.7 million and $50.1 million, respectively. The loss in 1996 included a $77.1 million write-down of and reclamation and closure provision for the Alaska-Juneau development property and a $30.0 million provision for McCoy/Cove pit wall stabilization. During those years, the Company incurred exploration and development costs of $63.6 million and $69.8 million, respectively. Operating costs increased from $212.2 million in 1995 to $221.1 million in 1996 as the Company experienced higher costs of mining and the Company mined and processed greater volumes to offset the effects of lower grades at McCoy/Cove. The Company expects that it will continue to incur losses in the near future, and that its return to profitability will depend on, among other things, an increase in the price of gold over current prices, the ability to bring into commercial production the projects that have been the subject of the Company's exploration and development program and the profitability of production at existing and new mines.

HOLDING COMPANY STRUCTURE

     All of the Company's non-Canadian operations are conducted through subsidiaries. As a result, the Company's ability to pay principal and interest on the Securities will be dependent, in part, upon the ability of such subsidiaries to make dividend and other payments to the Company. The instruments defining the rights of holders of indebtedness of such subsidiaries contain provisions that may, directly or indirectly, limit the making of such payments. In addition, except to the extent that the Company may itself be a creditor with recognized claims against its subsidiaries, claims of creditors of such subsidiaries will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of the Company, including holders of the Securities. As of December 31, 1996, after giving effect to the repurchase by the Company in 1997 of its gold swap and gold and silver forward positions and resulting realization of $63.3 million of proceeds therefrom, the sale of the Securities and the use of the proceeds therefrom, together with other funds, to repay certain indebtedness, the Company's subsidiaries would have had approximately $55.6 million of outstanding indebtedness (all of which is guaranteed by the Company) and approximately $61.2 million of current payables, accrued liabilities and income and mining taxes payable. In addition, at December 31, 1996, the Company's subsidiaries had $62.3 million of long-term provisions for reclamation, mine closure and waste rock removal.

SUBORDINATION OF THE SECURITIES

     Under the Indenture, the Company's obligations under the Securities will be unsecured, subordinate and junior in right of payment to all present and future Senior Indebtedness of the Company. The Company expects that, following completion of the sale of the Securities and the use of the net proceeds, together with other funds, to repay certain indebtedness, Senior Indebtedness of the Company will consist primarily of (i) up to $75 million of bank indebtedness relating to the construction of the Aquarius mine and up to $36 million of guarantees of subsidiary indebtedness relating to the construction of the Paredones Amarillos mine, expected to be incurred in 1997 and 1998, (ii) Company bank debt, which was $18.4 million at December 31, 1996, and (iii) guarantees of indebtedness of subsidiaries, which would have been $55.6 million at December 31, 1996. The Securities will also be effectively subordinated to all indebtedness and other liabilities of its subsidiaries. See "-- Holding Company Structure" for information with respect to the indebtedness of subsidiaries. By reason of such subordination, in any bankruptcy or insolvency of the Company, holders of Securities may receive less, ratably, than holders of Senior Indebtedness, and holders of indebtedness which is neither Senior Indebtedness nor the Securities may receive more, ratably, than holders of the Securities.

ADVERSE CONSEQUENCES OF FINANCIAL LEVERAGE

     As of December 31, 1996, after giving effect to the sale of the Securities and the use of the proceeds and other available funds (including the $63.3 million of proceeds from the close-out of the Company's forward position in January 1997) to repay certain indebtedness, the Company's outstanding consolidated indebtedness, together with the Securities, would have aggregated $171.1 million. In addition, the Company expects to incur or guarantee approximately $111 million of additional indebtedness over the next two years to finance the construction of the Aquarius and Paredones Amarillos mines. At December 31, 1996, the Company had the capacity to incur an additional $111.5 million under existing bank credit facilities, and it will likely be required to incur indebtedness to finance construction of additional mines in the future. The existence of such financial leverage could have important consequences to holders of the Securities, including: (i) the Company's operating flexibility may be limited by financial and operating covenants which limit, among other things, its ability to incur additional indebtedness, pay dividends and make certain acquisitions and investments, (ii) a significant portion of the Company's operating cash flow may be needed for debt service, (iii) the Company may be hindered in its ability to respond to changing conditions in its industry and (iv) the Company may be more vulnerable than some of its competitors to a downturn in economic conditions, including metals prices, affecting its business.

OPTION TO EXTEND INTEREST PAYMENT PERIOD AND TAX CONSEQUENCES

     The Company has the right, at any time and from time to time, subject to certain conditions, to defer payments of interest on the Securities by extending the interest payment period on the Securities for Extension Periods each not exceeding 10 consecutive semi-annual payment periods; provided that during any Extension Period, interest on the Securities will accrue at the rate of 12% per annum, compounded semi-annually. During an Extension Period, holders of Securities will be required to continue accruing interest income for United States Federal income tax purposes prior to receipt of cash related to such interest income. In the event that the Company exercises this right to defer interest payments on the Securities, then, during any Extension Period (i) the Company shall not declare or pay dividends on, or make distributions with respect to, or redeem, repurchase or acquire, or make a liquidation payment with respect to, any of its Capital Stock (other than (a) as a result of an exchange or conversion of any class or series of the Company's Capital Stock or rights to acquire such stock for any other class or series of the Company's Capital Stock or rights to acquire such stock, (b) the purchase of fractional interests in shares of the Company's Capital Stock pursuant to the conversion or exchange provisions of such Capital Stock or the security being converted or exchanged,
(c) dividends or distributions made on the Company's Capital Stock or rights to acquire such stock with the Company's Capital Stock or rights to acquire such stock or (d) purchases of Common Shares related to the issuance of Common Shares or rights or options under any of the Company's benefit plans for its directors, officers, employees or other persons within the definition of "employee" under any employee benefit plan of the Company, or related to the issuance of Common Shares or rights under a dividend reinvestment plan or stock purchase plan) and
(ii) the Company shall not make any payment of interest, principal or premium, if any, on, or repay, repurchase or redeem, any debt securities (excluding, for the avoidance of doubt, Senior Indebtedness, current payables, accrued liabilities, provisions for reclamation, mine closure and waste rock removal, and income and mining taxes payable, in respect of which such payments, repayments, repurchases and redemptions may be made) issued by the Company or any guarantee issued by the Company that, in either case, rank pari passu with or junior to the Securities. Prior to the termination of any Extension Period, the Company may further defer payments of interest by extending the interest payment period on the securities; provided, however, that such Extension Period, together with all such previous and further extensions thereof, may not exceed 10 consecutive semi-annual payment periods and no Extension Period may extend beyond the maturity of the Securities. The Company may satisfy its obligation to pay Deferred Interest on any applicable interest payment date by issuing and delivering Common Shares to the Trustee, in which event the holder of a Security shall be entitled to receive cash payments equal to the Deferred Interest from proceeds of the sale of the requisite Common Shares by the Trustee. Upon the termination of any Extension Period and the payment of all Deferred Interest, the Company may commence a new Extension Period for up to 10 consecutive semi-annual payment periods, subject to the above requirements.

     Whether or not an Extension Period occurs, a Security holder will recognize income (in the form of original issue discount) for United States Federal income tax purposes at the rate that interest accrues on the Securities. As a result, a Security holder will be required to include such income in gross income for United States federal income tax purposes in advance of the receipt of cash, and will not receive the cash related to such income from the Company if the holder disposes of the Securities prior to the record date for payment of Interest. See "Tax Considerations -- United States Federal Income Taxation."

MINING AND PROCESSING

     The Company's business operations are subject to risks and hazards inherent in the mining industry, including but not limited to unanticipated variations in grade and other geological problems, water conditions, surface or underground conditions, metallurgical and other processing problems, mechanical equipment performance problems, the unavailability of materials and equipment, accidents, labor force and force majeure factors, unanticipated transportation costs, and weather conditions, any of which can materially and adversely affect, among other things, the development of properties, production quantities and rates, costs and expenditures and production commencement dates.

     The Company's processing facilities are dependent on continuous mine feed to remain in operation. Insofar as the Company's mines may not maintain material stockpiles of ore or material in process, any significant disruption in either mine feed or processing throughput, whether due to equipment failures, adverse weather conditions, supply interruptions, labor force disruptions or other issues, may have an immediate adverse effect on the results of operations of the Company. A significant reduction in mine feed or processing throughput at a particular mine could cause the unit cost of production to increase to the point where the Company could determine that some or all of the Company's reserves were uneconomic to exploit.

     The Company periodically reviews mining schedules, production levels and asset lives in its life-of-mine planning for all of its operating and development properties. Significant changes in the life-of-mine plans can occur as a result of mining experience, new ore discoveries, changes in mining methods and rates, process changes, investments in new equipment and technology, and other factors. Based on year-end ore reserves and each current life-of-mine plan, the Company reviews its accounting estimates and in the event of an impairment, may be required to write-down the carrying value of a mine or mines. This complex process continues for the life of every mine.

     As a result of the foregoing risks, among other things, expenditures on any and all projects, actual production quantities and rates, and cash costs may be materially and adversely affected and may differ materially from anticipated expenditures, production quantities and rates, and costs, just as estimated production dates may be delayed materially, in each case especially to the extent development projects are involved. Any such events can materially and adversely affect the Company's business, financial condition, results of operations and cash flows.

MINE DEVELOPMENT RISKS

     The Company's ability to maintain, or increase, its annual production of gold and silver will be dependent in significant part on its ability to bring new mines into production, including the Aquarius project in Canada and the Paredones Amarillos project in Mexico, and to expand existing mines. Although the Company utilizes the operating history of its existing mines to derive estimates of future operating costs and capital requirements, such estimates may differ materially from actual operating results at new mines or at expansions of existing mines. The economic feasibility of any individual project is based upon, among other things, the interpretation of geological data obtained from drill holes and other sampling techniques, feasibility studies (which derive estimates of cash operating costs based upon anticipated tonnage and grades of ore to be mined and processed), the configuration of the ore body, expected recovery rates of metals from the ore, comparable facility and equipment costs, anticipated climatic conditions, estimates of labor productivity, royalty or other ownership burdens and other factors. In addition, many of the risks identified below at "-- Exploration Risks" are also applicable to the Company's development projects. Such development projects also are subject to the successful completion of final feasibility studies, issuance of necessary permits and receipt of adequate financing. Although the Company's feasibility studies are completed with the Company's knowledge of the operating history of similar ore bodies in the region, the actual operating results of its development projects may differ materially from those anticipated, and uncertainties related to operations are even greater in the case of development projects.

METAL PRICE VOLATILITY

     The profitability of the Company's current operations is directly related and sensitive to the market price of gold and silver. Future operations may also be sensitive to changes in the price of copper. Gold, silver and other metal prices fluctuate widely and are affected by numerous factors beyond the Company's control, including global supply and demand, expectations with respect to the rate of inflation, the exchange rates of the dollar and other currencies, interest rates, forward selling by producers, central bank sales and purchases, production and cost levels in major gold-producing regions such as South Africa and the former Soviet Union, global or regional political, economic or financial situations and a number of other factors.

     The current demand for, and supply of, gold and silver affect the prices of such metals, but not necessarily in the same manner as current demand and supply affect the prices of other commodities. The potential supply of gold consists of new mine production plus existing stocks of bullion and fabricated gold held by governments, financial institutions, industrial organizations and individuals. Since mine production in any single year constitutes a very small portion of the total potential supply of gold, normal variations in current production do not necessarily have a significant effect on the supply of gold or on its price. If gold or silver prices should decline below the Company's cash costs of production and remain at such levels for any sustained period, the Company could determine that it is not economically feasible to continue commercial production at any or all of its mines. Although the Company has a hedging program in place to reduce the risk associated with gold and silver price volatility, there is no assurance that the Company's hedging strategies will be successful.

     The volatility of metal prices is illustrated in the following table which sets forth the average of the daily closing prices for gold, silver and copper for the years indicated:

                                        1996    1995    1994    1993    1992
                                        ----    ----    ----    ----    ----
Gold(1) ($ per ounce).................   388     384     384     360     344
Silver(2) ($ per ounce)...............  5.18    5.19    5.29    4.30    3.94
Copper(3) ($ per pound)...............  1.04    1.33    1.05    0.88    1.03

---------------
          (1) On the London Bullion Market

          (2) As quoted by Handy and Harman

          (3) On the London Metals Exchange

     As of March 24, 1997, the closing prices for the metals described above were:

        Gold:  $350.20 per ounce

        Silver:  $5.19 per ounce

        Copper: $1.10 per pound

UNCERTAINTY OF RESERVE AND OTHER MINERALIZATION ESTIMATES

     There are numerous uncertainties inherent in estimating proven and probable reserves and other mineralization, including many factors beyond the control of the Company. The estimation of reserves and other mineralization involves subjective judgments about many relevant factors, and the accuracy of any such estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of drilling, testing and production subsequent to the date of an estimate may justify revision of such estimate. Assumptions about prices are subject to great uncertainty and gold and silver prices have fluctuated widely in recent years. See "-- Metal Price Volatility." No assurance can be given that the volume and grade of reserves mined and processed and recovery rates will not be less than anticipated. Declines in the market price of gold and related precious metals also may render reserves or other mineralization containing relatively lower grades of mineralization uneconomic to exploit. The prices used in estimating the Company's ore reserves at December 31, 1996 were $375 per ounce of gold and $5.00 per ounce of silver. The market prices were $369 per ounce of gold and $4.87 per ounce of silver at December 31, 1996 and were $350.20 per ounce of gold and $5.19 per ounce of silver at March 24, 1997, which are below the price at which the Company has estimated its reserves. If the Company were to determine that its reserves and future cash flows should be calculated at a significantly lower gold price than that used at December 31, 1996, there would likely be a material reduction in the amount of gold reserves. In addition, if the price realized by the Company for its gold or silver bullion were to decline substantially below the price at which ore reserves were calculated for a sustained period of time, the Company potentially could experience material write-downs of its investment in its mining properties. Under certain of such circumstances, the Company may discontinue the development of a project or mining at one or more of its properties. Further, changes in operating and capital costs and other factors, including but not limited to short-term operating factors such as the need for sequential development of ore bodies and the processing of new or different ore grades and ore types, may materially and adversely affect reserves.

EXPLORATION RISKS

     Since mines have limited lives based on proven and probable ore reserves, the Company continually seeks to replace and expand its reserves. Moreover, two of the Company's mines, McCoy/Cove and Lupin (without taking into account supplemental production from Ulu) are entering a period of declining production as the existing ore reserves are depleted, which has led to significant expansion of the Company's exploration program. Mineral exploration, at both newly acquired properties and existing mining operations, is highly speculative in nature, involves many risks and frequently does not result in the discovery of minable reserves. There can be no assurance that the Company's exploration efforts will result in the discovery of significant gold or silver mineralization or that any mineralization discovered will result in an increase of the Company's proven or probable reserves. If proven or probable reserves are developed, it may take a number of years and substantial expenditures from the initial phases of drilling until production is possible, during which time the economic feasibility of production may change. For example, a new feasibility study completed in December 1996 on the Alaska-Juneau project concluded that the project was uneconomic as designed, and the Company recorded a $77.1 million provision in connection with the decision not to proceed. No assurance can be given that the Company's exploration programs will result in the replacement of current production with new reserves or that the Company's development program will be able to extend the life of the Company's existing mines. In the event that new reserves are not developed, the Company will not be able to sustain any mine's current level of gold or silver production beyond the life of its existing reserves.

     The Company encounters strong competition from other mining companies in connection with the acquisition of properties producing or capable of producing precious metals. As a result of this competition, some of which is with companies with greater financial resources than the Company, the Company may be unable to acquire attractive mining properties on terms it considers acceptable. In addition, there are a number of uncertainties inherent in any program relating to the location of economic ore reserves, the development of appropriate metallurgical processes, the receipt of necessary governmental permits and the construction of mining and processing facilities. Accordingly, there can be no assurance that the Company's acquisition and exploration programs will yield new reserves to replace and expand current reserves.

RISKS RELATED TO JOINT VENTURE RELATIONSHIPS

     The Company has entered into a number of strategic alliances and joint venture relationships as part of its expanded exploration and development activities. The terms of these relationships vary, but in many cases the Company is dependent on its co-venturer for expertise in operating in environments outside of North America as well as its relationships with governmental officials and the indigenous people generally. In addition, under certain of the Company's arrangements, including Santa Elina, the co-venturer has approval rights with respect to capital and/or operating budgets and expenditures; in these circumstances, the constraints of the capital available to the co-venturer from third parties and/or the other exploration and development or other opportunities available to the co-venturer may affect its willingness to proceed with the Company's projects on terms acceptable to the Company. Further, in connection with the development of a property, particularly for copper-gold properties, the Company may be required to seek a partner or partners for technical expertise in the development and operation phases of the project, and, in certain instances, for financing until cash flow is generated from the project for the Company's account. There can be no assurance that the Company will be successful in partnering with companies on terms that are commercially attractive.

MINING RISKS AND INSURANCE

     The business of gold and silver mining is generally subject to a number of risks and hazards, including environmental conditions, industrial accidents, labor disputes, unusual or unexpected geologi-cal conditions, ground or slope failures, cave-ins, changes in the regulatory environment and natural phenomena such as inclement weather conditions, floods, blizzards and earthquakes. Such occurrences could result in damage to, or destruction of, mineral properties or production facilities, personal injury or death, environmental damage to the Company's properties or the properties of others, delays in mining, monetary losses and possible legal liability. The Company maintains insurance against certain risks that are typical in the gold mining industry and in amounts that the Company believes to be reasonable, but which may not provide adequate coverage in certain circumstances. However, insurance against certain risks (including certain liabilities for environmental pollution or other hazards as a result of exploration and production) is not generally available to the Company or to other companies in the industry on acceptable terms. During 1996, the Company recorded a $30.0 million provision related to estimated costs to remove waste rock from an unstable portion of the pit wall at McCoy/Cove. See "Business -- Producing Mines -- McCoy/Cove."

GOVERNMENTAL REGULATION

     The Company's mining operations and exploration activities are subject to extensive foreign or US federal, state and local laws and regulations governing exploration, development, production, exports, taxes, labor standards, waste disposal, protection and remediation of the environment, reclamation, historic and cultural resources preservation, mine safety and occupational health, toxic substances and other matters. The costs of discovering, evaluating, planning, designing, developing, constructing, operating and closing the Company's mines and other facilities in compliance with such laws and regulations is significant. It is possible that the costs and delays associated with compliance with such laws and regulations could become such that the Company would not proceed with the development or operation of a mine.

     As part of its normal course operating and development activities, the Company has expended significant resources, both financial and managerial, to comply with governmental regulations and permitting requirements, and will continue to do so in the future. Moreover, it is possible that future regulatory developments, such as increasingly strict environmental protection laws, regulations and enforcement policies thereunder, and claims for damages to property and persons resulting from the Company's operations, could result in substantial costs and liabilities in the future.

     The Company is required to obtain governmental permits to develop its reserves and for expansion or advanced exploration activities at its operating properties and its exploration properties. Obtaining the necessary governmental permits is a complex and time-consuming process involving numerous foreign or US federal, state and local agencies. The duration and success of each permitting effort are contingent upon many variables not within the Company's control. In the case of foreign operations, governmental approvals, licenses and permits are, as a practical matter, subject to the discretion of the applicable governments or governmental officials. In the context of environmental protection permitting, including the approval of reclamation plans, the Company must comply with known standards, existing laws and regulations that may entail greater or lesser costs and delays depending on the nature of the activity to be permitted and the interpretation of the laws and regulations implemented by the permitting authority. The failure to obtain certain permits, or the imposition of extensive conditions upon certain permits, could have a material adverse effect on the Company's business, operations and prospects.

     In past sessions of the United States Congress, both the House of Representatives and Senate have considered legislation that seeks to reform the General Mining Law of 1872, as amended (the "Mining Law"), which governs the location and maintenance of unpatented mining claims and related activities on federal lands. As part of the most recent budget reconciliation process, each of the Senate and the House of Representatives passed separate legislation that sought to reform the Mining Law, although such legislation was not enacted into law. Similar legislation has also been proposed in the current session of the US Congress, as has other legislation which could have the effect of increasing costs of operations. The Company anticipates that if Congress were to enact legislation modifying the Mining Law, such legislation may impose a royalty on production of minerals from unpatented mining claims, and could contain new requirements for mined land reclamation and other environmental control measures.

Department of the Interior Secretary Babbitt recently announced his intention to require the Bureau of Land Management to revise the federal regulations applicable to activities on unpatented mining claims to impose more stringent reclamation and environmental protection requirements on those activities. The extent to which any such new legislation or administrative action would affect existing unpatented mining claims or mining operations thereon is unclear at this time. Any reform of the Mining Law based on these initiatives could increase the costs of mining activities on unpatented mining claims, and as a result could have an adverse effect on the Company and its results of operations, particularly the Company's operations at McCoy/Cove and, to a lesser extent, Round Mountain. Until such time, if any, as new reform legislation is enacted or administrative action is taken, the ultimate effects and costs of compliance on the Company cannot be estimated.

RISK OF INTERNATIONAL OPERATIONS

     Many of the mineral rights and interests of the Company are subject to government approvals, licenses and permits. Such approvals, licenses and permits are, as a practical matter, subject to the discretion of the applicable governments or governmental officials. No assurance can be given that the Company will be successful in obtaining any or all of the various approvals, licenses and permits that it seeks, that it will obtain them in a timely fashion or that it will be able to maintain them in full force and effect without modification or revocation.

     In certain countries in which the Company has assets and operations, such assets and operations are subject to various political, economic and other uncertainties, including, among other things, the risks of war or civil unrest, expropriation, nationalization, renegotiation or nullification of existing concessions, licenses, permits, approvals and contracts, taxation policies, foreign exchange and repatriation restrictions, changing political conditions, international monetary fluctuations, currency controls and foreign governmental regulations that favor or require the awarding of contracts to local contractors or require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. In addition, in the event of a dispute arising from foreign operations, the Company may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of courts in the United States or Canada. The Company also may be hindered or prevented from enforcing its rights with respect to a governmental instrumentality because of the doctrine of sovereign immunity. It is not possible for the Company to accurately predict such developments or changes in law or policy or to what extent any such developments or changes may have a material adverse effect on the Company's operations.

TITLE TO PROPERTIES

     Certain of the Company's United States mineral rights, including at the McCoy/Cove, Round Mountain and Kilgore properties, consist of unpatented lode mining claims. Unpatented mining claims may be located on US federal public lands open to appropriation, and may be either lode claims or placer claims depending upon the nature of the deposit within the claim. In addition, unpatented millsite claims, which may be used for processing operations or other activities ancillary to mining operations, may be located on federal public lands that are non-mineral in character. Unpatented mining claims and millsites are unique property interests, and are generally considered to be subject to greater title risk than other real property interests because the validity of unpatented mining claims is often uncertain and is always subject to challenges of third parties or contests by the federal government. The validity of an unpatented mining claim, in terms of both its location and its maintenance, is dependent on strict compliance with a complex body of federal and state statutory and decisional law. In addition, there are few public records that definitively control the issues of validity and ownership of unpatented mining claims.

     At Lupin in Canada, the Company's surface leases on most of the acreage expired by their terms in March 1996. The mineral leases on this acreage extend to 2009 and 2013. The Company has applied for renewal of the surface leases, and taken the steps necessary for renewal, but has not received notice of renewal from the applicable governmental authorities. The Company expects such renewal to be granted; however, there can be no assurance that such renewal will be granted or that the leases, as renewed, will not contain modified terms relating to reclamation and other environmental matters. See "Business -- Producing Mines -- Lupin."

INFLATION AND CURRENCY RISKS

     The Company directly or indirectly holds mining interests in several countries, including Mexico, the Philippines, Brazil, Russia, Burkina Faso, Ghana, Bolivia, Chile, Ecuador, Honduras and Peru, which historically have had unstable currencies as a result of inflation, currency controls or other reasons. Although the production resulting from such mining interests is generally sold in US dollars, the Company is vulnerable to the effects of inflation in its operations in certain countries, and profitability levels may be eroded by unfavorable exchange rates. None of the countries in which the Company holds mineral interests currently restricts the repatriation of profits, other than through the requirement to register such distributions. While recent years have seen a generally positive trend toward lowering inflation and stabilizing exchange rates in these countries, there is no assurance that governments will continue with current economic policies or that inflation will be lower than it has been historically.

NO PRIOR MARKET FOR SECURITIES

     Prior to the offering being made hereby, there has been no public market for the Securities. The Securities will not be listed or quoted on any exchange or in the over-the-counter market. Although the Company has been informed by the Underwriter that it currently intends to make a market in the Securities, it is not obligated to do so and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any trading market for the Securities. If a trading market does develop, the Securities may trade at a price that does not reflect the value of accrued but unpaid interest.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the Securities in the Offering are estimated to be $96.7 million, after deducting estimated underwriting commissions and other expenses of the Company. The net proceeds of this Offering, cash on hand of $103.2 million as of December 31, 1996 and $63.3 million of cash realized from the repurchase in 1997 of the Company's gold swap and gold and silver forward positions will be used as follows: approximately $85.8 million will be used to pay an $83.8 million bond obligation bearing interest at 10.34% due March 27, 1997 and unamortized discount and prepayment penalty of approximately $2.0 million, and $28.0 million will be used to repay a debenture bearing interest at 3.40% and maturing March 31, 1997. The remainder will be added to the Company's available funds and used for general corporate purposes, including capital expenditures relating to the development of the Aquarius and Paredones Amarillos projects or expansion of the Company's existing properties and working capital. Pending any such use, the net proceeds will be invested in short-term US or Canadian government securities or other short-term investment grade debt instruments.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The Company's earnings were insufficient to cover fixed charges in each of the five fiscal years ending December 31, 1996. Earnings were insufficient to cover fixed charges by $176.1 million in 1996, $59.7 million in 1995, $3.3 million in 1994, $5.0 million in 1993 and $38.4 million in 1992. The deficiency of earnings to fixed charges has been computed under Canadian GAAP. Had the deficiency been computed under United States GAAP, earnings would have been insufficient to cover fixed charges by $173.9 million in 1996, $56.1 million in 1995, $4.0 million in 1994, $0.1 million in 1993 and $38.4 million in 1992.

     As used in the above calculations, "earnings" means earnings before income taxes and fixed charges, and "fixed charges" means interest on all indebtedness, preferred stock dividends of a subsidiary net of related interest income/expense from the related interest rate swap, that portion of rental expense that management believes to be representative of interest expense and capitalized interest.

                                 CAPITALIZATION

     The following table sets forth the cash and cash equivalents, current portion of gold and other financings and consolidated capitalization of the Company as of December 31, 1996, and as adjusted to give effect to (i) the repurchase by the Company in 1997 of its gold swap and gold and silver forward positions and resulting realization of $63.3 million of proceeds therefrom and
(ii) the consummation of the Offering and the application of the estimated net proceeds therefrom to repay an $83.8 million bond obligation and approximately $2.0 million of unamortized discount and prepayment penalty related thereto and a $28.0 million debenture. See "Use of Proceeds."

                                                                     DECEMBER 31, 1996
                                                                ---------------------------
                                                                 ACTUAL         AS ADJUSTED
                                                                --------        -----------
                                                                  (THOUSANDS OF DOLLARS)
Cash and cash equivalents...................................    $103,196         $149,361
                                                                ========         ========
Current portion of gold and other financings(1)(2)..........     129,445           17,640
                                                                ========         ========
Long-term gold and other financings(1)(2)...................      53,478           57,504
Shareholders' equity(2).....................................     492,309          585,116
                                                                --------         --------
Total capitalization(2).....................................     545,787          642,620
                                                                ========         ========

---------------

(1) Includes gold loans and swaps, and currency-denominated loans. Gold loans consist of bullion borrowed from financial institutions and immediately sold in the open market for cash. The borrowed bullion is repaid over time from mine production. Gold swaps refer to currency loans and related, independently arranged, future gold delivery commitments. Taken together, the loans and commitments create obligations effectively denominated in gold. The interest rate on bullion loans and swaps is and historically has been low (under 2%). At December 31, 1996, total unused credit facilities were $111.5 million. See "Description of Bank Credit Facility." In addition, the Company is in the process of obtaining commitments for a $75 million unsecured credit facility to finance a portion of the construction costs at the Aquarius project and is in negotiations with respect to a $36 million non-recourse (except for a completion guarantee of the Company) project loan to finance a portion of the construction costs at the Paredones Amarillos project.

(2) The capitalization has been prepared on the basis of Canadian GAAP which differ in some respects from United States GAAP. If the data had been prepared on the basis of United States GAAP, the total capitalization would have been $586.6 million at December 31, 1996 and $686.6 million as adjusted at December 31, 1996, respectively. The "As Adjusted" amounts give effect to the proposed issuance of $96.7 million of the Securities net of expenses, of which $4.0 million is included in "Long-term gold and other financings," $92.8 million, net of expenses, is included in "Shareholders' equity" and $0.1 million is included as an asset on the Company's balance sheet. Under United States GAAP, none of the proposed issuance of $100.0 million of the Securities would be included in "Shareholders' equity."

                            SELECTED FINANCIAL DATA

     The following table is derived in part from and is qualified by reference to the consolidated financial statements of the Company for the fiscal years indicated below. The consolidated financial statements have been prepared in accordance with Canadian GAAP. In all material respects, they conform with United States GAAP (except as described below and in note 12 to the Company's December 31, 1996 consolidated financial statements). This information should be read in conjunction with the audited consolidated financial statements and the notes thereto included herein. Contingencies are described in note 16 to such financial statements.

                                                            1996      1995     1994     1993     1992
                                                           -------   ------   ------   ------   ------
                                                           (MILLIONS OF DOLLARS, EXCEPT FOR PER OUNCE
                                                                        DATA AND RATIOS)
EARNINGS STATEMENT DATA
CANADIAN GAAP:
Revenue..................................................  $ 337.3   $360.7   $377.6   $366.5   $312.4
Operating costs..........................................    221.1    212.2    201.1    212.6    202.9
Royalties................................................      9.7      8.4     10.0      8.6      6.1
Production taxes.........................................      2.4      4.3      6.5      5.0      2.2
Depreciation and amortization............................     86.5     89.4     85.6     89.5     83.7
Reclamation and mine closure.............................      6.3      5.0      4.7      4.9      4.3
General and administrative...............................     13.6     12.2     10.4      9.3     10.6
Exploration and development..............................     63.6     69.8     46.6     24.6      5.7
Interest and other.......................................      3.1      4.2     (0.3)     2.3      8.2
Provision for Alaska-Juneau development property(1)......     77.1       --       --       --       --
Provision for McCoy/Cove pitwall stabilization(1)........     30.0       --       --       --       --
Write-down of investments(1).............................       --       --       --       --     18.1
                                                           -------   ------   ------   ------   ------
Earnings (loss) before income taxes......................   (176.1)   (44.8)    13.0      9.7    (29.4)
Income tax expense (recovery)............................      0.6     (3.2)    (4.3)    (0.5)    (2.0)
                                                           -------   ------   ------   ------   ------
Earnings (loss) before preferred stock dividends.........   (176.7)   (41.6)    17.3     10.2    (27.4)
Preferred stock dividend of subsidiary(2)................       --      8.5      9.3      6.6      4.3
                                                           -------   ------   ------   ------   ------
Net income (loss)........................................  $(176.7)  $(50.1)  $  8.0   $  3.6   $(31.7)
                                                           =======   ======   ======   ======   ======
UNITED STATES GAAP:(3)
Net income (loss)........................................  $(174.5)  $(46.5)  $  7.3   $  8.5   $(31.7)
BALANCE SHEET DATA
CANADIAN GAAP:
Cash and cash equivalents................................  $ 103.2   $185.8   $201.5   $ 19.2   $ 60.3
Working capital (deficiency).............................    (52.9)   109.6    186.2    148.9     31.1
Plant and equipment......................................    234.0    255.9    281.1    314.8    355.7
Mining properties........................................    405.0    318.2    327.4    358.2    393.3
Total assets.............................................    832.1    871.2    881.7    990.5    936.6
Long-term debt...........................................     53.5    111.7    121.9    131.2    210.7
Common shareholders' equity..............................    492.3    588.9    509.7    513.7    440.3
UNITED STATES GAAP:(3)
Total assets.............................................    919.6    881.3    872.6    975.2    917.1
Common shareholders' equity..............................  $ 533.1   $599.0   $500.6   $503.3   $420.8
OTHER DATA
EBITDA before exploration and development(4).............  $  89.4   $119.5   $151.2   $130.7   $ 83.7
Interest expense.........................................      8.2      5.0      6.1      6.8      5.5
Cash exploration and development expenses................     56.6     60.4     37.6     17.5      5.7
Capital expenditures.....................................    105.1     77.9     29.2     26.9     75.7
Average price realized per ounce of gold.................  $   384   $  388   $  387   $  360   $  357
CERTAIN RATIOS
EBITDA before exploration and development/interest
  expense(4).............................................     10.9x    23.8x    24.8x    19.3x    15.1x
Debt/EBITDA before exploration and development(4)(5).....      2.0x     1.3x     0.9x     1.7x     2.6x

---------------

(1) In 1996, the Company recorded a $30.0 million ($0.22 per share) provision related to the estimated costs to remove waste rock from an unstable portion of the Cove pit wall at the McCoy/Cove mine in Nevada and recorded a $77.1 million ($0.57 per share) provision to write off the $57.1 million book value of its Alaska-Juneau development property in Alaska and to accrue $20.0 million for estimated reclamation and closure costs. In 1992, the Company wrote down its investment in Kettle River by $14.9 million ($0.14 per share) and wrote off $3.2 million ($0.03 per share) in two exploration properties.

(2) All of the outstanding shares of preferred stock of subsidiary were redeemed or converted into Common Shares during 1995.

(3) The Company's consolidated financial statements are prepared in accordance with Canadian GAAP. The primary differences affecting the Company between Canadian and United States GAAP include the recognition of unrealized gains or losses on foreign exchange contracts and certain share investments, the method of accounting for income taxes, the determination of the cost of the Santa Elina acquisition and the amortization of mining properties. See also note 12 to the Company's consolidated financial statements.

(4) EBITDA before exploration and development expense is defined as EBITDA plus exploration and development expense. EBITDA is defined as earnings (loss) before income taxes, interest expense, depreciation and amortization, provisions and write-downs and preferred stock dividends, and is presented because it is commonly used by certain investors and analysts to analyze and compare companies on the basis of operating performance and to determine a company's ability to service and incur debt. EBITDA should not be considered in isolation from or as a substitute for net income, cash flows from operating activities or other consolidated income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity.

(5) Debt includes gold swaps, gold and silver loans, currency loans and debentures, but not preferred shares of a subsidiary.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of the financial results of the Company's operations for the years 1994 through 1996 should be read in conjunction with the Selected Financial Data above and the Company's consolidated financial statements included elsewhere herein, as well as the Management's Discussion and Analysis included in the Company's Annual Report on Form 10-K incorporated by reference in the accompanying Prospectus. The Company's consolidated financial statements are prepared in accordance with Canadian GAAP. In all material respects, they conform with United States GAAP, except as described in the Company's consolidated financial statements.

     Material changes in the Company's reserves may significantly impact results of operations and asset carrying values. See the discussion of reserves in "Business -- Proven and Probable Ore Reserves".

     The following contains statements that are, by their nature, forward looking and uncertain. See "Risk Factors -- Disclosure Regarding Forward-Looking Statements" for a discussion of certain factors that should be considered in evaluating these statements.

SUMMARY

     Since 1994 the Company has undertaken an expanded program of exploration and development activity focused on building and advancing a pipeline of projects designed to add to the Company's ore reserves and production. From 1994 through 1996, the Company incurred $179.9 million of exploration and development expenses. The Company recently announced its decision to proceed with construction at its Aquarius project in Canada and at the Paredones Amarillos project in Mexico (subject to completion of permitting and financing arrangements at each property and obtaining adequate sources of water at Paredones Amarillos).

     In 1996, the Company produced 768,919 ounces of gold, at a cash operating cost of $254 per ounce, and 7.1 million ounces of silver, at a cash operating cost of $3.60 per ounce, generating revenues of $337.3 million. After deducting operating costs, royalties and taxes, interest and other items, working capital provided from operations was $82.3 million, before cash exploration and development expenses of $56.6 million.

     In 1996, the Company recorded a $77.1 million charge for the Alaska-Juneau property, including a $57.1 million write-off and a $20.0 million provision for reclamation and closure costs. The Company also recorded a $30.0 million provision for pit wall stabilization at the McCoy/Cove mine. In addition, depreciation and amortization totaled $86.5 million in 1996. As a result, the Company recorded a net loss of $176.7 million for 1996.

KEY STATISTICS AND ANALYSIS

     Key statistics for 1996, 1995 and 1994 were as follows:

                                                    1996         1995         1994
                                                  ---------   ----------   ----------
Gold production (ounces)........................    768,919      754,762      817,946
Cash operating cost per ounce of gold($)........        254          229          209
Silver production (ounces)......................  7,102,348   11,905,806   10,443,151
Cash operating cost per ounce of silver($)......       3.60         2.94         2.66
Average price realized per ounce:
  Gold($).......................................        384          388          387
  Silver($).....................................       5.41         5.40         5.77
Total revenue ($mm).............................      337.3        360.7        377.6
Working capital provided from operations before
  cash exploration and development expense
  ($mm).........................................       82.3        126.7        145.8
Cash exploration and development expense ($mm)..       56.6         60.4         37.6
Non-cash charges ($mm):
  Depreciation and amortization.................       86.5         89.4         85.6
  Provision for Alaska-Juneau...................       77.1           --           --
  Provision for pit wall stabilization..........       30.0           --           --
Preferred stock dividends of subsidiary ($mm)...         --          8.5          9.3
Net earnings (loss) ($mm).......................     (176.7)       (50.1)         8.0

     The Company has experienced declines in production and revenues over the period 1994 to 1996. This is primarily the result of expected declines in ore grade at the McCoy/Cove mine.

     Operating costs, both in absolute dollars and on a per ounce basis have increased as the Company increased mining and processing volumes to counter the effects of declining ore grades at several of its mines. Mining costs at McCoy/Cove and Round Mountain also increased as the open pits became deeper and at Lupin as additional ground support was required at lower depths and as mining zones became narrower. Furthermore, low production volumes also led to increased cost per ounce as fixed costs are spread over fewer ounces.

     Lower production volumes and higher operating costs have reduced revenue and cash operating margins, and therefore working capital provided by operations. Notwithstanding these factors, working capital provided by operations (before cash exploration and development expenses) was $82.3 million in 1996.

     1997 production and cost targets are: 700,000 to 725,000 ounces of gold; silver production about the same as 1996; and cash operating cost per ounce of gold of $265 to $275 per ounce. These reflect lower expected grades and recoveries at McCoy/Cove and resulting higher costs per ounce. See "Risk Factors -- Disclosure Regarding Forward-Looking Statements."

     Exploration and development expenses reflect the Company's stepped-up efforts to locate and develop potential new gold deposits, and totaled $63.6 million, $69.8 million and $46.5 million in 1996, 1995 and 1994, respectively (including non-cash portions of $7.0 million, $9.4 million and $8.9 million, respectively). These are discretionary expenditures undertaken as the Company attempts to replace its maturing McCoy/Cove and Lupin mines. Included in these expenditures are development expenses for the Company's Alaska properties in the amounts of $17.0 million, $23.3 million and $19.5 million for 1996, 1995 and 1994, respectively. There is no expense expected in Alaska for 1997, as the Company decided in January 1997 to discontinue further development of its Alaska-Juneau property. Further, in 1995, the Company sold its interest in the Kensington property. The budgeted level of exploration expense in 1997 is $31 million, which is subject to reduction in the event of a significant decline in gold prices or to increase in the event of identification of additional opportunities.

RESULTS OF OPERATIONS

  1996 versus 1995

     The Company had a net loss of $176.7 million in 1996, compared to a net loss of $50.1 million in 1995. The increased loss reflects the provision for the Alaska-Juneau development property ($77.1 million), the provision for the McCoy/Cove pit wall stabilization ($30.0 million), lower precious metals sales ($20.4 million), increased operating costs ($8.9 million) and lower gold price realized ($3.0 million), partially offset by the absence of dividends on preferred stock ($8.5 million) and decreased exploration and development expenses ($6.2 million).

     Despite the net loss, the Company generated working capital from operations, before cash exploration and development expenses, of $82.3 million in 1996, compared with $126.7 million in 1995.

     Revenue derived from the sale of gold and silver bullion is directly affected by the market prices of gold and silver and the volume of production. The significant majority of the Company's revenues continue to be derived from gold sales. The price of gold and silver is affected by many factors that are beyond the Company's control. See "Risk Factors -- Metal Price Volatility."

     Gold and silver ounces sold and other revenue data for the last two fiscal years are set out below.

                                                               1996          1995
                                                             ---------    ----------
GOLD
Ounces sold................................................    777,512       758,635
Average price realized per ounce...........................       $384          $388
Average market price per ounce.............................       $388          $384
Revenue ($mm)..............................................     $298.9        $294.6
Percentage of total revenue................................         89%           82%
SILVER
Ounces sold................................................  7,098,417    12,234,835
Average price realized per ounce...........................      $5.41         $5.40
Average market price per ounce.............................      $5.18         $5.19
Revenue ($mm)..............................................      $38.4         $66.1
Percentage of total revenue................................         11%           18%

Total Revenue ($mm)........................................     $337.3        $360.7

     The increase in gold revenue from 1995 to 1996 was primarily due to higher production resulting from more tons processed at Round Mountain and from more tons processed and higher grades at Kettle River, partially offset by lower production resulting from lower grades and recoveries at McCoy/Cove, lower production resulting from lower grades at Lupin and lower prices realized ($384 per ounce in 1996 versus $388 per ounce in 1995). The decrease in silver revenue was due to lower production resulting from lower grades. As discussed elsewhere, the Company has increased mining and processing volumes at several of its operations to partially offset the effects of lower grades at McCoy/Cove.

     Operating costs include mining and processing costs for gold and silver sold during the year. The most significant of these costs are labor, consumable materials, repairs of machinery and equipment, fuel, utilities and environmental compliance. The cost of transporting personnel and freight to the Lupin mine is also a significant cost for that operation. Operating costs vary with the quantity of gold and silver sold and with the cash operating cost per ounce. In 1996, the average cash operating cost per ounce was $254 compared with $229 in 1995. Cash operating costs per ounce were higher in 1996 reflecting increased mining and processing volumes at several of its operations (partially offsetting lower grades at McCoy/Cove), and increased mining costs per ounce at McCoy/Cove, Round Mountain and Lupin due to mining at deeper levels. Cash operating costs by mine are set out in "Business -- Production and Cost Data."

     Depreciation and amortization expense was $86.5 million in 1996 compared to $89.4 million in 1995. The decrease was primarily due to lower amortization expense. Amortization expense varies with the quantity of gold and silver sold and the mix of production at the four producing mines. The quantity of the Company's proven and probable reserves and other mineralization also affects amortization expense as the Company's investment is amortized over these ounces. The $3.5 million decrease in total amortization expense in 1996 reflects lower silver production. On a per gold ounce basis, amortization was $34 in 1996, compared to $36 in 1995.

     Royalty expense increased by $1.3 million to $9.7 million in 1996 primarily due to higher production at Round Mountain and Kettle River, partially offset by lower production at McCoy/Cove.

     Production taxes decreased to $2.4 million in 1996 compared to $4.3 million in 1995 due to the lower production and higher costs at the Company's Nevada mines. Less cash flow reduces the net profit on which the production taxes are calculated.

     General and administrative costs have increased in 1996 to $13.6 million compared to $12.2 million in 1995, reflecting increased support for the Company's international exploration, business development and permitting activities.

     Exploration expense was $46.6 million in 1996 compared to $46.5 million in 1995 and development expense was $17.0 million in 1996 compared to $23.3 million in 1995. The decrease in development expense in 1996 was primarily due to the reduction in activity and personnel at the Alaska-Juneau development property (decreased cash spending of $2.3 million in 1996 compared to 1995) and lower amortization at the Alaska-Juneau and Kensington properties (decreased amortization of $2.9 million in 1996 compared to 1995).

     Interest and other includes net interest expense of $2.1 million in 1996 compared to net interest income of $4.8 million in 1995, reflecting decreased cash on hand and increased currency financings in 1996. The 1996 amount also includes a $1.5 million accrual related to the Summa royalty litigation offset by a $2.5 million gain on the sale of the Company's investment in Cluff Resources plc and a $1.9 million gain on the sale of the Company's investment in Etruscan Enterprises, Ltd.

     The provision for Alaska-Juneau development property represents the Company's entire remaining investment in the property of $57.1 million and a $20.0 million accrual for estimated reclamation and closure costs. The provision resulted from a new feasibility study concluding that the project as currently designed would not be economically feasible. See "Business -- Alaska-Juneau."

     The provision for the McCoy/Cove pit wall stabilization represents the $30.0 million estimated cost to remove waste rock from an unstable portion of the Cove pit wall. The estimate of the provision is based on a preliminary evaluation of the tons to be removed and the associated costs, both of which will be further refined as McCoy/Cove completes its stabilization plan. See "Business -- Producing Mines -- McCoy/Cove."

     The 1996 net earnings also reflect the absence of dividends on preferred stock of Echo Bay Finance Corp., compared to dividends of $8.5 million in 1995. All of the preferred shares were converted or redeemed during the third and fourth quarters of 1995.

  1995 versus 1994

     The Company had a net loss of $50.1 million in 1995 compared with net earnings of $8.0 million in 1994. The decrease reflects significantly increased exploration and development expenses ($23.3 million), lower precious metal sales ($13.5 million), increased operating costs ($11.1 million), increased environmental expenses at Sunnyside ($11.7 million) and lower silver prices realized ($4.5 million).

     In 1995, the Company generated working capital from operations of $126.7 million, before cash exploration and development expenses, compared with $145.8 million in 1994.

     The Company had revenues of $360.7 million in 1995 compared with $377.6 million in 1994. The decrease in revenue was due to lower production levels at three of the Company's four mines. As expected, lower grade ore was mined at the McCoy/Cove and Round Mountain mines and slower mining at deeper levels of Lupin were only partially offset by higher grade at Kettle River from the new Lamefoot deposit.

     The increase in exploration and development expense reflects a $19.5 million increase in exploration expense to $46.5 million and a $3.8 million increase in development expenses to $23.3 million, for a total increase of $23.3 million. The increase in exploration expense reflects the Company's strategy to undertake a greater program to replace its production sources at the mature McCoy/Cove and Lupin mines. The increase in development expenditures was due to increased intensity of exploration and permitting at the Alaska-Juneau property and was partially offset by reduced expenses at Kensington, which was sold in the second quarter of 1995.

     Operating costs increased for two principal reasons. First, mining in 1995 at Kettle River's Lamefoot deposit involved more costly underground mining versus the open-pit ore mining from other deposits in 1994; however, the grade of ore processed was significantly higher and led to a reduction in cost per ounce. Second, mining costs increased at McCoy/Cove as mining occurred at deeper levels in the pit.

CAPITAL, EXPLORATION AND DEVELOPMENT SPENDING

     Since 1994 the Company has undertaken an expanded program of exploration and development activity focused on building and advancing a pipeline of projects designed to add to the Company's ore reserves and production.

     - In 1996, the Company incurred cash development expense of $13.2 million and cash exploration expense of $43.4 million. Approximately 70% of the exploration expense was incurred outside of the US and Canada. The Company expects to incur $31 million of cash exploration expense in 1997, dependent on gold prices and opportunities, again with approximately 70% of the expenditure outside of the US and Canada.

     - In 1996, the Company capitalized $37.7 million in acquisition and development costs including $11.2 million at Kingking, $6.1 million at Chapada, $6.1 million at Aquarius, and $6.6 million at Paredones Amarillos. For 1997, the Company expects to capitalize $5 million at Kingking and $1 million at Chapada. On its construction programs, in 1997 the Company expects to spend $69 million at Aquarius and $44 million at Paredones Amarillos, which represents its share of the total capital budgets for those projects of $100 million and $67 million respectively.

     Capital expenditures at the Company's operating mines in 1996 were $49.3 million including $7.3 million at McCoy/Cove, which was primarily related to the mill expansion and additional haul trucks to increase mining and processing volumes, $17.5 million at Round Mountain, which primarily related to the mill construction, $15.7 million at Lupin, of which $14.5 million was Ulu development costs, and $8.8 million at Kettle River, which was primarily related to K-2 exploration and development. For 1997, the Company expects a similar level of capital spending, including $23 million related to mill construction at Round Mountain.

     The Company's capital, exploration and development spending has largely been funded by working capital provided by operations and by investment of existing cash balances. Working capital provided by operations before cash exploration and development expenses was $82.3 million in 1996.

     The Company has purchased common shares of exploration-oriented companies that give the Company access to exploration and development prospects along some of the major gold belts of the world, including properties in South America, West Africa and the Philippines. The Company invested a further $8.8 million in these exploration-oriented companies during 1996.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

     Working capital provided from operations amounted to $82.3 million for 1996 compared to $126.7 million in 1995 before incurring cash exploration and development costs of $56.6 million and $60.4 million, respectively. The 1996 results reflect lower silver production levels partially offset by higher gold production levels ($20.4 million), increased operating costs ($8.9 million), increased interest expense ($2.1 million expense in 1996 compared to $4.8 million income in 1995), the absence of 1995's conveyance of Canadian Development Expenses ($4.8 million), and lower gold prices ($3.0 million). Most of the exploration and development spending represents discretionary investments for the future.

     The Company's financing activities provided $77.0 million in 1996. Outflows were $48.3 million, primarily related to gold loan repayments of $38.2 million and Common Share dividends of $10.1 million. The Company had currency borrowings in the amount of $34.7 million, issued $85.8 million of Common Shares in conjunction with the Santa Elina acquisition, and received proceeds of $4.8 million on exercise of stock options.

     The Company expended $189.5 million in investing activities during 1996 for mining properties, plant and equipment ($103.7 million), and the Santa Elina acquisition ($97.1 million), partially offset by the receipt of $13.8 million in cash on the sale of its investments in Cluff Resources plc ($5.5 million) and Etruscan Enterprises, Ltd. ($8.3 million).

     The Company uses hedging transactions to reduce the impact of changes in gold and silver prices, exchange rates, interest rates and certain other commodity prices, but does not actively engage in the practice of trading derivatives for profit. Most of the Company's hedging transactions have no margin requirements. In some instances, however, mainly for longer term forward sales and options, margin deposits are required when the market value exceeds the contract value by a predetermined amount.

     The Company believes it has adequate resources and liquidity to pursue additional acquisition, investment, exploration and development programs:

     - Working capital provided by operations before cash exploration and development expenses was $82.3 million in 1996

     - The Company had $103.2 million in cash at December 31, 1996

     - The Company had $111.5 million in unutilized credit facilities at December 31, 1996

     - The Company is in the process of obtaining commitments for a new $75 million unsecured credit facility to finance a portion of the construction costs at Aquarius

     - The Company is in negotiations with respect to a $36 million non-recourse (except for a completion guarantee of the Company) project loan to finance a portion of the construction costs at Paredones Amarillos

     - The Company has purchased common shares of exploration-oriented companies that give the Company access to exploration and development prospects. As of December 31, 1996, the quoted market value of these investments was $34.3 million

     - The Company received proceeds of $63.3 million in the first quarter of 1997 in connection with the repurchase of its 218,000 ounce gold commitment, which hedged its $83.8 million bond obligation, and the repurchase of all of its gold and silver forward sales positions, consisting of 654,000 ounces of gold and 8.5 million ounces of silver

     - The net proceeds of the sale of the Securities in the Offering are estimated to be $96.7 million after deducting estimated underwriting commissions and other expenses of the Company

     The estimated net proceeds of the sale of the Securities of $96.7 million, together with the $63.3 million of cash proceeds received on the 1997 repurchase of the Company's gold swap and gold and silver forward positions, will be used to repay an $83.8 million bond obligation and approximately $2.0 million of unamortized discount and prepayment penalty related thereto, and a $28.0 million debenture, with the balance added to the Company's cash on hand. After these adjustments, the Company's December 31, 1996 cash and cash equivalent balance would be $149.4 million.

                                    BUSINESS

     The Company is a major North American gold mining company with interests in four operating mines, two new gold mines under development, and a number of active exploration and development projects. The Company mines, processes and explores for gold, and also produces a significant amount of silver. Certain of its development properties also include copper mineralization. In 1996, the Company produced a total of approximately 769,000 ounces of gold and 7,100,000 ounces of silver. As of December 31, 1996, the Company reported proven and probable ore reserves of 8,573,000 ounces of gold and 53,858,000 ounces of silver, as well as other mineralization consisting of 283.5 million tons at a grade of 0.019 ounces of gold per ton, 1.5 million tons at a grade of 1.36 ounces of silver per ton and 225.5 million tons at a grade of 0.46% copper.

     The Company conducts exploration activities in North America, Central and South America, the Philippines, Africa and other developing countries. The Company holds varying ownership interests in a number of strategic partnership and joint-venture arrangements around the world. These interests include a 60% ownership of the Paredones Amarillos project in Mexico, a 51% ownership of Santa Elina Gold Corporation ("Santa Elina") (which has one active development project and three advanced exploration projects in Brazil), and an option to acquire up to a 75% interest (through various foreign subsidiaries and alliances with Filipino associates) in the Kingking properties in the Philippines. The Company is advancing over 20 other projects around the world that are in various stages of exploration and development. The Company believes that its pipeline of projects will serve as a platform for significant future growth.

     In 1996, the Company achieved revenues of $337.3 million and working capital from operations (before cash development and exploration expenses) of $82.3 million, and incurred a net loss of $176.7 million after taking into account provisions totaling $107.1 million related to the write-off of and provision for the Alaska-Juneau development property and the provision for the McCoy/Cove pit wall stabilization. As of December 31, 1996, the Company had a debt position, net of cash, of $79.7 million. On a pro forma basis after giving effect to the closing of the Company's entire gold and silver forward sales position in January 1997, this net debt position would have been $16.4 million.

     In January 1997, the Company announced its decision to proceed with the construction of new mines at Aquarius in Canada and Paredones Amarillos in Mexico (subject to completion of permitting and financing arrangements at each property and obtaining adequate sources of water at Paredones Amarillos). The Company's share of the initial capital required for the construction of these mines is $167 million, and the Company is in the process of negotiating bank financing commitments for these projects.

     In 1997, the Company expects a number of developments including:

     - Production of approximately 700,000 to 725,000 ounces of gold

     - Further exploration drilling at depth at the Round Mountain and McCoy/Cove mines in Nevada

     - Exploration drilling for extensions of the Lamefoot and K-2 deposits at the Kettle River mine in Washington

     - Completion of a mill facility at Round Mountain

     - Further development of the Ulu gold deposit at the Lupin project in Canada

     - Commencement of construction at the Aquarius project in Canada

     - Commencement of construction at the Paredones Amarillos project in Mexico

     - Completion of a preliminary feasibility study at the Kingking project in the Philippines

     - Completion of a detailed feasibility study of the Chapada development property and the Sao Vicente property, both in Brazil

     - Preparation of initial feasibility studies at the Fazenda Nova and Sao Francisco projects, both in Brazil

     - Completion of a feasibility study on the Guapore hydroelectric power plant in Brazil

     See "Risk Factors -- Disclosure Regarding Forward-Looking Statements."

OVERVIEW OF MINING AND RECOVERY PROCESSES

     Once ore is mined, one of two processes are used to recover its gold content. Milling is the traditional method of recovering gold from ore. McCoy/Cove, Lupin and Kettle River use milling as will Aquarius and Paredones Amarillos. In McCoy/Cove's process, blasted ore, which ranges in size from powder to boulders as large as five feet across, is crushed and ground to the consistency of fine sand. Steel balls tumble with the ore and water inside huge rotating drums, pulverizing the ore and liberating most of the gold and silver. After grinding, sulfide ores need two extra steps, flotation and regrinding, whereas oxide ores do not. Flotation is a method of concentrating sulfide ores. Oxide ores, sulfide ore underflows, and reground sulfide concentrates all go to large leaching tanks, where a cyanide solution dissolves the gold and silver from the solids. After 36 to 96 hours, zinc powder is added to the "pregnant" leach solution. This precipitates the gold and silver from the solution in the form of metallic powder. The powder is collected on filters and smelted into bullion bars. The bars are shipped to refineries for further processing into the pure metals.

     Heap leaching is a low-cost gold recovery process that can only be successfully applied to certain oxidized, permeable ores. It has a lower recovery rate than milling but is a less expensive process. Heap leaching is particularly suited to large, low-grade oxide ore deposits. Both Round Mountain and McCoy/Cove use heap leaching. In Round Mountain's process, ore is reduced to less than three-quarters of an inch in size. After being loaded onto the impermeable leach pad, the ore is sprinkled for approximately 110 days with a weak sodium cyanide solution. This penetrates the ore, dissolving the almost-microscopic bits of gold and silver. At the end of the leach cycle, the leached ore is washed with water and drained. The pregnant solution is pumped through a series of tanks containing activated carbon, which removes the gold and silver from the cyanide solution. The "barren" solution is recycled back to the leach pads. The gold and silver are stripped from the carbon, forming a highly concentrated solution. The carbon is regenerated and returned to the adsorption circuit. The precious metals in the concentrated solution are electrolytically deposited on steel wool cathodes in the electrowinning cells. The gold precipitated on the cathodes is then placed into an electrorefining cell, where the gold is plated out in the form of foil. The foil is fire-refined into dore bars for final processing into pure gold and silver.

PRODUCING MINES

  Round Mountain

     Background and History. Round Mountain is the Company's largest source of gold reserves and its second largest source of production. Located in Nye County, Nevada, the mine is an open pit heap leaching operation. The Company owns an undivided 50% interest in and operates the mine. The Company acquired its interest and became the operator in 1985. The Company's partners are Homestake Mining Company and Case, Pomeroy & Company, Inc., each of which owns 25% of the joint venture. Round Mountain is one of the largest open pit heap leach gold mines in the world. At December 31, 1996, Round Mountain's proven and probable reserves were nine million ounces of gold (the Company's share, 4.5 million ounces) grading 0.019 ounces per ton. Since the Company acquired its interest in Round Mountain in 1985, the project has produced almost 3.8 million ounces of gold. Under the current mine plan, the project has sufficient reserves to continue at current production levels for 15 more years.

     Operations. Gold recovery from ore occurs from three independent recovery operations: crushed ore leaching (reusable pad); run-of-mine ore leaching (dedicated pad); and gravity concentration. Beginning in 1993 the Company began processing the lower-grade ore on the run-of-mine leach pads.

Recovery rates for crushed ore have increased and lower-grade ore and some materials previously hauled to the waste dumps are being leached on the run-of-mine leach pads. In 1997, a mill also will be used to process ore as discussed below. Gravity concentration is applied only to very high grade ore containing coarse gold. A 500 ton per day gravity recovery plant was constructed in 1992 to process ore from a small but very high grade vein excavated within the main Round Mountain ore body. The gravity plant is expected to produce approximately 8,000 ounces in 1997.

     Currently, gold recovery occurs almost entirely from heap leaching. This ore is leached for approximately 110 days, rinsed, removed and placed on the dedicated leach pad, and releached there. Most of the contained gold is released on the reusable pad within the first 90 days, but Round Mountain has determined that sufficient gold values remain to justify additional leaching on the low-cost dedicated pad over a period of years.

     Lower-grade ore and ore removed from the reusable leach pad is transported to a dedicated run-of-mine leach pad. Ore is placed in 50 foot thick layers for leaching. After completion of an initial leaching cycle of approximately 100 days, additional layers of ore are placed until the heap reaches an ultimate height of 300 feet. The dedicated leach pad is constructed in phases as capacity is needed.

     Recent Developments and Outlook. In 1996 Round Mountain produced 410,974 ounces of gold (the Company's share, 205,487 ounces), an increase of approximately 19% over 1995, at a cash operating cost of $221 per ounce. Production in 1997 is expected to be approximately 380,000 to 400,000 ounces of gold (the Company's shares, 190,000 to 200,000 ounces). In 1996, construction began on a $68 million (Company's share, $34 million), 8,000 ton per day mill that will permit recovery of approximately 85% of the gold contained in non-oxide ores. Significant quantities of ore are being stockpiled in anticipation of the mill's completion in 1997.

     In 1995, completion of a two-year, drilling program added more than two million ounces to Round Mountain's reserves (the Company's share, 1.0 million ounces). Additional drilling targets were identified in 1996 and in 1997, and the joint venture is evaluating targets at depth and initiating a new grassroots exploration effort on the claim block.

  McCoy/Cove

     Background and History. McCoy/Cove is the Company's largest source of gold production and one of the largest silver producing mines in the world. The operation combines large-scale open pit mining operations with both heap leach and mill recovery processes. The McCoy mine is located in Lander County, Nevada, about 30 miles from the town of Battle Mountain. The Cove deposit is one mile northeast of the McCoy deposit. At year-end 1996, McCoy/Cove had proven and probable reserves of 1.2 million ounces of gold at an average grade of 0.033 ounces per ton and 53.9 million ounces of silver at an average grade of 1.52 ounces per ton. Originally acquired by the Company in late 1986, McCoy was the only deposit known to exist on the property at that time. Three months later, the Company discovered the Cove deposit a mile away. This second deposit contained large quantities of both gold and silver. Since its acquisition in 1986, McCoy/Cove has produced more than 2.6 million ounces of gold and 60 million ounces of silver. The majority of the ore remaining at the Cove deposit is sulfide ore.

     Operations. In order to achieve economies of scale and contain unit costs per ton, large-volume mining methods are employed at McCoy/Cove. The Company currently mines McCoy/Cove at a high rate in order to minimize the time and expense required to keep the Cove pit dewatered. Because the mining rate exceeds the capacity of the mill and heap leach operations, the Company is stockpiling ore to be milled and heap leached at a later date. Over 75% of the gold recovered at McCoy/Cove in 1996 was processed through the mill. The balance of gold recovered at McCoy/Cove is processed using the heap leaching method.

     Recent Developments and Outlook. In 1996, McCoy/Cove produced 271,731 ounces of gold at a cash operating cost of $271 per ounce and 7.1 million ounces of silver. In 1996, the McCoy/Cove mill was expanded from 7,500 tons per day to 10,000 tons per day, increasing economies of scale and increasing the retention time for the treatment of sulfide ores, enhancing recoveries. This helps maintain production levels and to contain increasing operating costs per ounce as grade has declined. Also in 1996, the Company recorded a $30 million provision related to the estimated costs to remove waste rock from an unstable portion of the Cove pit wall.

     The Company expects to produce approximately 210,000 to 220,000 ounces of gold at McCoy/Cove in 1997. Silver production is expected to be about the same as in 1996. While mining at the Cove deposit is expected to be completed in 1999 and processing of the stockpiles in 2001, exploration continues on the claim block and in the surrounding areas. Neither of the McCoy or Cove deposits have been fully explored at depth. Management intends to undertake further drilling in 1997. Alternatives are also being evaluated for further utilizing the equipment, facilities and know-how that exist at this site as well as capitalizing further on the land package associated with McCoy/Cove.

  Lupin

     Background and History. The Lupin mine contains the highest average ore grade of the Company's four operating mines. The Lupin mine began production in 1982. The main Lupin mineral lease, which covers 6,997 acres, was renewed in 1992 and expires in 2013; additional mineral leases covering 9,702 acres, expire in 2009. In addition, the Company has taken all steps necessary to renew the Lupin surface leases which cover most of the above acreage and expired in March 1996. The Company expects such renewal to be granted by the applicable governmental authorities, though the terms of the renewed leases may include modified terms relating to reclamation and other environmental matters. Lupin is an underground operation located 250 miles northeast of Yellowknife in the Nunavut Settlement Area of the Northwest Territories of Canada, 56 miles south of the Arctic Circle. In 1995, Echo Bay acquired the Ulu deposit, located approximately 100 miles north of Lupin as a prospective satellite operation to extend Lupin's operating life. The Company intends to build a winter road to haul ore mined at Ulu to the Lupin mill for processing. As of December 31, 1996, proven and probable reserves at Lupin were 443,000 ounces of gold at an average grade of 0.281 ounces per ton. Lupin also has 1.5 million tons of other mineralization at an average grade of 0.297 ounces of gold per ton. In addition, the Ulu property has about 1.9 million minable tons of other mineralization at an average grade of 0.320 ounces of gold per ton.

     Operations. The Lupin mine is the northernmost gold mine in the world outside of Russia. A highly mechanized underground mine, Lupin operates 365 days a year despite harsh weather conditions. Most of its supplies are trucked to the remote site over a 360-mile winter road built across the frozen lakes between Yellowknife and Lupin. The road is open for only 10 weeks a year. During that time, standard tractor-trailers haul in a year's supply of diesel fuel, cement for backfilling, chemical reagents, steel grinding media, explosives and other supplies -- over 74,000 tons in 1996.

     The ore mined at Lupin is crushed underground on three levels and is then hoisted to the surface, where it is fed to the mill. Access to the Lupin underground mine, removal of ore and waste, and movement of personnel within the mine is by a shaft developed to a depth of 3,970 feet and by a ramp driven to a depth of 4,260 feet. The ore in the Center and East Zones has been mined by the sub-level, long-hole open stopping method. Mining of the narrower West Zone has also been by the long-hole open stopping method, although it has been a more costly zone to mine than the Center Zone. In 1995, Lupin incorporated "paste fill," which is comprised of mine tailings and cement, into the stopping sequence. The ore grade at Lupin declines with depth, and the deposit becomes more erratic. The Center Zone of the three-zoned ore body also tends to be narrower. Additional ground support is required and longer truck haulage distance is a factor as the depth increases. The Company has changed its mining techniques and backfill process to address the challenges of mining at depth. During 1997, shrinkage and mechanical cut and fill mining techniques will be investigated and tested.

     Recent Developments and Outlook. In 1996, Lupin produced 166,791 ounces of gold at a cash operating cost per ounce of $299. In 1996, the Company began a two year, $19 million exploration program to further explore and develop the Ulu deposit. Ulu ore is expected to be hauled to Lupin for processing beginning in 1999, depending on successful permitting and development. Supplemental ore from the Ulu deposit is expected to offset a reduction in the tons mined at Lupin in future years.

     In 1997, Lupin production is expected to be 160,000 to 170,000 ounces of gold. The Company holds all of the mineral rights on 16,699 acres in the region, and continues to explore for gold in the region.

  Kettle River

     Background and History. The Kettle River mine had the Company's lowest per ounce operating cost in 1996. A full year of mining from the higher-grade Lamefoot deposit resulted in a 24% increase in production and a 13% decrease in cash operating costs over 1995. The Kettle River properties are located in the State of Washington and cover approximately 13,665 acres through patented and unpatented mining claims and fee lands. As of December 31, 1996, proven and probable reserves at Kettle River were 370,000 ounces of gold at an average grade of 0.186 ounces of gold per ton. Other mineralization is 282,000 tons at an average grade of 0.181 ounces of gold per ton.

     Development of the Lamefoot deposit began during 1992. By December 1994, 17,500 feet of drifting had been completed. Lamefoot achieved full production in June 1995, at a rate of 1,500 tons per day. During 1996, underground exploration and development was undertaken on the K-2 deposit to confirm the results of surface drilling. K-2 added 139,000 ounces to Kettle River's reserves at year-end 1996 and has potential for further expansion.

     Operations. Kettle River is made up of a series of deposits feeding a central mill. The fifth deposit to be mined, Lamefoot, provided the majority of the ore processed in 1996. Four deposits have already been mined out as planned, and the Company's land reclamation programs are well under way at all four. Longhole open stoping is utilized as the mining method, with delayed backfill. Zones with ore widths of 50 feet utilize cemented backfill in primary stopes and unconsolidated fill in secondary stopes. Zones under 50 feet in width are filled with unconsolidated fill. Ore is removed from the stopes using remote control muckers and hauled to the surface using 26-ton haul trucks. Cash operating cost at Kettle River was $201 per ounce of gold in 1996. Production at K-2 commenced in January 1997. The mining method is similar to Lamefoot, longhole open stoping, but due to the narrow widths, cemented fill is required in the South Zone.

     Recent Developments and Outlook. In late 1996, the mill increased operations from five to seven days per week, maximizing mill capacity at 2,000 tons per day. The increased production capacity will partly offset the lower ore grades planned for processing in 1997. In 1997, the Company plans to undertake an underground exploration drill program that will investigate a northern extension of the same structures it is mining currently at Lamefoot and will also conduct further exploration at the K-2 deposit.

     The Company will investigate other targets identified in the surrounding area. The Company has identified and mined or begun mining at six successive deposits in the Kettle River area. The Company believes the potential remains good for the discovery of more deposits. Total production for 1997 is expected to be 130,000 to 140,000 ounces of gold.

EXPLORATION AND DEVELOPMENT PROJECTS

  Aquarius

     Background and History. The Aquarius project located in the Timmins gold district of Ontario, is one of the first results of the exploration and development program that the Company instituted two years ago. The project is located in the Macklem township 40 kilometers east of Timmins, Ontario, Canada. Aquarius had 1.3 million ounces of proven and probable gold reserves at December 31, 1996, grading 0.059 ounces per ton. If no other reserves are located, the site would have a project life of seven years, based on anticipated production rates and the existing mine plan.

     Operations. The first significant stage of mining will be removal of the clay and sand overburden. The rock mining stage will produce all of the ore to be milled. The ore will be crushed in three stages so that approximately 80% of the ore will be less than 3/8 inch in size. The mill will contain both gravity and leach circuits. Two centrifugal separators will process the ore that is amenable to recovery by gravity separation techniques. A ball mill and a series of six agitated cyanide leach tanks will process the remaining ore. The mill has been designed to process 8,300 tons per day. Metallurgical work performed to date indicates that these processes are expected to recover 95% of the contained gold.

     In order to reduce the costs of pumping water out of the pit, the Company will use a process used successfully in construction and underground mining for many years. The process involves the creation of a "freeze wall" perimeter around the pit. Refrigeration stations will circulate super-cooled brine (salt water) through a series of pipes from surface to bedrock, freezing the ground. The barrier of frozen ground will act to redirect subsurface water away from the pit, thereby reducing the need for further pumping. The Company expects that it will take approximately four months for this process to entirely freeze the wall to prevent water from leaking through the glacial overburden. Once established, the freeze wall can be maintained for the life of the mine at considerably less cost than continuously pumping water out of the pit. Initial capital cost for Aquarius is estimated to be $100 million which the Company expects to finance with a $75 million unsecured credit facility, existing working capital and operating cash flow.

     Construction activities scheduled for the summer of 1997 will be allowed to proceed prior to the completion of the required review under the Canadian Environmental Assessment Act. The draft environmental assessment document is expected to be submitted in March 1997 with agency review expected to be completed by August 1997, enabling construction of all facilities as scheduled.

     Recent Developments and Outlook. Management intends to begin construction of the mill in 1997 and begin production in late 1998. The average annual production rate is expected to be approximately 166,000 ounces, with average cash operating cost expected to be $218 per ounce over the life of the current reserves, which is lower cost than all but one of the Company's mines in 1996. The foregoing production and cost estimates are subject to annual variation due to ore grade and other factors. Further exploration potential exists on this 6,987 acre property. Targets have been identified to both the east and west of the existing ore body. The Company intends to begin drilling these targets in 1997. See "Risk Factors -- Disclosure Regarding Forward-Looking Statements."

  Paredones Amarillos

     Background and History. Upon construction, Paredones Amarillos is expected to be one of the largest gold mines in Mexico. Like Aquarius, it is one of the early results of the Company's recent exploration efforts. The Company owns 60% of the project which is located in the Mexican state of Baja California Sur. The remaining 40% of the project is owned by subsidiaries of Viceroy. As of December 31, 1996, Paredones Amarillos had 1.3 million ounces of proven and probable gold reserves (the Company's share, 775,200 ounces) at an average grade of 0.032 ounces per ton.

     Operations. The project will be an open pit mine, using blasting followed by conventional open pit methods. Ore will be delivered to a primary gyratory crusher, then further reduced by a grinding mill and two ball mills. Following a whole-ore-leach circuit, gold will be recovered using a carbon adsorption-desorption recovery process. The mill has been designed to process 10,000 tons per day. Paredones Amarillos will recycle the mill effluent back into the recovery circuit. Most of the key chemicals not consumed by recovery can be reused. The gold recovery rate at this project is expected to be 91%. The project has an estimated capital cost of approximately $111 million (the Company's share, $67 million). The Company expects to finance its share with a $36 million non-recourse (except for a completion guarantee of the Company) project loan (subject to arrangement of satisfactory terms), existing working capital and operating cash flow.

     The environmental impact statement was submitted to the regulatory authority in September 1996. Approval is currently expected in the second quarter 1997. Additional approvals will be required for the access road, power line, tailings impoundment and water distribution systems. The Company currently expects that these approvals will be obtained on a basis that will allow construction of these facilities to proceed as planned. An operating permit will be required after start-up of the mill, to confirm that construction of facilities was in accordance with previous approvals.

     Recent Developments and Outlook. The mining plan indicates average annual gold production of approximately 128,000 ounces of gold (the Company's share, 77,000 ounces). Average cash operating cost is expected to be $223 per ounce, similar to Aquarius. The foregoing production and cost estimates are subject to annual variation due to ore grade and other factors. In January 1997, the Company announced its plans to proceed with construction of the Paredones Amarillos project, subject to project financing, on Viceroy approving the project and obtaining its share of financing, and obtaining an adequate source of water. The joint venture expects to start construction in July 1997 and commission the plant in August 1998. The first full year of operations is expected to be 1999. In addition to the 1.3 million ounces of gold in reserves, mineralization continues below and to the east of the planned pit. As mining progresses, the Company will evaluate the potential to mine this area from an underground ramp at the bottom of the pit. In addition to the underground potential, other surface targets have been identified for drilling on the 31,500-acre land position. See "Risk Factors -- Disclosure Regarding Forward-Looking Statements."

  Kingking

     Background and History. The Company believes that the Kingking project has the potential to be one of the largest opportunities in its project pipeline. During 1995, the Company and TVI formed alliances with Filipino corporations to create KMI. KMI has signed an option agreement to acquire a 100% interest in the Kingking project from Benguet after completion of a bankable feasibility study. The option agreement provides for the payment of $67 million to Benguet if the option is exercised on or before April 1998. KMI may delay expiration of the option until April 1999 by making monthly payments during the delay period of up to $10.5 million in the aggregate. A contingent payment of up to $18 million also would be payable if there were an increase in mineralization of Kingking over the gold mineralization outlined in Benguet's pre-feasibility report. The Company and its Philippine associates have an initial interest in the option of 75%, but the agreements provide for the acquisition and disposition of interests such that the interests of the Company and its Philippine associates ultimately could be between 60% and 100% of the Kingking project. The Kingking deposit is located in southeastern Mindanao Island, about eight miles from the town of Pantukan on the Gulf of Davao. Based on a pre-feasibility report prepared by Benguet in March 1994, Kingking has approximately 225 million mineable tons of mineralized material (the Company's and its Philippine associates' share, 169 million tons) at average grades of 0.017 ounce of gold per ton and 0.47% copper.

     Mine Development and Operations. In 1995, KMI began an extensive two-year advanced exploration and confirmation drilling program. An updated feasibility study is expected to be completed by KMI in the second quarter of 1997. Drilling within the confines of the mineralized area outlined by Benguet indicates significantly more tons are being found at similar or slightly lower grades than those outlined by Benguet's earlier work. Drilling on step-out targets to identify potential extensions of the main deposit or satellite deposits is continuing in the Casagumayan and Tiogdan areas where earlier work indicated there is material richer in gold and leaner in copper. Mapping, sampling and drilling are under way at two other targets, Binutaan and Diat.

     The Benguet initial pre-feasibility report contemplates open pit mining at Kingking followed by processing through a concentrator and solvent extraction/electrowinning copper treatment plant. Alternative processing methods are being considered by KMI. On August 24, 1995, the Company purchased a 1 1/2% basic royalty (effectively a net smelter return royalty) on the Kingking property from Nationwide Development Corporation for $15 million, payable as follows: $3 million in 1995; $3.3 million in 1996; $2.7 million in 1997; and $6 million in 1998. Including the Company's royalty, the Kingking property is subject to a 6 1/2% net smelter return royalty for the first seven years of production, 4 1/2% for the following eight years, and 5 1/2% thereafter.

     The Company capitalized $11.2 million of expenditures in 1996 and $2.9 million in 1995 related to the two-year work program. The Company expects to capitalize another $5 million of expenditures in 1997. The Company also incurred acquisition costs of $28.8 million in 1995.

     Recent Developments and Outlook. In 1996, KMI further explored the deposit with 149,000 feet (45,400 meters) of additional exploration and confirmation drilling. Once all of the detailed data generated by the drilling is analyzed, as well as the results of mapping, sampling and metallurgical test-work, an initial feasibility study will be completed. The current target date for completion of this work is the second quarter of 1997. In this feasibility study, preliminary economics will be applied to the geological information. This will help the Company to determine what part of the mineralization could be economically recoverable. It will also identify alternative processing methods and preliminary production rates, operating costs and capital costs for the project. Based on the outcome of the initial study, KMI could expect to complete a detailed feasibility study in late 1997 or early 1998. KMI's construction and production decision is dependent on the successful completion of additional drilling and metallurgical testing, the completion of a final feasibility study, the exercise of KMI's purchase option, the issuance of appropriate permits and the ability of KMI to obtain required financing. In addition, depending on the size and mineralization of any Kingking development project, the Company may determine to seek a partner to provide financing and/or to act as operator of the project.

  Santa Elina

     Background and History. Santa Elina provides the Company with access to several promising exploration and development opportunities as well as one of the largest exploration land positions in Brazil. In 1996, the Company completed a series of transactions with Santa Elina and Sercor to increase its ownership of the outstanding common shares of Santa Elina from 7% to 50% (now 51%). Central to the assets of Santa Elina is a land position of over 96,000 square miles (25 million hectares) under application. Much of this land is located on known, but not extensively explored, gold belts throughout Brazil. Santa Elina's management team (headed by Echo Bay's former Executive Vice President, Robert C. Armstrong) is completing initial and final feasibility studies on several advanced properties and prioritizing the exploration program to maximize the value of the other assets. Exploration joint ventures are being considered with qualified third parties where appropriate. The Company's ownership of Santa Elina provides access to several large development opportunities in Brazil. These include:

     Chapada Development Property. The Chapada property is a large, low-grade copper-gold deposit located in Goias State, Brazil. Other mineralization at the site is estimated to be 113 million mineable tons at average grades of 0.012 ounces of gold per ton and 0.43% copper. It is 83%-owned by Santa Elina. The Company currently owns, indirectly, 42.3% of Chapada. Separately, the Company also has an option entitling it to increase its ownership interest in Chapada to 67%. Chapada was originally investigated as a copper property. The focus now is on copper-gold. In 1996, Santa Elina completed over 120,000 feet of advanced exploration drilling. The goal was to confirm and expand the mineralization identified at the site. During 1996, more tons of ore were outlined at about the same or slightly lower grades. This material will be added to the evaluation of the mineralization and incorporated into a detailed feasibility study, currently expected to be completed in the second quarter of 1997.

     Other Santa Elina Properties. Santa Elina owns 83% (the Company's share, 42.3%) of each of Fazenda Nova, a gold exploration property located in central Brazil; Sao Francisco, a gold exploration property located near the border between Brazil and Bolivia; and Sao Vicente, a low-grade open-pit gold mine and mill in western Brazil, which is currently shut down.

     - During 1996, five drills were active at the Fazenda Nova site. At Lavrinha, the first target drilled, work identified a near-surface, oxidized, low-grade gold deposit. In 1997, Santa Elina will prepare a feasibility study on Lavrinha. If the economics are favorable, this target could be developed as a small open-pit mine using heap leach processing. Exploration will continue on targets identified on a large, associated land package for additional deposits that could be processed in the same low-cost manner.

     - During late 1996, four drills worked at the Sao Francisco site to better define the mineralization. Initial metallurgical testing indicates good gold recoveries from heap leaching. The information being gathered will be incorporated into an initial feasibility study, currently scheduled for completion in the third quarter of 1997.

     - Santa Elina expects to complete a detailed feasibility study on heap leaching at the Sao Vicente mine in early 1997. Santa Elina also will evaluate a higher grade underground target in 1997. This property's existing open site mine and mill operations were temporarily suspended in January 1997 and the mine will be reopened only if the new study shows that the mine can be operated profitably.

     Santa Elina also holds an 83% interest in a concession to construct and operate a hydropower plant proposed for the Guapore River. Santa Elina is negotiating the terms of turnkey construction and operating agreements and related project financing for the hydropower project.

  Other Exploration Projects

     The Company continues to add new prospects to its pipeline of projects in various stages of exploration and development. New projects are needed to replace those, like Aquarius and Paredones Amarillos, where construction decisions have been made and others, such as Alaska-Juneau, that do not prove to be economic. To continually expand and upgrade its project pipeline, the Company actively engages in strategic alliances and joint ventures with a number of small, entrepreneurial and exploration-oriented companies. These relationships often provide early access to gold properties and reduce the capital cost requirements of a global exploration and development program. Prospects in the Company's current project pipeline include:

     Dolores, Mexico. The Company established a strategic alliance and joint venture with Minefinders Corporation, the exploration company that holds the property. The Company can earn a 60% interest in this property. Drilling began on the Dolores project in Mexico in August 1996. Results so far are positive; of the first 30 holes drilled, 24 encountered gold mineralization. The Company believes that Dolores hosts a large epithermal gold system. Trenching and sampling to date identified at least three zones along a two-mile mineralized section, only a small portion of which has been drilled. The current phase of drilling includes at least 50 more holes as well as additional detailed mapping, sampling and metallurgical test work.

     Kilgore, Idaho. In late 1996, the Company increased its interest in Kilgore to 100%. With mineralization already defined at one target and at least seven other targets still to investigate, the property has excellent potential. The mineralization defined is associated with only one target in a significant mineralized system. Additional mineralization is necessary from one or more of the other targets to be sufficient to support a central processing facility.

     West Africa. In West Africa, the Company has a 50% interest in the Youga and Bitou exploration concessions in Burkina Faso as well as the adjacent Nangodi concessions, located directly across the border in Ghana. The Company's joint venture partner is Ashanti Goldfields Company, which is the operator. The properties cover a large mineralized system where local miners have been digging high-grade gold with hand tools for years. The Company targets the "halos" of low-grade but large-volume mineralization surrounding these excavations. Mapping, sampling and drilling are continuing at a number of locations on the 1,309 square miles that constitute these properties. Gold mineralization was present in 16 of the first 19 core drill holes completed on one target at Youga. The 1997 drill program includes more holes on this target as well as additional targets recently identified.

     Peru. Positive preliminary results at Huaco Cucho, a joint venture property in Peru, resulted in the Company establishing a similar joint venture with the owner of the adjacent Patacancha claims. The Company's target is several high-grade gold structures with lower-grade disseminated gold surrounding them. In 1996, the Company completed extensive mapping, sampling and approximately 6,500 feet (2,000 meters) of drilling. Six significant structures were identified between the two properties. The Company can earn a 50% interest in each property.

     Expansion of Existing Operations. The Company's exploration geologists are actively investigating additional opportunities at the mines it already operates or plans to build. Exploration prospects are always given a high priority when located near one of the Company's existing or future operations. K-2 was the sixth deposit discovered at Kettle River. The Company is already exploring Lamefoot North and an extension of K-2, and its search for a seventh separate deposit is ongoing. At Round Mountain and McCoy/Cove, targets at depth will be drilled in 1997. Further exploration will be conducted at Ulu. At Aquarius in Canada, two additional targets have been identified and are being investigated. At Paredones Amarillos in Mexico, geological mapping continues and a geochemical stream sediment survey will be conducted in 1997.

     Other Projects. During 1996, the Company also entered into additional strategic alliances and joint ventures on a number of other early-stage exploration properties. The Company has strengthened its presence in Mexico, Brazil, Canada and the United States (particularly in Nevada). At December 31, 1996, the Company's exploration and development portfolio had over 30 properties, 17 of which were strategic alliances or joint ventures.

ALASKA-JUNEAU

     At December 31, 1996, the Company wrote off its entire remaining investment in the Alaska-Juneau project of $57.1 million, and established a reserve of $20 million to cover estimated reclamation and closure responsibilities. Actual spending related to reclamation and closure costs may differ from the current estimate of $20 million. The provision for future reclamation and closure costs is reviewed periodically and adjusted as additional information becomes available. Alaska-Juneau's reserves of 3.4 million ounces and other mineralization of 30.1 million tons at an average grade of 0.052 ounce of gold per ton were removed from the Company's total gold reserves and other mineralization as of December 31, 1996.

     The Company's decision to write off its entire remaining investment in the Alaska-Juneau project resulted from a new feasibility study completed in December 1996. The study was based on a new mine plan incorporating extensive geological information from a two-year underground drilling program. The significantly increased information indicated much less minable material at only a marginally higher grade. The new mining plan developed from this information incorporated narrower mining zones than previously planned, a reduced scale of operations and higher-cost mining methods. The reduced mineralization and higher operating costs could not be offset by savings from submarine tailings disposal. In total, these factors rendered the project uneconomic as currently designed.

PRODUCTION AND COST DATA

     The following tables set forth, for the fiscal years indicated, the Company's gold and silver production at its producing mines and the costs associated with that production. See also "Selected Financial Data."

                    PRODUCTION AND CASH OPERATING COST DATA

                                                                              CASH OPERATING
                                             PRODUCTION (OUNCES)             COST PER OUNCE(1)
                                     -----------------------------------   ---------------------
                                       1996         1995         1994      1996    1995    1994
                                       ----         ----         ----      ----    ----    ----
GOLD
Round Mountain(2)..................    205,487      172,217      211,752   $ 221   $ 195   $ 176
McCoy/Cove.........................    271,731      310,016      359,360     271     217     194
Lupin..............................    166,791      172,110      180,052     299     296     274
Kettle River.......................    124,910      100,419       66,782     201     230     253
                                     ---------   ----------   ----------   -----   -----   -----
     Total gold....................    768,919      754,762      817,946   $ 254   $ 229   $ 209
                                     =========   ==========   ==========   =====   =====   =====
SILVER
     Total silver (all
       McCoy/Cove).................  7,102,348   11,905,806   10,443,151   $3.60   $2.94   $2.66
                                     =========   ==========   ==========   =====   =====   =====

                 PRODUCTION COSTS PER OUNCE OF GOLD PRODUCED(1)

                                                              1996    1995    1994
                                                              ----    ----    ----
Direct mining expense.......................................  $262    $231    $202
  Deferred stripping and mine development costs.............    (9)      1       4
  Inventory movements and other.............................     1      (3)      3
                                                              ----    ----    ----
Cash operating costs........................................   254     229     209
  Royalties.................................................    11       9      10
  Production taxes..........................................     3       5       7
                                                              ----    ----    ----
Total cash costs............................................   268     243     226
  Depreciation..............................................    64      61      56
  Amortization..............................................    34      36      33
  Reclamation and closure...................................     7       6       5
                                                              ----    ----    ----
          Total production costs............................  $373    $346    $320
                                                              ====    ====    ====

---------------

(1) Effective January 1, 1996, the Company adopted the "Gold Institute Production Cost Standard" for reporting production costs on a per ounce basis. This standard defines cash operating costs as those costs directly associated with the mining and milling of gold and silver, adjusted for such items as changes in in-process inventories. Other cash costs, specifically royalties and production taxes, are defined as those costs resulting from, but not directly related to, the production of gold and silver. Non-cash costs are defined as costs accounted for ratably over the life of an operation, including depreciation, amortization, and reclamation costs.

    Prior period per ounce costs have been restated to conform with the new standard.

(2) Represents the Company's 50% share of production at Round Mountain.

PROVEN AND PROBABLE ORE RESERVES

     The following table presents proven and probable ore reserves by property as of December 31 of the years indicated. These reserves were estimated by the Company and, in the case of Aquarius and Paredones Amarillos, the Company's reserve estimation methodology was verified by an external geological consultant. See "Experts."

                                                     1996                          1995          1994
                                 --------------------------------------------   -----------   -----------
                                           AVERAGE                 CONTAINED     CONTAINED     CONTAINED
                                            GRADE     CONTAINED   OUNCES (THE   OUNCES (THE   OUNCES (THE
                                           (OUNCES     OUNCES      COMPANY'S     COMPANY'S     COMPANY'S
                                  TONS     PER TON)    (100%)       SHARE)        SHARE)        SHARE)
                                 -------   --------   ---------   -----------   -----------   -----------
                                                    (THOUSANDS, EXCEPT AVERAGE GRADES)
GOLD
PRODUCING MINES:
Round Mountain.................  476,509     0.019      9,050        4,525         5,000         3,900
McCoy/Cove.....................   35,379     0.033      1,183        1,183         1,526         1,870
Lupin..........................    1,576     0.281        443          443           685           727
Kettle River...................    1,987     0.186        370          370           330           388
                                                       ------       ------        ------        ------
     Total producing mines:....                        11,046        6,521         7,541         6,885
                                                       ------       ------        ------        ------
DEVELOPMENT PROPERTIES:
Aquarius.......................   21,730     0.059      1,277        1,277            --            --
Paredones Amarillos............   39,954     0.032      1,292          775            --            --
Alaska-Juneau(1)...............       --        --         --           --         3,442         3,442
Kensington(2)..................       --        --         --           --            --           973
                                                       ------       ------        ------        ------
     Total development
       properties:.............                         2,569        2,052         3,442         4,415
                                                       ------       ------        ------        ------
          Total gold:..........                        13,615        8,573        10,983        11,300
                                                       ======       ======        ======        ======
SILVER
McCoy/Cove.....................   35,379      1.52     53,858       53,858        62,913        82,724
                                                       ------       ------        ------        ------
          Total silver:........                        53,858       53,858        62,913        82,724
                                                       ======       ======        ======        ======

---------------

(1) In 1996, the Company decided not to proceed with development of its Alaska-Juneau project, wrote off its entire remaining investment in the project of $57.1 million and established a reserve of $20.0 million to cover estimated reclamation and closure responsibilities. Alaska-Juneau's proven and probable reserves of 3.4 million ounces of gold were removed from the Company's ore reserves as of December 31, 1996. See "-- Alaska-Juneau."

(2) The Company sold its interest in the Kensington development property during 1995.

     The definitions of proven and probable ore set forth below are those used in Canada by certain provincial securities regulatory authorities and are set forth in National Policy No. 2-A. These definitions are substantially the same as those applied in the United States by the Securities and Exchange Commission, which are based on definitions used by the United States Bureau of Mines and the United States Geological Survey.

          "Proven ore" or "measured ore" means that material for which tonnage is computed from dimensions revealed in outcrops or trenches or underground workings or drill holes and for which the grade is computed from the results of adequate sampling, and for which sites for inspection, sampling and measurement are so spaced and the geological character so well defined that the size, shape and mineral content are established, and for which the computed tonnage and grade are judged to be accurate within limits which shall be stated and for which it shall be stated whether the tonnage and grade of proven ore or measured ore are "in-situ" or extractable, with dilution factors shown, and reasons for the use of these dilution factors clearly explained.

          "Probable ore" or "indicated ore" means that material for which tonnage and grade are computed partly from specific measurements, samples or production data, and partly from projection for a reasonable distance on geological evidence, and for which the sites available for inspection, measurement and sampling are too widely or otherwise inappropriately spaced to outline the material completely or to establish its grade throughout.

     The Company reports extractable (minable) ore reserves. Reserves do not reflect losses in the milling or heap leaching processes, but do include allowance for dilution of ore in the mining process.

     Ore reserves at December 31, 1996, 1995 and 1994 were estimated based on a gold price of $375 per ounce and a silver price of $5.00 per ounce.

OTHER MINERALIZATION

     The following table presents other mineralization by property as of December 31 of the years indicated. Other mineralization for producing mines and development properties is generally estimated by the Company. Chapada's other mineralization was based on estimates prepared by Santa Elina in December 1994. Kingking's other mineralization was based on estimates prepared by Benguet and included in its March 1994 pre-feasibility study. The Company acquired options on these properties in 1995 and is conducting its own advanced exploration and updated feasibility studies. The Company expects to prepare its own estimates of ore reserves and other mineralization on completion of this work. The Company's policy is to classify such estimates of mineralized material as other mineralization until its own estimates have been completed.

                                          1996                        1995                   1994
                             ------------------------------   --------------------   --------------------
                                                   AVERAGE                AVERAGE                AVERAGE
                              TONS     TONS (THE    GRADE     TONS (THE    GRADE     TONS (THE    GRADE
                              (100%    COMPANY'S   (OUNCES    COMPANY'S   (OUNCES    COMPANY'S   (OUNCES
                             BASIS)     SHARE)     PER TON)    SHARE)     PER TON)    SHARE)     PER TON)
                             -------   ---------   --------   ---------   --------   ---------   --------
                                                (IN THOUSANDS, EXCEPT AVERAGE GRADES)
GOLD
---------------------------
PRODUCING MINES:
Round Mountain.............  105,915     52,958     0.015       36,340     0.021      19,219      0.022
McCoy/Cove.................    1,473      1,473     0.029        6,767     0.036       4,786      0.015
Lupin (including Ulu)......    3,365      3,365     0.310        3,640     0.300       1,703      0.265
Kettle River...............      282        282     0.181        1,097     0.186       1,361      0.193
                             -------    -------     -----      -------     -----      ------      -----
                             111,035     58,078     0.033       47,844     0.048      27,069      0.045
                             -------    -------     -----      -------     -----      ------      -----
DEVELOPMENT PROPERTIES(1):
Aquarius...................       --         --        --       23,465     0.055          --         --
Paredones Amarillos........       --         --        --       16,275     0.040          --         --
Alaska-Juneau(2)...........       --         --        --       30,086     0.052      33,865      0.046
Kensington(3)..............       --         --        --           --        --       1,594      0.147
                             -------    -------     -----      -------     -----      ------      -----
                                  --         --        --       69,826     0.050      35,459      0.051
                             -------    -------     -----      -------     -----      ------      -----
DEVELOPMENT PROPERTIES
UNDER OPTION(1):
Chapada(4).................  113,400     56,700     0.012       56,700     0.012          --         --
Kingking(5)................  225,000    168,750     0.017      168,750     0.017          --         --
                             -------    -------     -----      -------     -----      ------      -----
                             338,400    225,450     0.016      225,450     0.016          --         --
                             -------    -------     -----      -------     -----      ------      -----
Total Gold.................  449,435    283,528     0.019      343,120     0.027      62,528      0.048
                             =======    =======     =====      =======     =====      ======      =====
SILVER
---------------------------
PRODUCING MINES:
McCoy/Cove.................    1,473      1,473      1.36        6,767      0.65       4,786       0.50
                             -------    -------     -----      -------     -----      ------      -----
Total Silver...............    1,473      1,473      1.36        6,767      0.65       4,786       0.50
                             =======    =======     =====      =======     =====      ======      =====

                                          1996                        1995                   1994
                             ------------------------------   --------------------   --------------------
                              TONS     TONS (THE   AVERAGE    TONS (THE   AVERAGE    TONS (THE   AVERAGE
                              (100%    COMPANY'S    GRADE     COMPANY'S    GRADE     COMPANY'S    GRADE
                             BASIS)     SHARE)       (%)       SHARE)       (%)       SHARE)       (%)
                             -------   ---------   --------   ---------   --------   ---------   --------
COPPER
---------------------------
DEVELOPMENT PROPERTIES
UNDER OPTION(1):
Chapada(4).................  113,400     56,700     0.43%       56,700     0.43%          --         --
Kingking(5)................  225,000    168,750     0.47%      168,750     0.47%          --         --
                             -------    -------     -----      -------     -----      ------      -----
Total Copper...............  338,400    225,450     0.46%      225,450     0.46%          --         --
                             =======    =======     =====      =======     =====      ======      =====

---------------

(1) The Company's construction and production decision at its development properties is dependent on the issuance of appropriate permits and the ability of the Company to obtain required financing.

(2) In 1996, the Company decided not to proceed with development of its Alaska-Juneau project, wrote off its entire remaining investment in the project of $57.1 million and established a reserve of $20.0 million to cover estimated reclamation and closure responsibilities. Alaska-Juneau's other mineralization of 30.1 million tons at an average grade of 0.052 ounces of gold per ton was removed from the Company's other mineralization as of December 31, 1996. See "-- Alaska-Juneau."

(3) The Company sold its interest in the Kensington development property during 1995.

(4) The Company owns an option entitling it to acquire a 50% interest in Chapada from Santa Elina. In addition, the Company owned 7% of the common shares of Santa Elina at year end 1995 and 51% of the common shares at year end 1996, giving the Company indirect Chapada interests of 6% and 42% respectively. Until a decision is made on exercising the option, the Company will continue to show its Chapada interest at 50%. The other mineralization was based on a gold price of $400 per ounce and a copper price of $1.00 per pound.

(5) The Company and its Philippine associates have an initial interest in an option to acquire up to a 75% interest in Kingking but the agreements provide for the acquisition and disposition of interests such that the interests of the Company and its Philippine associates ultimately could be between 60% and 100% of the Kingking project. The other mineralization was based on a gold price of $340 per ounce and a copper price of $1.00 per pound.

     Other mineralization has not been included in the proven and probable ore reserve estimates because even though enough drilling, trenching, and/or underground work indicate a sufficient amount and grade to warrant further exploration or development expenditures, these resources do not qualify under the US Securities and Exchange Commission standards as commercially minable ore bodies until further drilling, metallurgical work, and other economic and technical feasibility factors based upon such work are resolved.

                                   MANAGEMENT

     The directors, executive officers and senior management of the Company are listed below. Also listed is the President and Chief Executive Officer of the 51%-owned Santa Elina Gold Corporation.

DIRECTORS AND EXECUTIVE OFFICERS

                   NAME                      AGE                    POSITION
                   ----                      ---                    --------
Robert L. Leclerc, Q.C. ...................   52   Director and Chairman of the Board
Richard C. Kraus...........................   50   Director, President and Chief Executive
                                                   Officer
John N. Abell..............................   65   Director
Latham C. Burns............................   66   Director
Pierre Choquette...........................   54   Director
John G. Christy............................   64   Director
Peter Clarke...............................   66   Director
Carlos A. Ferrer...........................   43   Director
John F. McOuat.............................   63   Director
Monica E. Sloan............................   43   Director
R. Geoffrey P. Styles......................   66   Director
John L. Azlant.............................   50   Senior Vice President, Business Development
Scott A. Caldwell..........................   40   Vice President, Operations
Peter H. Cheesbrough.......................   45   Senior Vice President, Finance and Chief
                                                     Financial Officer
Robert D. Wunder...........................   47   Senior Vice President, Project Development

OTHER SENIOR MANAGEMENT

                   NAME                      AGE                    POSITION
                   ----                      ---                    --------
John J. Antony.............................   55   Vice President, Technical Services
Robert C. Armstrong........................   53   President and Chief Executive Officer,
                                                   Santa Elina Gold Corporation
Lois-Ann L. Brodrick.......................   53   Secretary
C. Brian Cramm.............................   44   Vice President, Business Development
Donald C. Ewigleben........................   43   Vice President, Environmental and Public
                                                     Affairs
Terry N. Fiske.............................   63   Vice President and General Counsel, US
                                                     Operations
Raymond W. Jenner..........................   45   Vice President and Treasurer
Michael K. McMillan........................   42   Vice President, Human Resources

     Robert L. Leclerc, Q.C. has been Chairman of the board of directors of the Company since May 1996 and a director since 1992. From December 1993 to June 1996, Mr. Leclerc was Chairman and Chief Executive Officer and a partner in Milner Fenerty. Prior thereto Mr. Leclerc was a partner in Milner Fenerty.

     Richard C. Kraus has served as the President and Chief Executive Officer of the Company since June 1994 and has been a member of the board of directors since 1992. Prior to June 1994 Mr. Kraus was President and Chief Operating Officer of the Company. Mr. Kraus also serves on the board of St. Mary Land and Exploration Company.

     John N. Abell has been a director of the Company since 1980. Mr. Abell also holds directorships at Stelco Inc. and AT Plastics Inc.

     Latham C. Burns has been a director of the Company since 1980. Mr. Burns was Honorary Chairman of Nesbitt Burns Inc. prior to June 1995.

     Pierre Choquette has been a director of the Company since 1996. Mr. Choquette has been President and Chief Executive Officer of Methanex Corporation since 1994. From 1991 to 1994 Mr. Choquette was President of Novacorp International. Mr. Choquette also serves on the boards of directors of Methanex Corporation and Gennum Corporation.

     John G. Christy has been a director of the Company since 1980. Mr. Christy is Chairman of Chestnut Capital Corporation. Mr. Christy holds the following directorships: First Union Bank Advisory Board-New Jersey; First Union Bank Advisory Board-Philadelphia; The Philadelphia Contributionship; and the 1838 Bond Debenture Trading Fund Limited.

     Peter Clarke has been a director of the Company since 1993. Mr. Clarke has worked as a consultant for the metals and mining industry since December of 1992. Prior thereto, Mr. Clarke was Senior Vice President of the Company.

     Carlos A. Ferrer has been a director of the Company since 1994. Mr. Ferrer has been a partner in Ferrer Freeman Thompson & Co., LLC since July 1995. Prior thereto Mr. Ferrer was Managing Director at CS First Boston Corporation. Mr. Ferrer is not standing for reelection in 1997.

     John F. McOuat has been a director of the Company since 1989. Mr. McOuat is also the President of Watts, Griffis and McOuat Limited, consulting geologists and engineers. Mr. McOuat serves on the boards of Cominco Ltd. and Euro Nevada Mining Corporation Ltd.

     Monica E. Sloan has been a director of the Company since 1994. Ms. Sloan has served as President of Telus Advanced Communications since August of 1995 and prior thereto Ms. Sloan was Assistant Vice President of Strategy Development at Telus Corporation.

     R. Geoffrey P. Styles has been a director of the Company since 1987. Mr. Styles serves as a director of Onex Corp.; Working Ventures Canadian Fund Inc.; Scott's Restaurants Inc.; The Geon Company; and Prosource Inc.

     John L. Azlant has been Senior Vice President, Business Development of the Company since November 1993; prior thereto Mr. Azlant was Senior Vice President and Chief Financial Officer of Pegasus Gold Inc.

     Scott A. Caldwell has been Vice President, Operations of the Company since January 1997. From July 1996 to January 1997, Mr. Caldwell was Vice President, Project Development of the Company. From August 1995 to July 1996 Mr Caldwell was employed with Compania Minera Dona Ines de Collahuasi S.A. (Chile) as Vice President, Operations. Prior thereto, Mr. Caldwell was Senior Mines Manager of PT Freeport Indonesia Company.

     Peter H. Cheesbrough has been Senior Vice President, Finance and Chief Financial Officer of the Company since June 1993. Prior thereto, Mr. Cheesbrough was Vice President, Controller and Principal Accounting Officer of the Company.

     Robert D. Wunder has been Senior Vice President, Project Development of the Company since March 1996. Mr. Wunder was Manager, Strategic Development of BHP Minerals from July 1995 to March 1996. From May 1993 to July 1995, Mr. Wunder was employed as Vice President, Operations of a subsidiary of BHP Minerals (Chile). From March 1992 to May 1993, Mr. Wunder was Executive Vice President, Minerals Marketing of BHP Minerals (Japan). Prior thereto Mr. Wunder was General Manager of Groote Eylandt Mining Company (Australia).

     John J. Antony has been Vice President, Technical Services of the Company since June 1996. Mr. Antony was Manager, Technology of Fluor Daniel, Inc. From July 1993 to June 1996. Mr. Antony was employed by Pincock, Allen & Holt, Inc. from August 1991 to July 1993 in various positions including President and Chief Operating Officer, Executive Vice President, and Associate Principal Engineer. Prior thereto, Mr. Antony was Vice President, Engineering of Coca Mines, Inc.

     Robert C. Armstrong has been President and Chief Executive Officer of Santa Elina Gold Corporation since August 1996. Mr. Armstrong was Executive Vice President of the Company from June 1995 to August 1996. Mr. Armstrong was Executive Vice President, Operations and Chief Operating Officer of the Company from June 1994 to June 1995. Mr. Armstrong was Executive Vice President, Operations of the Company from December 1992 to June 1994. Mr. Armstrong was Senior Vice President, Operations of the Company from January 1992 to December 1992. Prior thereto, Mr. Armstrong was Vice President of the Company.

     Lois-Ann L. Brodrick has been Secretary of the Company since May 1996. Prior thereto, Ms. Brodrick was Assistant Secretary of the Company.

     C. Brian Cramm has been Vice President, Business Development of the Company since June 1995. Mr. Cramm was Director, Business Development of the Company from June 1992 to June 1995. Prior thereto, Mr. Cramm was Director, Planning and Development of the Company.

     Donald C. Ewigleben has been Vice President, Environmental and Public Affairs of the Company since August 1994. Mr. Ewigleben was Vice President, Environmental and Governmental Affairs of Amax Gold Inc. from June 1992 to February 1994. Prior thereto, Mr. Ewigleben was employed by Amax Gold Inc. and Amax Coal Industries in various environmental and governmental affairs positions.

     Terry N. Fiske has been Vice President and General Counsel, US Operations of the Company since 1990.

     Raymond W. Jenner has been Vice President and Treasurer of the Company since 1986.

     Michael K. McMillan has been Vice President, Human Resources of the Company since June 1995. Prior thereto, Mr. McMillan was Vice President, Human Resources of Merisel, Inc.

                      DESCRIPTION OF BANK CREDIT FACILITY

     In August 1996, Echo Bay Inc. (the "Borrower"), a subsidiary of the Company, and the Company and four other subsidiaries which own directly or indirectly substantially all of the US assets of the Company, as Guarantors, entered into an Amended and Restated Gold Bullion Loan Agreement (amending and restating a Gold Bullion Loan Agreement dated as of January 3, 1992) with a group of banks (the "Lenders") (as such agreement may be further amended from time to time, the "Loan Agreement"). The Loan Agreement provides for (i) term loans not to exceed $50 million or the gold equivalent (to be loaned as dollar loans or gold loans valued at the advance date) and (ii) revolving loans not to exceed at any one time $100 million or the gold equivalent (to be loaned as dollar loans or gold loans valued at the advance date), which revolving facility includes a $100 million facility relating to forward sales of gold. The term loans are required to be paid quarterly over the five-year period ending August 9, 2001 (the "Maturity Date"), with total annual payments of $5 million, $7.5 million, $10 million, $12.5 million and $15 million, respectively, in periods ending June 30, 1997, 1998, 1999 and 2000 and August 9, 2001. Gold loans bear interest quarterly at the gold rate then in effect (as quoted by each Lender), plus the Applicable Rate, which varies from 27.5 basis points to 75 basis points depending on the Company's then-current senior debt rating. Based on the Company's current senior debt rating, the Applicable Rate would be 47.5 basis points. Interest on gold borrowings is payable either in gold or in dollars. Dollar loans bear interest at either (i) the greater of the interest rate announced by the agent for the Lenders or the Federal Funds rate plus 1/2 of 1% per annum or (ii) the LIBOR rate then in effect plus the Applicable Rate. As of December 31, 1996, there was approximately $50 million outstanding under the term loans and no outstanding borrowings under the revolving loans.

     The Company may, at its option, prepay outstanding borrowings under the Loan Agreement prior to the Maturity Date. In addition, outstanding borrowings are subject to mandatory prepayment in the event of a change of control of the Company or to the extent that the value of outstanding gold and dollar loans exceed the Lenders' commitment level.

     The Loan Agreement contains certain restrictive covenants including (i) a covenant not to incur additional debt other than (x) up to $50 million of debt under other revolving credit facilities, (y) up to $75 million of debt drawn against letters of credit and (z) debt incurred by the Company or the Borrower for the acquisition, development or construction of a mine, so long as such debt may not be repaid prior to the Maturity Date; (ii) a covenant not to encumber the Company's business or properties with any liens other than certain permitted liens; (iii) a covenant that the Company's subsidiaries not assume or guarantee the indebtedness of other persons; (iv) a covenant restricting investment in other persons (other than persons engaged in the business of exploration for or mining of precious metals), including restrictions on loans to, and purchases of assets or capital stock of, any person; (v) a covenant restricting mergers or other dispositions of assets or the acquisition of substantially all the assets or shares of another person; and (vi) a covenant not to permit a change in the ownership or management of the Company.

     An event of default under the Loan Agreement occurs if, among other events, the Company fails to maintain at all times (but tested at the end of each fiscal quarter) (x) a ratio of Consolidated Net Tangible Assets to consolidated liabilities of at least 2 to 1; and (y) a Mining Group Net Present Value of the Mining Group Future Cash Flow equal to or in excess of 1.4 times the aggregate of the consolidated total debt of the Company and any such other debt of the Borrower or Guarantors not reflected in the consolidated financial statements of the Company.

     "Consolidated Net Tangible Assets" means the total assets (less depreciation and reserves) which would be included on the balance sheet, after deducting all current liabilities other than the current portion of long-term debt and deferred revenue and interest-bearing short term debt and after deducting all goodwill, trade names, trademarks, patents, unamortized debt discount and expenses and other intangibles, which intangibles do not include deferred exploration or development expenditures relating to properties owned by the Company or to which the Company has any right, title or interest, as set forth in the most recent balance sheet of the Company and its consolidated subsidiaries computed in accordance with Canadian GAAP as of the date of the Loan Agreement.

     "Consolidated liabilities" excludes current liabilities other than the current portion of (i) long term debt, (ii) deferred revenue, and (iii) interest bearing short term debt; deferred income taxes; deferred revenue in respect of gold purchase warrants or any securities or options similar thereto; and deferred income to the extent it represents a nonfinancial obligation; and includes preferred shares having a maturity, or which are retractable at the option of the holder, prior to the Maturity Date.

     "Mining Group Net Present Value of the Mining Group Future Cash Flow" means at any time the Mining Group Future Cash Flow discounted at the rate of 8% (or at such other rate as may be agreed to from time to time by the Company and the Majority Lenders) over the estimated periods of production for the Mining Group as set forth in the most recent Cash Flow Schedule delivered to the Lenders.

     "Mining Group Future Cash Flow" means at any time the difference between the Mining Group Revenue and the Mining Group Cost of Future Production.

     "Mining Group Revenue" means at any time the sum of (a) the total revenue from Mining Group Production which has been sold forward (provided that the Borrower shall have disclosed the buyer's identity to the Lenders and the buyer's creditworthiness is acceptable to the Majority Lenders); and (b) for Mining Group Production which has not been sold forward, the lesser of the following prices as at the date of calculation, in each case multiplied by the unsold Mining Group Production;

          (i) The average London Price for gold (in the case of gold production) or silver (in the case of silver production) over the previous 90 days;

          (ii) The average London Price for gold (in the case of gold production) or silver (in the case of silver production) over the previous 36 months;

          (iii) $400 in the case of gold, and $5.00 in the case of silver.

     "Mining Group Cost of Future Production" means at any time the total estimated cost of producing the Mining Group Production during the periods set forth in the then applicable Cash Flow Schedule, the cost for each period to be determined as the sum of:

          (a) The total cash operating costs (before adjusting for deferred mining costs), estimated by the Mining Group and approved by the Majority Lenders, of producing the Mining Group Production for the period in question; plus

          (b) Sustaining Capital Expenditures; plus

          (c) Development costs associated with future mines; plus

          (d) Taxes and royalties other than federal, provincial or state income taxes, which are calculated in accordance with applicable tax regulations.

     "Mining Group Production" means for any period the number of ounces of gold and silver which it is estimated the Mining Group will produce during such period (i) from then-existing proven and probable minable reserves of the Mining Group, and (ii) from such other reserves of the Mining Group as the Lenders shall approve.

     "Mining Group" means (i) the producing mines owned by the Company or any of its subsidiaries as of August 9, 1996, which producing mines are included in the Cash Flow Schedule provided to the Lenders, and (ii) properties owned by the Company or any of its subsidiaries that are or shall be under development and for which a feasibility study acceptable to the Lenders has been prepared indicating the economic feasibility of production from such properties, but excluding any future mines that are the subject of financing whose sole recourse is to such future mine and is otherwise nonrecourse to the Borrower and the Guarantors.

     "Cash Flow Schedule" means a schedule projecting cash flow at least through 2001 provided by the Company to the Lenders on August 9, 1996, and at least quarterly thereafter.

     "Consolidated total debt of the Company" shall not include debt whose sole recourse is to a future mine and is otherwise nonrecourse to the Borrower and the Guarantors.

                         DESCRIPTION OF THE SECURITIES

     To the extent information contained in the "Description of the Securities" in the Prospectus Supplement differs from that contained in the Prospectus, the information contained in the Prospectus Supplement shall supersede that contained in the Prospectus.

     Set forth below is a description of the principal terms of the Securities. The following does not purport to be complete and is subject to, and is qualified in its entirety by reference to the Indenture, dated as of March 27, 1997, as supplemented by a supplemental indenture relating to the Securities, dated as of March 27, 1997 (collectively, the "Indenture"), between the Company and Bankers Trust Company, as Trustee (the "Trustee"), the form of which is filed or incorporated by reference as an exhibit to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus form a part. Certain capitalized terms used herein are defined in the Indenture. The Indenture will be qualified as an indenture under the United States Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), and the Trustee will be eligible and act as trustee for the purpose of compliance with the Trust Indenture Act.

GENERAL

     The Securities will be issued as unsecured junior subordinated debt under the Indenture. The Securities will be limited in aggregate principal amount to $100,000,000, and will mature on April 1, 2027, and will be payable in cash.

     The Securities are not subject to a sinking fund provision.

     The Securities will be issued in fully registered form only in denominations of $1,000 and integral multiples thereof. The Securities will initially be issued as a Global Security (as defined herein). See "The Depository, Book Entry and Settlement" below. As described herein, under certain limited circumstances, the Securities may be issued in certificated non-book entry form in exchange for a Global Security. See "Discontinuance of DTC's Services" below. In the event that the Securities are issued in certificated non-book entry form, such Securities will be in denominations of $1,000 and integral multiples thereof and may be transferred or exchanged at the offices described below. Payments on Securities issued as a Global Security will be made to DTC or a successor depository. In the event that the Securities are issued in certificated non-book entry form, principal and interest will be payable, the transfer of such Securities will be registrable and such Securities will be exchangeable for Securities of other denominations of a like aggregate principal amount at the corporate trust office of the Trustee; provided that payment of interest with respect to the Securities may be made at the option of the Company by check mailed to the address of the persons entitled thereto.

SUBORDINATION

     The Indenture provides that the Securities are subordinated and junior in right of payment to all Senior Indebtedness of the Company. No payment of principal (including redemption payments), premium, if any, or interest on the Securities may be made (i) if any Senior Indebtedness of the Company is not paid when due, (ii) if any applicable grace period with respect to a payment default on Senior Indebtedness has ended and such default has not been cured or waived or ceased to exist, or (iii) if the maturity of any Senior Indebtedness of the Company has been accelerated because of a default. Upon any distribution of assets of the Company to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all principal, premium, if any, and interest due on all Senior Indebtedness of the Company must be paid in full before the holders of the Securities are entitled to receive or retain any payment. Upon satisfaction of all claims of all Senior Indebtedness of the Company then outstanding, the rights of the holders of the Securities will be subrogated to the rights of the holders of the Senior Indebtedness of the Company to receive payments or distributions applicable to such Senior Indebtedness until all amounts owing on such Securities are paid in full.

     The term "Senior Indebtedness" means, with respect to the Company, (i) the principal (including redemption payments), premium, if any, interest (including, without limitation, interest accruing on or after a bankruptcy or other similar event, whether or not an allowed claim therein) and other payment obligations in respect of (a) indebtedness of the Company for money borrowed and (b) indebtedness evidenced by securities, debentures, bonds, notes or other similar instruments issued by the Company, including any such securities issued under any deed, indenture or other instrument to which the Company is a party (including, for the avoidance of doubt, indentures pursuant to which subordinated debentures have been or may be issued) and which do not contain express terms providing that the Indebtedness evidenced thereby is subordinate to or ranks pari passu with the Securities, (ii) all capital lease obligations of the Company, (iii) all obligations of the Company issued or assumed as the deferred purchase price of property, all conditional sale obligations of the Company, all hedging agreements and agreements of a similar nature (including interest rate swap agreements and commodity futures contracts) thereto and all agreements relating to any such agreements, and all obligations of the Company under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business), (iv) all obligations of the Company for the reimbursement of any letter of credit, banker's acceptance, security purchase facility or similar credit transaction, (v) all obligations of the type referred to in clauses (i) through (iv) above of other persons for the payment of which the Company is responsible or liable as obligor, guarantor or otherwise and (vi) all obligations of the type referred to in clauses (i) through (v) above of other persons secured by any lien on any property or asset of the Company (whether or not such obligation is assumed by the Company), except for
(a) any such indebtedness or other obligation that contains express terms, or is issued under a deed, indenture or other instrument which contains express terms, providing that it is subordinate to or ranks pari passu with the Securities, and
(b) any indebtedness between the Company and its affiliates, unless such indebtedness has been assigned as security to the holders of other Senior Indebtedness. Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions of the Indenture irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

     The Company expects that, following completion of the sale of the Securities and the use of the net proceeds, together with other funds, to repay certain indebtedness, Senior Indebtedness of the Company will consist primarily of (i) up to $75 million of bank indebtedness relating to the construction of the Aquarius mine and up to $36 million of guarantees of subsidiary indebtedness relating to the construction of the Paredones Amarillos mine, expected to be incurred in 1997 and 1998, (ii) Company bank debt, which was $18.4 million at December 31, 1996, and (iii) guarantees of indebtedness of subsidiaries, which would have been $55.6 million at December 31, 1996. The Securities will also be effectively subordinated to all indebtedness and other liabilities of the Company's subsidiaries. At December 31, 1996, in addition to guaranteed indebtedness, the Company's subsidiaries would have had approximately $61.2 million of current payables, accrued liabilities and income and mining taxes payable. At December 31, 1996, the Company and its subsidiaries also had $67.1 million of long-term provision for reclamation, mine closure and waste rock removal.

     The Indenture contains certain limitations on the incurrence or issuance of other secured or unsecured debt of the Company, including Senior Indebtedness, whether under the Indenture or any existing or other indenture that the Company may enter into in the future or otherwise. See "-- Certain
Covenants -- Limitation on Indebtedness".

OPTIONAL REDEMPTION

     The Securities are redeemable prior to their maturity at the option of the Company (i) on or after April 1, 2007 in whole at any time or in part from time to time, at the redemption prices described below, or (ii) in whole (but not in part), at any time, in certain circumstances described under "Redemption for Changes in Canadian Tax Law". The Securities are also redeemable at the option of the Company (x) out of the Net Cash Proceeds of certain Cash Equity Sales or
(y) upon payment of a Make-Whole

Amount, in each case on the terms and conditions described below. Any redemption will be made on not less than 30 days and not more than 60 days prior written notice.

     The Redemption Price, in the case of a redemption under (i) above, shall equal the following prices expressed in percentages of the principal amount, together with accrued and unpaid interest thereon (including any Deferred Interest) up to but excluding the Redemption Date, if redeemed during the 12-month period beginning on April 1 of the years indicated below:

                                                   REDEMPTION
                                                     PRICE
                     YEAR                          ----------
2007...........................................      105.5%
2008...........................................      104.4
2009...........................................      103.3
2010...........................................      102.2
2011...........................................      101.1

and at 100% on or after April 1, 2012.

     The Redemption Price, in the case of a redemption following a Redemption Tax Event as described under (ii) above, shall be equal to 100% of the principal amount of such Securities plus accrued and unpaid interest thereon (including any Deferred Interest) to but excluding the Redemption Date.

     At any time on or after April 1, 2002, and prior to April 1, 2007, the Company may use the Net Cash Proceeds from one or more Cash Equity Sales of the Company to redeem either (i) up to 40% of the aggregate original principal amount of the Securities or (ii) 100% of the aggregate principal amount of the Securities then Outstanding at the following prices expressed in percentages of the principal amount, together with accrued and unpaid interest thereon (including any Deferred Interest) up to but excluding the Redemption Date, if redeemed during the 12-month period beginning on April 1 of the years indicated below:

                                                   REDEMPTION
                     YEAR                            PRICE
                     ----                          ----------
2002...........................................      105.5%
2003...........................................      104.5
2004...........................................      103.5
2005...........................................      102.5
2006...........................................      101.5

       "Cash Equity Sales" means any sale of Capital Stock of the Company (other than Redeemable Stock) occurring after the date of original issuance of the Securities for which the Company receives cash consideration.

          "Capital Stock" of any Person means any and all shares, interests, participation or other equivalents (however designated) of corporate stock, equity shares or other equity participation, including partnership interests, whether general or limited, of such Person.

          "Net Cash Proceeds" means the aggregate amount of cash proceeds received from a sale of Capital Stock less, to the extent paid or payable, all underwriting discounts and commissions with respect thereto.

     Prior to April 1, 2007, the Securities will be redeemable by the Company, in whole or in part, at any time and from time to time, at an amount equal to the Make-Whole Amount, plus accrued and unpaid interest thereon (including any Deferred Interest) to the Redemption Date.

          "Make-Whole Amount" means, with respect to any Securities to be redeemed, an amount equal to the greater of (i) the redemption price for such Securities on April 1, 2007 as specified in the first table above and
     (ii) as determined by a Quotation Agent (as defined below), the sum of (x) the present values of the scheduled payments of interest on the Securities through April 1, 2007 (without giving effect to any Extension Period (and without duplication of any accrued and unpaid interest)) plus (y) the present value of 105.5% of the principal amount of the Securities at April 1, 2007, discounted, in each case, to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of 30-day months) at the Adjusted Treasury Rate.

          "Adjusted Treasury Rate" means, with respect to any prepayment date, the rate per annum equal to the semi-annual bond equivalent yield to maturity of the Comparable Treasury Issue (as defined herein), assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price (as defined herein) for such prepayment date, plus 0.75%.

          "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to April 1, 2007 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Securities.

          "Quotation Agent" means the Reference Treasury Dealer (as defined herein) appointed by the Trustee for this purpose after consultation with the Company.

          "Reference Treasury Dealer" means: (i) Goldman, Sachs & Co. and its successors; provided, however, that the foregoing remain a primary US Government securities dealer in New York City (a "Primary Treasury Dealer") and (ii) any other Primary Treasury Dealer selected by the Trustee after consultation with the Company.

          "Comparable Treasury Price" means, with respect to any prepayment date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such prepayment date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations of US Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such Business Day, (A) the average of the Reference Treasury Dealer Quotations for such prepayment date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations.

          "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any prepayment date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such prepayment date.

CANADIAN WITHHOLDING TAXES

     All payments made by or on behalf of the Company under or with respect to the Securities (including interest, principal and any applicable redemption premiums) will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other government charge (including penalties, interest and other liabilities related thereto) imposed or levied by or on behalf of the Government of Canada or of any province or territory thereof or by any authority or agency therein or thereof having power to tax ("Canadian Taxes") unless the Company is required to withhold or deduct Canadian Taxes by law or by the interpretation or administration thereof by the relevant government authority or agency. If the Company is so required to withhold or deduct any amount for or on account of Canadian Taxes from any payment made under or with respect to the Securities, the Company will pay as additional interest such additional amounts ("Additional Amounts") as may be necessary so that the net amount received by each holder of Securities (including Additional Amounts) after such withholding or deduction will not be less than the amount the holder of Securities would have received if such Canadian Taxes had not been withheld or deducted; provided, however, that no Additional Amounts will be payable with respect to a payment made to a holder of Securities (an

"Excluded Holder") in respect of the beneficial owner thereof (i) with which the Company does not deal at arm's length (for purposes of the Income Tax Act (Canada) (the "ITA")) at the time of the making of such payment, (ii) which is subject to such Canadian Taxes by reason of its failure to comply with any certification, identification, information, documentation or other reporting requirement if compliance is required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or a reduction in, the rate of deduction or withholding of, such Canadian Taxes or
(iii) which is subject to such Canadian Taxes by reason of its carrying on business in or being connected with Canada or any province or territory thereof otherwise than by the mere holding of Securities or the receipt of payment thereunder. The Company will make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority as and when required in accordance with applicable law. The Company will pay all taxes, interest and other liabilities which arise by virtue of any failure of the Company to withhold, deduct and remit to the relevant authority on a timely basis the full amounts required in accordance with applicable law. The Company will furnish to the holder of the Securities, within 30 days after the date the payment of any Canadian Taxes is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by the Company.

     The foregoing obligations shall survive any termination, defeasance or discharge of the Indenture.

REDEMPTION FOR CHANGES IN CANADIAN TAX LAW

     The Securities may be redeemed, at the option of the Company, at any time in whole but not in part, on not less than 30 days and not more than 60 days prior written notice, at 100% of the principal amount thereof on the date of such redemption, on or after the 91st day following the occurrence and during the continuance of a Redemption Tax Event if within the 90-day period following such Redemption Tax Event, the Company is unable to avoid the adverse effects of such Redemption Tax Event by taking some Ministerial Action (as defined in the Indenture) or pursuing some other reasonable measure that will have no adverse effect on the Company or the holder of the Securities. A "Redemption Tax Event" means that the Company shall have delivered to the Trustee an opinion of a nationally recognized independent Canadian tax counsel experienced in such matters to the effect that a relevant tax law change (as defined in the next sentence) has occurred. A "relevant tax law" change is (i) any amendment to or change (including any announced prospective change) in the laws (or any regulations thereunder) of Canada or any political subdivision or taxing authority thereof or therein, as applicable, or (ii) any amendment to or change in an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority (including the enactment of any legislation and the publication of any judicial decision or regulatory determination), in either case, which is announced or becomes effective after the date of the Indenture and as a result of which (assuming that such amendment or change is enacted or is applied to the Company), there is more than an insubstantial risk that (i) the Company could become liable to pay, on the next date on which any amount would be payable with respect to the Securities, any Additional Amounts (which are more than a de minimis amount), or
(ii) the Company could be denied the deduction of interest paid or payable in respect of the Securities in computing its income for the purpose of the ITA or a provincial income tax statute.

INTEREST

     Each Security shall bear interest from the original date of issuance, payable in US dollars, at the rate of 11% per annum, or 12% per annum during an Extension Period, payable semi-annually in arrears on April 1 and October 1 of each year, commencing October 1, 1997 (each an "Interest Payment Date") to the person in whose name such Security is registered, subject to certain exceptions, as of the close of business on the day other than Saturday, Sunday or any other day on which banking institutions in New York City are permitted or required by applicable law to close (the "Business Day") next preceding such Interest Payment Date. In the event any Securities shall not continue to remain in book entry only form, the relevant record dates for the payment of interest on the next succeeding Interest Payment Date for such Securities will be the March 15 or September 15 next preceding the relevant Interest Payment Date.

     The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any period shorter than a full semi-annual period for which interest is computed will be computed on the basis of the actual number of days elapsed per 30-day month. Accrued interest that is not paid on the applicable Interest Payment Date (including during an Extension Period) will bear additional interest on the amount thereof (to the extent permitted by law) at the rate per annum of 12% thereof, compounded semi-annually and computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in a period. The term "interest" as used herein shall include semi-annual interest payments, interest on semi-annual interest payments not paid on the applicable Interest Payment Date and Additional Amounts, as applicable. In the event that any date on which interest is payable on the Securities is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, then such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

OPTION TO EXTEND INTEREST PAYMENT PERIODS

     The Company shall have the right at any time and from time to time, subject to certain conditions, to defer payments of interest on the Securities by extending interest payment periods for Extension Periods, each not exceeding 10 consecutive semi-annual payment periods (all interest that shall accrue on the Securities, including, to the extent permitted by law, interest on interest, during an Extension Period is herein called "Deferred Interest"); provided that during any Extension Period (i) the Company shall not declare or pay dividends on, or make a distribution with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its Capital Stock (other than (a) as a result of an exchange or conversion of any class or series of the Company's Capital Stock or rights to acquire such stock for any other class or series of the Company's Capital Stock or rights to acquire such stock, (b) the purchase of fractional interests in shares of the Company's Capital Stock pursuant to the conversion or exchange provisions of such Capital Stock or the security being converted or exchanged, (c) dividends or distributions made on the Company's Capital Stock or rights to acquire such stock with the Company's Capital Stock or rights to acquire such stock or (d) purchases of Common Shares related to the issuance of Common Shares or rights or options under any of the Company's benefit plans for its directors, officers, employees or other persons within the definition of "employee" under any employee benefit plan of the Company, or related to the issuance of Common Shares or rights under a dividend reinvestment plan or stock purchase plan), and (ii) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (excluding, for the avoidance of doubt, Senior Indebtedness, current payables, accrued liabilities, provisions for reclamation, mine closure and waste rock removal, and income and mining taxes payable, in respect of which such payments, repayments, repurchase and redemptions may be made) issued by the Company or any guarantee issued by the Company that, in either case, rank pari passu with or junior to the Securities. Prior to the termination of any Extension Period, the Company may further defer payments of interest by extending the interest payment period on the Securities; provided, however, that such further Extension Period, including all such previous and further extensions, may not exceed 10 consecutive semi-annual payment periods and may not extend beyond the maturity of the Securities. Upon the termination of any Extension Period and the payment of all Deferred Interest, the Company may commence a new Extension Period for up to 10 consecutive semi-annual payment periods, subject to the terms set forth in this section. During an Extension Period, interest on the Securities will accrue at the rate of 12% per annum, compounded semi-annually, and holders of Securities will be required to accrue interest income for United States Federal income tax purposes prior to receipt of cash related to such interest income. See "Tax Considerations -- United States Federal Income Taxation -- Original Issue Discount." All interest accrued during an Extension Period shall be paid on the Interest Payment Date at the end of such Extension Period. No interest payments will be required to be made during an Extension Period except at the end thereof. The Company shall give the holders of the Securities notice of its initiation of any Extension

Period at least ten Business Days prior to the earlier of (i) the next Interest Payment Date or (ii) the date upon which the Company is required to give notice to holders of the Securities of the record date or Interest Payment Date, in each such case with respect to interest payments the payment of which is being deferred.

COMMON SHARES PAYMENT ELECTION

     The Company may elect, from time to time, to satisfy its obligation to pay any Deferred Interest on any Interest Payment Date by delivering Common Shares in accordance with the Indenture (the "Common Shares Payment Election"). The Indenture provides that the Trustee shall (i) accept delivery of Common Shares from the Company, (ii) accept bids with respect to, and consummate sales of, such Common Shares, each as the Company shall direct in its absolute discretion,
(iii) invest the proceeds of such sales in short-term United States Government Obligations (as defined in the Indenture), which mature prior to the applicable Interest Payment Date, and/or use such proceeds to pay the Deferred Interest, and (iv) perform any other action necessarily incidental thereto. The Company shall make a Common Shares Payment Election by delivering written notice (the "Common Shares Election Notice") to the Trustee no later than the date required by applicable law or the rules of any stock exchange on which the Securities are then listed. The Trustee shall, in accordance with such notice, deliver requests for bids (each a "Common Shares Bid Request") to investment banks, brokers or dealers selected by the Company. Such notice shall direct the Trustee to solicit and accept only such bids, and the Common Shares Bid Request shall make the acceptance of any bid conditional on the acceptance of such bids, that together shall provide for the delivery and sale of Common Shares against payment of the Common Shares Election Amount on a date (the "Common Shares Delivery Date") that is no earlier than 180 days and no later than one Business Day prior to the applicable Interest Payment Date. The "Common Shares Election Amount" means an amount of aggregate proceeds, based on the bids obtained pursuant to the Common Shares Bid Request, of the sale on the Common Shares Delivery Date, of the Common Shares equal to, and not exceeding, the Deferred Interest payable on such Interest Payment Date. The Common Shares Election Notice shall provide for, and all such bids shall be subject to, the right of the Company, by delivering written notice to the Trustee at any time prior to the consummation of such delivery and sale on the Common Shares Delivery Date, to withdraw the Common Shares Payment Election (which will have the effect of withdrawing the Common Shares Bid Request), whereupon the Company shall be obligated to pay in cash all Deferred Interest.

     The Trustee shall inform the Company promptly following receipt of any bid or bids for Common Shares. The Trustee shall accept such bid or bids as the Company (in its absolute discretion) shall direct, provided that the aggregate proceeds of all such sales (less any amount attributable to any fractional Common Share), on the Common Shares Delivery Date, must equal the Common Shares Election Amount. In connection with any bids so accepted, the Company, the Trustee and the applicable bidders shall, not later than the Common Shares Delivery Date, enter into customary purchase agreements (in each case, a "Common Shares Purchase Agreement") and shall comply with all applicable laws, including the Securities Act, the Securities Exchange Act of 1934 (the "Exchange Act"), the applicable securities laws of Canada, the rules and regulations of any stock exchange on which the Common Shares are then listed and the laws, rules and regulations of any jurisdiction in which the Common Shares may be offered for sale. The Company shall pay all fees and expenses in connection with the Common Shares Purchase Agreements.

     Provided that (i) all conditions specified in each Common Shares Purchase Agreement to the closing of all sales thereunder have been satisfied, other than the delivery of the Common Shares to be sold thereunder against payment of the Common Shares Election Amount, and (ii) the purchasers under the Common Shares Purchase Agreements shall be ready, willing and able to perform thereunder, in each case on the Common Shares Delivery Date, the Company shall, on the Common Shares Delivery Date, deliver to the Trustee the Common Shares to be sold on such date and (to the extent any such Common Share would be a fractional share) cash and an officer's certificate to the effect that all conditions precedent to such sales, including those set forth in the Indenture and in each Common Shares Purchase Agreement, have been satisfied. Upon such deliveries, the Trustee shall consummate such sales on such

Common Shares Delivery Date by delivery of the Common Shares to such purchasers against payment to the Trustee in immediately available funds of the purchase price therefor in an aggregate amount equal to the Common Shares Election Amount (less any amount attributable to any fractional Common Share), whereupon the sole right of a holder of a Security in respect of such Deferred Interest will be to the delivery of such proceeds by the Trustee in full satisfaction of such Deferred Interest, and the holder of such Securities will have no further recourse to the Company in respect of such Deferred Interest (it being understood that the Company's obligation to pay Deferred Interest in cash shall only be discharged upon satisfaction of such conditions).

     The Trustee shall use the sale proceeds of the Common Shares (together with any cash received from the Company in respect of any fractional Common Share) to purchase short-term United States Government Obligations, which mature prior to the applicable Interest Payment Date, and which the Trustee is required to hold until maturity (the "Common Shares Proceeds Investment") on the Common Shares Delivery Date and shall on such date deposit the balance, if any, in the respective Property Account (as defined in the Indenture) for such Securities. The Trustee shall hold the Common Shares Proceeds Investment under its exclusive control and shall hold such investments (but not income earned thereon) in an irrevocable trust for the benefit of the holders of the Securities. One Business Day prior to the applicable Interest Payment Date, the Trustee shall deposit amounts from the proceeds of the Common Shares Proceeds Investment in the Property Account to bring the balance of the Property Account to the Common Shares Election Amount. On such Interest Payment Date, the Trustee shall apply the funds held in the Property Account to payment of Deferred Interest to the holders of record of the Securities on the record date and shall remit amounts, if any, in respect of income earned on the Common Shares Proceeds Investment or otherwise in excess of the Common Shares Election Amount to the Company.

     The Company shall indemnify and hold harmless the Trustee and (on an after-tax basis) the holders of Securities and any person who controls any such holder within the meaning of any applicable securities laws, from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred by any such person in connection with defending or investigating any such action or claim) caused by or arising in connection with any Common Shares Payment Election or any withdrawal thereof, except in each case for any losses, claims, damages or liabilities caused by any such person's gross negligence or wilful misconduct. If the indemnification provided for in this paragraph shall be unavailable to an indemnified person or insufficient in respect of any losses, claims, damages or liabilities referred to, then the Company shall contribute to the amount paid or payable by such indemnified person as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of the Company and such indemnified person and any other equitable considerations.

     Notwithstanding the foregoing, the Company shall not be permitted to satisfy its obligations to pay Deferred Interest with respect to the Securities through the delivery of Common Shares if, on the Common Shares Delivery Date, the Common Shares to be delivered are not then listed on The Toronto Stock Exchange, the American Stock Exchange or any other significant stock exchange in Canada or the United States on which the Common Shares are then listed. Neither the Company's making of a Common Shares Payment Election nor the consummation of sales of Common Shares on the Common Shares Delivery Date will (i) result in the holders of the Securities not receiving on the applicable Interest Payment Date cash in an aggregate amount equal to the Deferred Interest payable on such Interest Payment Date, or (ii) entitle such holders to receive any Common Shares in satisfaction of the Company's obligation to pay such Deferred Interest.

CHANGE OF CONTROL REPURCHASE

     The occurrence of a Change of Control will constitute an Event of Default under the Indenture if the Company does not cure such event by making an offer to repurchase all of the outstanding Securities at a repurchase price (the "Repurchase Price") equal to 101% of the aggregate principal amount of such Securities plus accrued and unpaid interest thereon (including any Deferred Interest) to the repurchase date (the "Repurchase Date").

     Within 10 Business Days following a Change of Control, notice (a "Change of Control Notice") will be sent to each holder of Securities stating, among other things: (i) that a Change of Control has occurred and that such holder has the right to cause the repurchase of its Securities at the Repurchase Price; (ii) the circumstances and relevant facts regarding such Change of Control (including any relevant information with respect to the transaction giving rise to such Change of Control); (iii) the instructions that a holder must follow in order to have its Securities accepted for repurchase; and (iv) the Repurchase Date (which shall not be less than 30 days nor more than 60 days from the date of such notice).

     "Change of Control" means the occurrence of one or more of the following events (whether or not approved by the Board of Directors of the Company): (a) an event or series of events by which any Person or group of Persons within the meaning of Section 13(d) of the Exchange Act shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases, merger, consolidation, issuances of securities by the Company or otherwise, be or become, directly or indirectly, the beneficial owner (within the meaning of Rule 13d-3 and Rule 13d-5 under the Exchange Act, whether or not applicable, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time) of 50% or more of the combined voting power of the then outstanding voting stock of the Company, (b) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors (as defined herein), (c) the stockholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company or (d) the direct or indirect sale, assignment, lease, exchange, disposition or other transfer, in one transaction or a series of related transactions, of all or substantially all of the property or assets of the Company to any Person. "Continuing Director" means any member of the Board of Directors of the Company who was a member of such Board of Directors on the date of original issuance of the Securities, and, as of any determination date thereafter, shall include any member of the Board of Directors of the Company who was nominated for election or appointed to such Board of Directors with the affirmative vote of a majority of the Continuing Directors who were members of such Board at the time of such nomination or appointment.

     Clause (d) of the definition of Change of Control set forth in the preceding paragraph includes a sale, assignment, lease, exchange, disposition or other transfer of all or substantially all of the Company's assets. Although there is a developing body of case law interpreting the phrase "substantially all", there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Securities to require the repurchase of such Securities as a result of a sale, assignment, lease, exchange, disposition or other transfer of the Company's assets to another Person may be uncertain.

     The Company's ability to repurchase the Securities upon a Change of Control may be limited by, among other things, the Company's financial resources at the time of repurchase and the terms of the Indenture which prevent any payments in respect of the Securities if the Company is in default in the payment of any amount due on any Senior Indebtedness. See "Subordination". The Company expects that some or all of its bank credit facilities will contain provisions requiring repayment upon circumstances similar to, or the same as, a Change of Control as defined above. There can be no assurance that the Company will have the financial resources or be able to arrange financing on acceptable terms to pay the Repurchase Price for all of the Securities as to which the repurchase right is exercised, as well as other indebtedness that may also be due and payable at such time. Both the Company's bank credit facilities and the Securities restrict the Company's ability to incur additional indebtedness.

CERTAIN COVENANTS

  Limitation on Indebtedness

     The Company will not Incur any Debt, and will not permit any Restricted Subsidiary of the Company to Incur any Debt, unless, immediately after giving effect to the incurrence of any such Debt and the receipt and application of the proceeds thereof, the Consolidated Cash Flow Ratio for the four full fiscal quarters for which quarterly or annual financial statements are available next preceding the incurrence of such Debt, calculated on a pro forma basis as if such Debt had been Incurred at the beginning of such four full fiscal quarters, would be greater than 2.5 to 1.

     Notwithstanding the foregoing, the Indenture will not prohibit the Incurrence by the Company or a Restricted Subsidiary of any of the following (collectively, "Permitted Debt"):

          (i) Debt (A) under the Company's Bank Credit Facilities in an aggregate principal amount at any time outstanding not to exceed $125 million (including the U.S. dollar equivalent on the date of Incurrence of any amounts borrowed in another currency or in a commodity) and (B) under one or more bank credit facilities of the Company and its Restricted Subsidiaries in an aggregate principal amount at any time outstanding not to exceed $111 million (including the U.S. dollar equivalent on the date of Incurrence of any amounts borrowed in another currency) to finance the development and construction of the Aquarius and Paredones Amarillos mines;

          (ii) Debt under one or more credit facilities with banks, including commercial banks, development banks, export credit agencies and similar institutions which, together with any Debt Incurred under the foregoing clause (i), does not exceed the Borrowing Base at the time such Debt is Incurred, provided that the proceeds of any borrowing under this clause
     (ii) shall be used for the acquisition, exploration, development and construction of mining and milling properties and related equipment at Future Development Projects;

          (iii) Capital Lease Obligations and Purchase Money Obligations Incurred in respect of assets acquired after the date of original issuance of the Securities, as the same may from time to time be amended, restated, or refinanced, provided that the aggregate principal amount of Debt at any time outstanding pursuant to this clause (iii) shall not exceed $40 million (including the U.S. dollar equivalent on the date of Incurrence of all amounts Incurred in another currency or in a commodity);

          (iv) Debt Incurred by a Person prior to the time (A) such Person became a Restricted Subsidiary of the Company or (B) such Person is amalgamated, merged or consolidated with or into the Company or a Restricted Subsidiary of the Company, which Debt was not Incurred in anticipation of such transaction and was outstanding prior to such transaction, provided that after giving pro forma effect in the calculation of Consolidated Cash Flow Available for Fixed Charges, Consolidated Interest Expense, Consolidated Exploration and Development Expense and Consolidated Tax Expense to (x) such transaction and (y) any refinancing of Debt that occurs concurrently with such transaction, and treating any Debt of such acquired Person as having been Incurred at the time of such transaction, the Company could Incur at least $1.00 of additional Debt pursuant to the ratio test specified in the first paragraph of this covenant;

          (v) Debt (A) in respect of performance, surety or appeal bonds provided in the ordinary course of business and not in connection with the borrowing of money, including letters of credit or letters of guarantee securing obligations of the Company or a Restricted Subsidiary relating to the closure, reclamation or rededication of current or past operations and
     (B) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or a Restricted Subsidiary pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary of the Company and not exceeding the gross proceeds therefrom (excluding, however, guarantees of Debt Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary of the Company for the purpose of financing such acquisition);

          (vi) Debt consisting of Permitted Hedging Agreements;

          (vii) the Securities; and

          (viii) Debt which is exchanged for or the proceeds of which are used to refinance or refund, or any extension or renewal of (x) any Debt outstanding on the date of original issuance of the Securities (other than Debt proposed to be repaid with the proceeds of the sale of the Securities) or

     (y) Debt Incurred pursuant to the first paragraph of this covenant or clauses (i)(B), (ii), (iv), (vii) or this clause (viii) of this paragraph (each of the foregoing in clause (x) or (y), a "refinancing") in an aggregate principal amount not to exceed the principal amount of the Debt so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Debt so refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing, plus the expenses of the Company or the Restricted Subsidiary, as the case may be, Incurred in connection with such refinancing; provided, however, that (A) Debt the proceeds of which is used to refinance the Securities or Debt which is pari passu to the Securities or subordinated to the Securities shall only be permitted if (x) in the case of any refinancing of the Securities or Debt which pari passu to the Securities, the refinancing Debt is made pari passu to the Securities or subordinated to the Securities and (y) in the case of any refinancing of Debt which is subordinated to the Securities, the refinancing Debt is subordinated to the Securities; and (B) the refinancing Debt by its terms, or by the terms of any agreement or instrument pursuant to which such Debt is issued, (1) does not provide for payments of principal of such Debt at the stated maturity thereof or by way of a sinking fund applicable thereto or by way of any mandatory redemption, defeasance, retirement or repurchase thereof (including any redemption, defeasance, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of acceleration of such Debt upon any event of default thereunder), in each case prior to the stated maturity of the Debt being refinanced and (2) does not permit redemption or other retirement (including pursuant to an offer to purchase) of such Debt at the option of the holder thereof prior to the final stated maturity of the Debt being refinanced, other than a redemption or other retirement at the option of the holder of such Debt (including pursuant to an offer to purchase) which is conditioned upon provisions substantially similar to those described under "Change of Control" or a requirement to make an offer to purchase following a sale of assets.

  Unrestricted Subsidiaries

     The Company may designate any Subsidiary of the Company to be an "Unrestricted Subsidiary" as provided below in which event such Subsidiary and each other Person that is then or thereafter becomes a Subsidiary of such Subsidiary will be deemed to be an Unrestricted Subsidiary. "Unrestricted Subsidiary" means (1) any Subsidiary designated as such by the Board of Directors as set forth below where (a) neither the Company nor any of its other Subsidiaries (other than another Unrestricted Subsidiary) (i) provides credit support for, or Guarantee of, any Debt of such Subsidiary or any Subsidiary of such Subsidiary (including any undertaking, agreement or instrument evidencing such Debt) or (ii) is directly or indirectly liable for any Debt of such Subsidiary or any Subsidiary of such Subsidiary, and (b) no default with respect to any Debt of such Subsidiary or any Subsidiary of such Subsidiary (including any right which the holders thereof may have to take enforcement action against such Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt of the Company and its Subsidiaries (other than another Unrestricted Subsidiary) to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity and (2) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any lien on any property of, any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary, provided that immediately after giving effect to such designation, the Company could Incur at least $1.00 of additional Debt pursuant to the ratio test specified in the first paragraph under "Limitation on Indebtedness". The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary, provided that, immediately after giving effect to such designation,
(i) no Event of Default or event that with the passing of time or the giving of notice, or both, would constitute an Event of Default shall have occurred and be continuing; and (ii) the Company could Incur at least $1.00 of additional Debt pursuant to the ratio test specified in the first paragraph under the "Limitation of Indebtedness" covenant. Any such designation by the Board of Directors shall be evidenced by filing with the Trustee a certified copy of the resolution of the Board of

Directors giving effect to such designation and an officers' certificate certifying that such designation complies with the foregoing conditions.

  Restrictions on Certain Payments; Certain Other Covenants of the Company

     The Company has covenanted that it will not, and will not permit any Restricted Subsidiary of the Company to (i) declare or pay dividends on, or make a distribution with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of the Company's Capital Stock (other than (a) as a result of an exchange or conversion of any class or series of the Company's Capital Stock or rights to acquire such stock for any other class or series of the Company's Capital Stock or rights to acquire such stock, (b) the purchase of fractional interests in shares of the Company's Capital Stock pursuant to the conversion or exchange provisions of such Capital Stock or the security being converted or exchanged, (c) dividends or distributions made on the Company's Capital Stock or rights to acquire such stock with the Company's Capital Stock or rights to acquire such stock or (d) purchases of Common Shares related to the issuance of Common Shares or rights or options under any of the Company's benefit plans for its directors, officers, employees or other persons within the definition of "employee" for purposes of registration of shares of an employee benefit plan of the Company, related to the issuance of Common Shares or rights under a dividend reinvestment plan or stock purchase plan), and (ii) make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (excluding, for the avoidance of doubt, Senior Indebtedness, current payables, accrued liabilities, provisions for reclamation, mine closure and waste rock removal, and income and mining taxes payable, in respect of which such payments, repayments, repurchase and redemptions may be made) issued by the Company or any guarantee issued by the Company that, either case, rank pari passu with or junior to the Securities, if at such time (x) there shall have occurred any event of which the Company has actual knowledge that (a) with the giving of notice or the lapse of time, or both, would constitute an "Event of Default" under the Indenture with respect to the Securities and (b) in respect of which the Company shall not have taken reasonable steps to cure, or (y) the Company shall have given notice of its selection of an Extension Period as provided in the Indenture with respect to the Securities and shall not have rescinded such notice, or such Extension Period, or any extension thereof, shall be continuing.

  Reports to Holders of Capital Securities

     The Company will file with the Commission all information, documents and reports required to be filed with the Commission pursuant to Section 13 or 15(d) of the Exchange Act, whether or not the Company is subject to such filing requirements, so long as the Commission will accept such filings. The Company will file with the Trustee, within 15 days after it files them with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) which the Company files with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. Regardless of whether the Company is required to furnish such reports to its stockholders pursuant to the Exchange Act, the Company will cause its consolidated financial statements, comparable to that which would have been required to appear in annual or quarterly reports filed with the Commission, to be delivered to the Trustee, and the Trustee will deliver the same to holders of the Securities.

CERTAIN DEFINITIONS

     "Bank Credit Facilities" means (i) the Amended and Restated Gold Bullion Loan Agreement, dated as of August 9, 1996, among Echo Bay Inc., as Borrower, the Company and certain subsidiaries of the Company, as Guarantors, the banks thereunder, and the Bank of Nova Scotia, as Agent, (ii) the Loan Agreement, dated as of April 29, 1994, by and among the Company, as Borrower, certain subsidiaries of the Company, as Guarantors, and Canadian Imperial Bank of Commerce, as Lender, and (iii) the Loan Agreement, dated as of April 29, 1994, by and among Echo Bay Inc., as Borrower, the Company and certain subsidiaries of the Company, as Guarantors, and Canadian Imperial Bank of Commerce, as

Lender, including, in each case, any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced, in whole or in part, from time to time (including, for the avoidance of doubt, with the same or different lenders).

     "Borrowing Base" means, as of any date, the aggregate amount of borrowing limits as of such date determined under the covenants of all bank or institutional lender credit facilities of the Company and its Subsidiaries (other than Unrestricted Subsidiaries) that determine such limits on the basis of a borrowing base or other asset-based calculation that is determined with respect to the Company's ore reserves (other than ore reserves held by Unrestricted Subsidiaries).

     "Capital Lease Obligation" of any Person means the obligation to pay rent or other payment amounts under a lease of (or other Debt arrangements conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with generally accepted accounting principles. The stated maturity of such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "Consolidated" or "consolidated" means consolidated in accordance with GAAP, including, to the extent permitted by GAAP, proportionate consolidation.

     "Consolidated Cash Flow Available for Fixed Charges" of the Company means for any period the aggregate amount of working capital provided by operations as set forth on the Company's consolidated statement of cash flow plus, to the extent reflected in the amount of net earnings (loss) set forth on the Company's consolidated statement of earnings for such period and not added back in the calculation of working capital provided by operations for such period, (i) Consolidated Interest Expense of the Company, (ii) Consolidated Exploration and Development Expense of the Company and (iii) Consolidated Income Tax Expense of the Company (or minus any recovery); provided that there shall be excluded from the calculation of Consolidated Cash Flow Available for Fixed Charges, without duplication, (a) the working capital (or deficiency) from operations of any Person acquired by the Company or a Restricted Subsidiary of the Company in a pooling-of-interests transaction for any period prior to the date of such transaction, (b) the working capital (but not any deficiency) from operations of any Person not accounted for on a Consolidated (including proportionate consolidation) basis, except to the extent of the amount of dividends or other distributions actually paid to the Company or a Restricted Subsidiary by such Person during such period, (c) the working capital (or deficiency) from operations of any Unrestricted Subsidiary and (d) the cumulative effect of changes in accounting principles.

     "Consolidated Cash Flow Ratio" of the Company means for any period the ratio of (i) Consolidated Cash Flow Available For Fixed Charges of the Company for such period to (ii) the sum of, without duplication, (A) Consolidated Interest Expense of the Company for such period plus (B) the annual interest expense (including the amortization of debt discount or premium) with respect to any Debt of the Company or a Restricted Subsidiary proposed to be Incurred by the Company or a Restricted Subsidiary, plus (C) the annual interest expense (including the amortization of debt discount or premium) with respect to any other Debt of the Company or a Restricted Subsidiary Incurred by the Company or Restricted Subsidiaries since the end of such period to the extent not included in Clause (ii)(A) minus (D) Consolidated Interest Expense of the Company to the extent included in Clause (ii)(A) or (ii)(C) with respect to any Debt of the Company or a Restricted Subsidiary that will no longer be outstanding as a result of the Incurrence of the Debt proposed to be Incurred and the use of the proceeds thereof or that otherwise has been repaid prior to the date of determination; provided, however, that in making such computation, the Consolidated Interest Expense of the Company attributable to interest on any Debt bearing a floating interest rate shall be computed on a pro forma basis as if the rate in effect on the date of computation had been the applicable rate for the entire period; provided further that, in the event the Company or its Restricted Subsidiaries has made asset dispositions or acquisitions of assets not in the ordinary course of business (including acquisitions of other Persons by merger, consolidation or purchase of Capital Stock) during or after such period, such computation (including the calculation of Consolidated Cash Flow Available for Fixed Charges and Consolidated Interest Expense) shall be made on a pro forma basis as if the asset dispositions or acquisitions had taken place on the first day of such period.

     "Consolidated Exploration and Development Expense" of the Company means for any period the consolidated exploration and development expense of the Company included in the Company's consolidated statement of earnings for such period in accordance with GAAP; excluding, however, the portion thereof that is attributable to an Unrestricted Subsidiary.

     "Consolidated Income Tax Expense" of the Company means for any period the consolidated income tax expense (recovery) of the Company included in the Company's consolidated statement of earnings for such period in accordance with GAAP; excluding, however, the portion thereof that is attributable to an Unrestricted Subsidiary.

     "Consolidated Interest Expense" for the Company means for any period the consolidated interest expense included in the Company's consolidated statement of earnings (without deduction of interest income) for such period in accordance with GAAP, including for such period without limitation or duplication (or, to the extent not so included, with the addition of), (i) the amortization of Debt discount or premium; (ii) any payments or fees with respect to letters of credit, bankers acceptances or similar facilities; (iii) fees with respect to interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements; (iv) Preferred Stock dividends declared and payable in cash;
(v) interest (including accrued interest) on the Securities and any substantially similar securities; and (vi) the portion of any rental obligation allocable to interest expense; excluding, however, the portion of such consolidated interest expense (and the portion of each of the foregoing items
(i) through (vi)) that is attributable to an Unrestricted Subsidiary.

     "Debt" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations Incurred in connection with the acquisition of property, assets or businesses, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business), (v) every Capital Lease Obligation of such Person,
(vi) the amount of all Redeemable Stock of such Person, (vii) every obligation to pay rent or other payment amounts of such Person with respect to any Sale and Leaseback Transaction to which such Person is a party and (viii) every obligation of the type referred to in Clauses (i) through (vii) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise. The "amount" or "principal amount" of Debt at any time of determination as used herein represented by (a) any contingent Debt, shall be the maximum principal amount thereof, (b) any Debt issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with GAAP and (c) any Redeemable Stock, shall be the maximum fixed redemption or repurchase price in respect thereof.

     "Future Development Projects" means mining and milling projects other than those associated with the currently existing operations commonly known as Round Mountain, McCoy/Cove, Lupin and Kettle River, and currently contemplated operations at Aquarius and Paredones Amarillos.

     "GAAP" means generally accepted accounting principles in Canada as in effect on the date of original issuance of the Securities and applied on a basis consistent with prior periods.

     "guarantee" by any Person means any obligations, contingent or otherwise, of such Person guaranteeing, or giving the economic effect of guaranteeing, any Debt of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person,
(i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt, (ii) to purchase property, securities or services for the purpose of assuring the holder of such Debt of the payment of such Debt, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt (and "guarantee", "guaranteeing" and "guarantor" shall have meanings correlative to the foregoing); provided, however, that the guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business.

     "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Debt or other obligation including by acquisition of Subsidiaries or the recording, as required pursuant to GAAP or otherwise, of any such Debt or other obligation on the balance sheet of such Person (and "Incurrence", "Incurred", "Incurrable" and "Incurring" shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt.

     "Permitted Hedging Agreement" of any Person means any agreement entered into with one or more financial institutions in the ordinary course of business that is designed to reduce costs or protect such Person against fluctuations in interest rates, currency exchange rates or commodity prices and which reasonably relates to then existing Debt or other financial obligations, assets then held, commodities used in the business or production of such Person, and not, in any such case, for purposes of speculation.

     "Preferred Stock", as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

     "Purchase Money Obligations" of any Person means Debt of such Person secured by a Lien on real or personal property of such Person which Debt (a) constitutes all or a part of the purchase price or construction cost of such property or (b) is Incurred prior to, at the time of or within 270 days after the acquisition or substantial completion of such property for the purpose of financing all or any part of the purchase price or construction cost thereof; provided, however, that (w) the Debt so Incurred does not exceed 100% of the purchase price or construction cost of such property, (x) such Lien does not extend to or cover any property other than such item of property and any improvements on such item, (y) the purchase price or construction cost for such property is or should be included in "addition to property, plant and equipment" in accordance with GAAP and (z) the purchase or construction of such property is not part of any acquisition of a Person or business unit or line of business.

     "Restricted Subsidiary" means any Subsidiary of the Company, whether existing on or after the date of the Indenture, unless such Subsidiary is an Unrestricted Subsidiary.

     "Redeemable Stock" of any Person means any equity security of such Person that by its terms or otherwise is required to be redeemed prior to the final stated maturity of the Securities or is redeemable at the option of the holder thereof at any time prior to the final stated maturity of the Securities.

     "Sale and Leaseback Transaction" of any Person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such Person of any property or asset of such Person which has been or is being sold or transferred by such Person more than 270 days after the acquisition thereof or the completion of construction or commencement of operation thereof to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset. The stated maturity of such arrangement shall be the date of the last payment of rent or any other amount due under such arrangement prior to the first date on which such arrangement may be terminated by the lessee without payment of a penalty.

     "Subsidiary" of any Person means (i) a corporation more than 50% of the combined voting power of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof, (ii) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof or
(iii) any other Person not described in clauses (i) and (ii) above in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has a 50% ownership and the power, pursuant to a written contract or agreement, to direct the policies and management or the financial and other affairs thereof.

     "Voting Stock" of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company, without the consent of any holders of the Securities, may consolidate with or merge into, or transfer or lease its assets substantially as an entirety (treating the Company and each of its subsidiaries as a single consolidated entity) to, any corporation, and any other corporation may consolidate with or merge into, or transfer or lease its assets substantially as an entirety to, the Company, provided that the corporation (if other than the Company) formed by such consolidation or into which the Company is merged or which acquires or leases the assets of the Company substantially as an entirety is organized and existing under the laws of the United States of America or Canada or any political subdivision of either, and assumes the Company's obligations under the Securities and the Indenture and that the Trustee is satisfied that the transaction will not result in the successor being required to make any deduction or withholding on account of certain Canadian taxes from any payments in respect of the Securities, and that, after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, and the delivery of an officer's certificate and an opinion of counsel with respect to compliance with the foregoing requirements.

EVENTS OF DEFAULT

     The Indenture provides that any one or more of the following described events which has occurred and is continuing constitutes an "Event of Default" with respect to the Securities:

          (i) failure for 30 days to pay interest on the Securities in cash when due (including pursuant to the "Common Shares Payment Election" described above); provided that a valid extension of an interest payment period by the Company pursuant to the "Option to Extend Interest Period" provisions described above shall not constitute a default in the payment of interest for this purpose;

          (ii) failure to pay principal or premium, if any, on the Securities when due whether at maturity, upon redemption, by declaration, upon the valid tender of Capital Securities pursuant to a Change of Control Offer or otherwise;

          (iii) the occurrence of a Change of Control, unless cured by a Change of Control Offer pursuant to the terms of the Indenture;

          (iv) failure to observe or perform any other covenant contained in the Indenture for 60 days after written notice thereof to the Company from the Trustee or the holders of at least 25% in principal amount of the outstanding Securities; or

          (v) certain events of bankruptcy, insolvency or reorganization of the Company under a bankruptcy or insolvency law.

     The holders of a majority in aggregate principal amount of the Securities outstanding have the separate right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee. The Trustee or the holders of not less than 25% in aggregate principal amount of the Securities outstanding may declare the principal of and the interest on the Securities (including accrued interest, if any) and any other amounts payable under the Indenture with respect to the Securities to be forthwith due and payable immediately upon an Event of Default described in subparagraphs (i) through (v) of the preceding paragraph, except that upon the occurrence of an Event of Default specified in (v) above, the principal amount of all Securities shall be immediately due and payable without notice. However, the holders of a majority in aggregate principal amount of the Securities outstanding may, before a judgment or decree on such acceleration has been obtained, annul any such declaration or acceleration and waive the default if the default has been cured or waived and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration and any applicable premium has been deposited with the Trustee.

     The Indenture provides that, subject to the duty of the Trustee during an Event of Default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Trustee reasonable security or indemnity. Subject to certain provisions, including those requiring security or indemnification of the Trustee, the holders of a majority in principal amount of the Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Securities.

     No holder of a Security will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the holders of at least 25% in aggregate principal amount of the outstanding Securities shall have written requests, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding Securities a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of a Security for enforcement of payment of the principal of and interest on such Security on or after the respective due dates expressed in such Security.

     The Company will be required to furnish to the Trustee annually a statement as to the performance by the Company of its obligations under the Indenture and as to any default in such performance.

MODIFICATION AND WAIVER

     Without the consent of any holder of Securities, the Company and the Trustee may amend or supplement the Indenture or the Securities to cure any ambiguity, defect or inconsistency, or to make any change that does not adversely affect the rights of any holder of Securities. Other modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Securities; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Security affected thereby: (a) change the stated maturity of the principal of, or any installment of principal of, or premium, if any, or interest on any Security;
(b) reduce the principal amount of, the rate of interest on, or the premium, if any, payable upon the redemption or repurchase following a Change of Control of, any Security; (c) change the place or currency of payment of principal of, premium, if any, or interest on any Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any Security on or after the stated maturity or redemption date thereof; (e) modify the subordination provisions applicable to Securities in a manner adverse to the holders thereof; (f) reduce the percentage in principal amount of outstanding Securities, the consent of the holders of which is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults or (g) modify any of the provisions of certain sections as specified in the Indenture including the provisions summarized in this paragraph, except to increase any such percentage or to designate additional provisions of the Indenture which cannot be modified or waived without the consent of the holder of each outstanding Security affected thereby.

     The holders of at least a majority in principal amount of the outstanding Securities may on behalf of the holders of all Securities waive compliance by the Company with certain covenants of the Indenture. The holders of not less than a majority in principal amount of the outstanding Securities may, on behalf of the holders of all Securities, waive any past default under the Indenture, except a default in the payment of the principal of, premium, if any, or interest on, any Security or in respect of a provision which under the

Indenture cannot be modified or amended without the consent of the holder of each outstanding Security affected thereby.

DEFEASANCE

     The Company at its option (i) will be discharged from any and all obligations in respect of the Securities (except for certain obligations to register the transfer or exchange of Securities, to replace destroyed, stolen, lost or mutilated Securities, and to maintain an office or agency in respect of the Securities and hold moneys for payment in trust) or (ii) will be released from its obligations to comply with the covenants described above under "Certain Covenants," and the occurrence of an event described in clause (iv) under "Events of Default" above with respect to any defeased covenants shall no longer be an Event of Default, if in either case the Company irrevocably deposits with the Trustee, in trust, money, Government Obligations of the government issuing the currency in which the Securities are denominated or a combination thereof that through the payment of interest thereon and principal thereof in accordance with the terms will provide money in an amount sufficient to pay all the principal of and premium, if any, and interest on the Securities on the dates such payments are due (up to the stated maturity date, or the Redemption Date, as the case may be) in accordance with the terms of the Securities. Such a trust may only be established if, among other things, (a) no Event of Default described under "Events of Default" above or event that, after notice or lapse of time, or both, would become an Event of Default under the Indenture, shall have occurred and be continuing on the date of such deposit, (b) the Company shall have delivered an Opinion of Counsel to the effect that the holders of the Securities will not recognize gain or loss for United States Federal income tax purposes as a result of such deposit or defeasance and will be subject to United States Federal income tax in the same manner as if such defeasance had not occurred, and (c) such defeasance or covenant defeasance will not result in the trust being in violation of the Investment Company Act of 1940, as amended. Such opinion, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable Federal income tax law occurring after the date of the Indenture. In the event the Company omits to comply with its remaining obligations under the Indenture after a defeasance of such with respect to the Securities as described under clause (ii) above and the Securities are declared due and payable because of the occurrence of any undefeased Events of Default, the amount of money and Government Obligations on deposit with the Trustee may be insufficient to pay amounts due on the Securities at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable in respect to such payments.

     Notwithstanding the description set forth under "Subordination" above, in the event that the Company deposits money or Government Obligations in compliance with the Indenture in order to defease all or certain of its obligations with respect to the Securities, the money or Government Obligations so deposited will not be subject to the subordination provisions of the Indenture and the indebtedness evidenced by the Securities will not be subordinated in right of payment to the holders of applicable Senior Indebtedness to the extent of the money or Government Obligations so deposited.

REGARDING THE TRUSTEE

     The Indenture contains certain limitations on the right of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in certain other transactions; however, if it acquires any conflicting interest and there is a default under the Securities, it must eliminate such conflict or resign.

THE DEPOSITORY, BOOK ENTRY AND SETTLEMENT

     DTC will act as securities depository for the Securities. The Securities will be issued only as global fully registered securities (each a "Global Security") registered in the name of Cede & Co. (DTC's nominee). One or more fully registered Global Security certificates, representing the total aggregate number of Securities, will be issued and will be deposited with DTC.

     The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the global Securities as represented by a global certificate.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing Company" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing companies and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a custodial relationship with a Direct Participant either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

     Purchases of Securities within the DTC system must be made by or through Direct Participants, which will receive a credit for the Securities on DTC's records. The ownership interest of each actual purchaser of each Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmation providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners hold Securities. Transfers of ownership interests in the Securities will be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Securities, except in the event that use of the book-entry system for the Securities is discontinued.

     To facilitate subsequent transfers, all the Securities deposited by Participants with DTC will be registered in the name of DTC's nominee, Cede & Co. The deposit of Securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC will have no knowledge of the actual Beneficial Owners of the Securities. DTC's records will reflect only the identity of the Direct Participants to whose accounts such Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.

     Redemption notices shall be sent to Cede & Co. If less than all of the Securities, are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such Securities to be redeemed.

     Neither DTC nor Cede & Co. will itself consent or vote with respect to the Securities. Under its usual procedures, DTC will mail an omnibus proxy to the Direct Participants as soon as possible after the relevant record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Securities are credited on the record date (identified in a listing attached to the omnibus proxy). The Company believes that the arrangement among DTC, Direct and Indirect Participants, and Beneficial Owners will enable the Beneficial Owners to exercise rights equivalent in substance to the rights that can be directly exercised by a holder of a Security.

     Payments of interest on the Securities will be made to DTC. DTC's practice is to credit Direct Participant's accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name", and such payments will be the responsibility of such Participants and not of DTC or the Company, subject to any statutory or regulatory requirement to the contrary that may be in effect from time to time. Payment of interest to DTC is the responsibility of the Company, disbursements of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

     Except as provided herein, a Beneficial Owner in a Global Security certificate will not be entitled to receive physical delivery of Securities. Accordingly, each Beneficial Owner must rely on the procedures of DTC, the Direct Participants and the Indirect Participants to exercise any rights under the Securities.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

     Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

DISCONTINUANCE OF DTC'S SERVICES

     A Global Security shall be exchangeable for Securities registered in the names of persons other than DTC or its nominee or a successor depository or its nominee only if (i) DTC or such successor depository, as applicable, notifies the Company that it is unwilling or unable to continue as a depository for such Global Security and no successor depository shall have been appointed by the Company within 90 days after the Company receives notice or becomes aware of such condition, (ii) DTC or such successor depository, as applicable, at any time, ceases to be a clearing agency registered under the Exchange Act at which time DTC or such successor depository, as applicable, is required to be so registered to act as such depository and no successor depository shall have been appointed, (iii) the Company, in its sole discretion, determines that such Global Security shall be so exchangeable or (iv) there shall have occurred an Event of Default with respect to the Securities. Any Global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for Securities registered in such names as DTC or such successor depository, as applicable, shall direct. It is expected that such instructions will be based upon directions received by DTC from its Participants or such successor depository from its participants with respect to ownership of beneficial interests in such Global Security.

ENFORCEABILITY OF JUDGMENTS

     Since a substantial portion of the Company's assets are located outside the United States, any judgment obtained in the United States against the Company, including any judgment with respect to the payment of principal or interest on the Securities, may not be collectible within the United States.

     The Company has been informed by its Canadian counsel, Milner Fenerty, that the laws of the Province of Alberta permit an action to be brought in a court of competent jurisdiction in that province on any final and conclusive judgment against the Company for a fixed sum of money of any federal or state court located in The City of New York (a "New York Court") with respect to the enforcement of the Indenture and the Securities, provided that (i) the judgment is not impeachable as void or voidable under the internal laws of the State of New York; (ii) the court rendering such judgment had jurisdiction over the Company according to the conflict of laws rules of Alberta (submission by the Company in the Indenture to the jurisdiction of the New York Court will be sufficient for this purpose); (iii) such judgment was not obtained by fraud or in a manner contrary to natural justice and the enforcement thereof would not be inconsistent with public policy, as such terms are applied under the laws of Alberta; (iv) the enforcement of such judgment does not constitute, directly or indirectly, the enforcement of foreign revenue, expropriatory or penal laws; and
(v) the action to enforce such judgment is commenced within the applicable limitation period. In the opinion of such counsel, there are currently no reasons under the laws of Alberta for avoiding recognition of such judgments of a New York Court based upon public policy.

CONSENT TO JURISDICTION

     The Indenture provides that the Company will irrevocably appoint CT Corporation System, 1633 Broadway, New York, New York 10019 as its authorized agent for service of process in any legal action or proceeding arising out of or relating to the Indenture or the Securities and for actions brought under federal or state securities laws or for actions brought by the Trustee in any New York Court, and will irrevocably submit to the nonexclusive jurisdiction of the New York Courts for such purposes.

GOVERNING LAW

     The Indenture and the Securities will be governed by, and construed in accordance with, the laws of the State of New York.

                               TAX CONSIDERATIONS

UNITED STATES FEDERAL INCOME TAXATION

  General

     The following is a summary of the principal United States ("US") Federal income tax considerations that may be relevant to prospective purchasers of Securities who are US Holders. As used herein, a "US Holder" means a holder of a Security who is a "US person", but excludes US persons subject to special provisions of US Federal income tax law, such as tax-exempt organizations, financial institutions, insurance companies, broker-dealers, persons having a "functional currency" other than the United States dollar and holders that will hold Securities as a position in a "straddle", as part of a "synthetic security" or "hedge", or as part of a "conversion transaction" or other integrated investment. Subject to the discussion below, a US person is a citizen or individual resident of the United States, a corporation or partnership created or organized in or under the laws of the United States, or of any political subdivision thereof, or an estate or trust, the income of which is includible in its gross income for US Federal income tax purposes without regard to its source, and any other person subject to US Federal income tax or net income. For taxable years beginning after December 31, 1996, or if the trustee of a trust elects to apply the following definition to an earlier taxable year, a trust is a US person if, and only if, (i) a court within the United States is able to exercise primary supervision over the administration of the trust and (ii) one or more US trustees have the authority to control all substantial decisions of the trust. Trusts should consult their tax advisors regarding their status under these rules.

     This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change, possibly retroactively. Subsequent changes may cause tax consequences to vary substantially from the tax consequences described herein.

     The following discussion does not address all aspects of US Federal income taxation that might be relevant to a particular US Holder in light of the US Holder's particular circumstances, or to certain types of persons subject to special provisions of US Federal income tax law, such as those excluded from the definition of a US Holder, and does not discuss any aspect of estate or inheritance or state, local and foreign tax laws. This discussion is limited to the US Federal income tax consequences to US Holders who will hold the Securities as capital assets. Accordingly, each prospective US Holder should consult, and depend on, his, her or its tax advisor in analyzing the US Federal, state, local and foreign tax consequences of the purchase, ownership and disposition of Securities.

  Classification of the Securities

     Based upon the advice of counsel, the Company believes, and the following discussion assumes, that the Securities will be classified as indebtedness of the Company for US Federal income tax purposes. There would not be a material effect on US Holders if the Securities were not classified as indebtedness.

  Original Issue Discount

     Each US Holder will be required to include in its gross income any original issue discount ("OID") accrued with respect to the US Holder's Securities. All of the stated interest that accrues on the Securities will be treated as OID because the Company has the right to defer payments of interest on the Securities by extending interest payment periods for up to 10 consecutive semiannual periods. Holders of debt instruments issued with OID must report the OID as income on an economic accrual basis regardless of the timing of actual interest payments and without regard to their method of accounting. Actual payments of stated interest will not be separately reported as taxable income.

     The amount of OID that accrues in any month with respect to the Securities will approximately equal the amount of interest that economically accrues on the Securities at the stated interest rate during such month. Such accrual will continue on a compounding basis during any period in which a payment of interest is being deferred.

  Stock Payment Mechanism

     As described under "Description of the Securities -- Common Shares Payment Election," the Company may satisfy its obligation to pay Deferred Interest on any applicable Interest Payment Date by delivering Common Shares to the Trustee. A US Holder then would be entitled to receive, on the Interest Payment Date, a cash payment from the proceeds of the sale of the Common Shares equal to the amount of the Deferred Interest. While not free from doubt, an election by the Company to pay Deferred Interest by delivering Common Shares to the Trustee should not affect the amount of OID required to be reported by a US Holder.

  Market Discount and Bond Premium

     Holders of Securities other than the Initial Holders may acquire their Securities with market discount, acquisition premium or bond premium, as such terms are defined for US Federal income tax purposes. Such holders are advised to consult their tax advisors as to the income tax consequences of the acquisition, ownership and disposition of the Securities.

  Sales and Redemptions

     A US Holder will generally recognize gain or loss on the sale or other taxable disposition of a Security, including a redemption for cash, equal to the difference between the amount realized and the US Holder's adjusted tax basis in the Security sold or redeemed. A US Holder's adjusted tax basis in the Securities generally will be its initial purchase price, increased by the amount of OID previously includible in such US Holder's gross income through the date of disposition, and decreased by payments received on the Securities. Such gain or loss generally will be a capital gain or loss, and generally will be a long-term capital gain or loss if the Securities have been held for more than one year.

  Source of Income

     OID accrued with respect to the Securities generally will be treated as having a source outside the United States. While a US Holder will be subject to tax in the United States on accrued OID regardless of its source, the source of such income may be relevant for other purposes such as the utilization of foreign tax credits.

  Information Reporting

     The Company will report the OID that accrues in a year with respect to the Securities, and any amounts paid in redemption of the Securities, annually to the holders of record of the Securities and the Internal Revenue Service.

  Backup Withholding Tax

     Payments made on, and proceeds from the sale of, Securities may be subject to a "backup" withholding tax of 31% unless the holder complies with certain identification requirements. Any withheld amounts will generally be allowed as a credit against the US Holder's Federal income tax, provided the required information is timely filed with the Internal Revenue Service.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

     The following summary describes the principal Canadian federal income tax consequences generally applicable to a purchaser of Securities (a "Holder") who, at all relevant times, is not a resident of Canada for purposes of the Income Tax Act (Canada) (the "ITA") and who deals at arm's length with the Company.

     This summary is based upon the current provisions of the ITA and the regulations passed pursuant to the ITA (the "ITA Regulations") in force as of the date of this Prospectus Supplement, and any proposals to amend the ITA and ITA Regulations publicly announced by the date of this Prospectus Supplement by the federal Minister of Finance. This description is not exhaustive of all Canadian federal income tax consequences and does not anticipate any changes in law whether by legislative, governmental or judicial action other than the passage of such publicly announced proposed amendments to the ITA or ITA Regulations, nor does it take into account provincial, territorial or foreign tax considerations which may differ from those discussed in this Prospectus Supplement.

     This summary is not intended to be, nor should it be construed to be, legal or tax advice to any particular Holder. Prospective Holders of Securities should consult their own Canadian tax advisors with respect to the Canadian income tax consequences associated with their participation in this Offering.

     A Holder who acquires Securities will be exempt from Canadian withholding tax in respect of interest paid or credited to a Holder in respect of the Securities. There are no other taxes on income or capital gains payable under the ITA in respect of the holding, redemption or disposition of the Securities or the receipt of interest by a Holder who does not use or hold the Securities in carrying on a business in Canada for the purposes of the ITA and, in the case of a Holder who carries on an insurance business in Canada and elsewhere, who uses or holds the Securities in the course of carrying on its insurance business outside Canada and can establish that the Securities are not effectively connected with its insurance business carried on in Canada.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement and the Pricing Agreement, the Company has agreed to sell to Goldman, Sachs & Co. ("Goldman Sachs"), and Goldman Sachs have agreed to purchase, the entire principal amount of the Securities.

     Under the terms and conditions of the Underwriting Agreement, Goldman Sachs are committed to take and pay for all of the Securities, if any are taken.

     Goldman Sachs propose to offer the Securities in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement and in part to certain securities dealers at such price less a concession of 2.0% of the principal amount of the Securities. Goldman Sachs may allow, and such dealers may reallow, a concession not to exceed 0.25% of the principal amount of the Securities to certain brokers and dealers. After the Securities are released for sale to the public, the offering price and other selling terms may from time to time be varied by Goldman Sachs.

     The Company has agreed that, during the period beginning from the date of the Pricing Agreement and continuing to and including the date of original issuance of the Securities, it will not offer, sell, contract to sell or otherwise dispose of any Securities, any capital securities or any other securities of the Company that are substantially similar to the Securities, including any guarantee of such securities, or any securities convertible into or exchangeable for or representing the right to receive Securities, capital securities or any such substantially similar securities of the Company, without the prior written consent of Goldman Sachs, except for the Securities offered in connection with this offering.

     The Securities are a new issue of securities with no established trading market. The Securities will not be listed on any securities exchange. The Company has been advised by Goldman Sachs that they intend to make a market in the Securities but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Securities.

     In connection with the offering, Goldman Sachs may purchase and sell the Securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover short positions created by Goldman Sachs in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Securities; and short positions created by Goldman Sachs involve the sale by Goldman Sachs of a greater number of Securities than they are required to purchase from the Company in the offering. Goldman Sachs also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the Securities sold in the offering may be reclaimed by Goldman Sachs if such Securities are repurchased by Goldman Sachs in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Securities, which may be higher than the price that might otherwise prevail in the open market. These transactions may be effected in the over-the-counter market or otherwise, and these activities, if commenced, may be discontinued at any time.

     The Company has agreed to indemnify Goldman Sachs against certain liabilities, including liabilities under the Securities Act of 1933.

     The Securities have not been and will not be qualified for sale under the securities laws of Canada or any province or territory of Canada. The Securities may not be offered or sold, and Goldman Sachs have agreed not to offer or sell the Securities, directly or indirectly, in Canada, or to or for the benefit of any resident thereof, in violation of the securities laws of Canada or any province or territory of Canada.

     Goldman Sachs or their affiliates have provided from time to time, and expect to continue to provide in the future, investment banking services to the Company and its affiliates, for which Goldman Sachs or their affiliates have received or will receive customary fees and commissions.

                             VALIDITY OF SECURITIES

     The validity of the Securities to be issued pursuant to the Offering will be passed upon for the Company by Milner Fenerty, Calgary, Alberta, Canada, and for the Underwriters by Cravath, Swaine & Moore, New York, New York. Certain matters will be passed upon for the Company by Davis, Graham & Stubbs LLP, Denver, Colorado.

                                    EXPERTS

     The reserve estimation methodology used by the Company in preparing its estimates of ore reserves at Aquarius appearing herein and incorporated by reference in the Prospectus has been verified by the Company's external geological engineering consultants, FSS Canada Consultants Inc. The reserve estimation methodology used by the Company in preparing its estimates of ore reserves at Paredones Amarillos appearing herein and incorporated by reference in the Prospectus has been verified by the Company's external geological engineering consultants, H.A. Simons Ltd. Such estimates are included herein in reliance upon the authority of such firms as experts in such matters.

     The consolidated financial statements of Echo Bay Mines Ltd. appearing elsewhere herein and in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, have been audited by Ernst & Young, independent chartered accountants, as set forth in their report thereon included herein and incorporated in Registration Statement (No. 33-77738) by reference. Such consolidated financial statements are presented herein and incorporated in Registration Statement (No. 33-77738) by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                              ECHO BAY MINES LTD.

                                DEBT SECURITIES
                                   GUARANTEES
                                 COMMON SHARES
                             ---------------------

                            ECHO BAY RESOURCES, INC.

                           GUARANTEED DEBT SECURITIES
                             ---------------------

     Echo Bay Mines Ltd. (the "Company" or "Echo Bay") may offer from time to time (i) Debt Securities ("Debt Securities"), consisting of debentures, notes, bonds and/or other unsecured evidences of indebtedness in one or more series,
(ii) unconditional and irrevocable guarantees ("Guarantees") of Debt Securities issued by Echo Bay Resources, Inc. ("EBR"), a wholly-owned subsidiary of the Company, or (iii) Common Shares without par value ("Common Shares"). EBR may offer from time to time guaranteed Debt Securities, consisting of debentures, notes or other unsecured evidences of indebtedness in one or more series, guaranteed by the Company. The foregoing securities are collectively referred to as the "Securities". Any Securities may be offered with other Securities or separately (except for Guarantees which may only be offered with Debt Securities of EBR). Securities may be sold for U.S. dollars, foreign currency or currency units, including the European Currency Unit; amounts payable with respect to any Debt Securities may likewise be payable in U.S. dollars, foreign currency or currency units, including the European Currency Unit -- in each case, as the Company (or in the case of Debt Securities issued by EBR, as EBR) specifically designates. The amounts payable by the Company (or in the case of Debt Securities issued by EBR, by EBR) in respect of Debt Securities may be calculated by reference to the value, rate or price of one or more specified commodities, currencies or indices as set forth in an accompanying Prospectus Supplement. The Securities will be offered at an aggregate initial offering price not to exceed U.S. $200,000,000 or the equivalent (based on the applicable exchange rate at the time of sale), if Debt Securities of the Company or EBR are issued in principal amounts denominated in one or more foreign currencies or currency units as shall be designated by the Company or EBR, as the case may be, at prices and on terms to be determined at the time of sale.

      SEE "RISK FACTORS" FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE SECURITIES.

     This Prospectus will be supplemented by one or more accompanying Prospectus Supplements, which will set forth with regard to the particular Securities in respect of which this Prospectus is being delivered (i) in the case of Debt Securities, the Issuer (which may be the Company or EBR), title, aggregate principal amount, currency of denomination, maturity, interest rate, if any (which may be fixed or variable), or method of calculation thereof, time of payment of any interest, any terms for redemption at the option of the Company, EBR or the holder, any terms for sinking fund payments, any index or other method used to determine the amounts payable, the ranking of such Debt Securities (whether senior, senior subordinated or subordinated), any conversion or exchange rights, at the option of the Company, EBR or the holder, any listing on a securities exchange, whether such Debt Securities will be Guaranteed, the initial public offering price and any other terms in connection with the offering and sale of such Debt Securities, and (ii) in the case of Common Shares, the number of Common Shares and the terms of the offering thereof. The Prospectus Supplement will also contain information, as applicable, about certain United States and Canadian Federal income tax considerations relating to the Securities in respect of which this Prospectus is being delivered.

     The Company and EBR may sell Securities to or through one or more underwriters, and may also sell Securities directly to other purchasers or through agents. Such underwriters may include Goldman, Sachs & Co., and in Canada, Burns Fry Limited. See "Plan of Distribution". Each Prospectus Supplement will set forth the names of any underwriters, dealers or agents involved in the sale of the Securities in respect of which this Prospectus is being delivered, and any applicable fee, commission or discount arrangements with them.

                             ---------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENCE.

                             ---------------------

     THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

                 The date of this Prospectus is July 15, 1994.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549; and at its regional offices located at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511; and 13th Floor, 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549, at prescribed rates. Such reports, proxy statements and other information concerning the Company can also be inspected and copied at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

     EBR is a wholly-owned subsidiary of the Company. It currently is not independently subject to the information requirements of the Exchange Act. EBR expects to receive a conditional exemption pursuant to Section 12(h) of the Exchange Act from the informational requirements of such Act and anticipates that no independent reports concerning EBR will be sent to holders of Debt Securities issued by EBR.

     The Company and EBR have filed with the Commission a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933 (the "Securities Act") with respect to the securities covered by this Prospectus. This Prospectus, which forms part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company, EBR and such securities, reference is hereby made to such Registration Statement, including the exhibits filed therewith. The Registration Statement and the exhibits thereto can be obtained by mail from or inspected and copied at the public reference facilities maintained by the Commission as provided in the prior paragraph.

                    ENFORCEMENT OF CERTAIN CIVIL LIABILITIES

     The Company is a Canadian corporation and certain of its directors and officers, as well as certain of the experts named herein, are neither citizens nor residents of the United States. A substantial part of the assets of several of such persons and of the Company are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon such persons or to enforce against them or the Company within the United States judgment of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States. Milner Fenerty, Canadian counsel to the Company, has advised the Company that there is doubt as to the enforceability against such persons and the Company in Canada, in original actions or in actions to enforce judgments of United States courts, of liabilities predicated solely upon the federal securities laws of the United States.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated by reference in this Prospectus:

          (1) Annual Report on Form 10-K for the year ended December 31, 1993;

          (2) Form 10-K/A-1 for the year ended December 31, 1993 filed on July 8, 1994;

          (3) Quarterly Report on Form 10-Q for the period ended March 31, 1994;

          (4) Form 10-Q/A-1 for the period ended March 31, 1994 filed on July 8, 1994;

          (5) Form 8-K dated June 1, 1994 and filed on June 9, 1994; and

          (6) The description of the Common Shares contained in the Company's Registration Statement on Form 8-A dated August 2, 1983, and any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, on the oral or written request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to the Secretary, Echo Bay Mines Ltd., Suite 1210 ManuLife Place, 10180 -- 101 Street, Edmonton, Alberta, Canada, T5J 3S4, telephone (403) 496-9002, facsimile: (403) 424-7378.

                             CANADIAN PROSPECTUSES

     The Company has filed with Canadian securities regulatory authorities a shelf prospectus relating to the potential offering in Canada of up to 10,000,000 common shares (including the Common Shares offered hereunder) and a shelf prospectus relating to the potential offering in Canada of debt securities at an aggregate initial offering price of up to U.S. $125,000,000 (including the Debt Securities offered hereunder). Canadian securities laws do not permit the use of an unallocated (as between common shares and debt securities) shelf prospectus.

                                  THE COMPANY

     The Company mines, processes and explores for gold and silver. The Company's revenues are derived principally from the sale of gold. In 1993 and the first quarter of 1994, the Company produced a total of 873,890 and 253,218 ounces of gold, respectively, at average cash production costs of $214 and $199 per ounce, respectively. The Company's silver production in 1993 and the first quarter of 1994 was 12,454,338 and 2,307,925 ounces, respectively.

     Echo Bay operates four producing properties: the McCoy/Cove and the 50% owned Round Mountain mines in Nevada, the Lupin mine in the Northwest Territories, Canada, and the Kettle River mine in Washington. Echo Bay owns two major development projects in Alaska: the 100% owned Alaska-Juneau project ("A-J") and the 50% owned Kensington project. The decision to commence construction at A-J and subsequent production will be contingent on further engineering for the mine and mill, the resolution of any legal challenges and the Company obtaining required financing. In addition, Echo Bay has agreed to acquire from Phelps Dodge Corporation a 55% interest in the Seven-Up Pete Joint Venture in Montana for $114 million. The primary asset of the joint venture is the McDonald gold deposit, a development property. Closing of the transaction is scheduled for mid-July, following the completion of the Company's due diligence investigation.

     The Company's business strategy in recent years has focused on improving productivity, reducing production costs and reducing debt. Steps which have been taken to date to achieve these goals include workforce reductions, process improvements and selective capital expenditures to improve productivity. These efforts, together with higher production levels, have resulted in lower cash production costs, which were $199 per ounce of gold in the first quarter of 1994 and $214 per ounce of gold in 1993, compared to $237 per ounce of gold in 1992 and $249 per ounce of gold in 1991. The Company has reduced its outstanding debt from a high of $415.1 million at June 30, 1990 to $217.3 million at December 31, 1993 and $215.2 million at March 31, 1994. In addition, the Company had $252.5 million and $261.5 million of cash, U.S. treasury notes and other short term investments at December 31, 1993 and March 31, 1994, respectively.

     The Company was incorporated in Canada in 1964. Its executive office is located at Suite 4050, 370 - 17th Street, Denver, Colorado, 80202, telephone
(303) 592-8000, and its registered office is located at Suite 1210 ManuLife Place, 10180 - 101 Street, Edmonton, Alberta, Canada , T5J 3S4, telephone (403) 496-9002.

     EBR is a wholly-owned subsidiary of the Company which was incorporated under the laws of the state of Delaware on April 6, 1994. The primary purpose of EBR is to issue guaranteed Debt Securities and to loan to or invest the proceeds in the Company or its subsidiaries. EBR will be prohibited from issuing any capital stock to any person other than the Company and its subsidiaries. EBR does not now, and in the near future does not expect to, lease or own any material facilities or operating property. EBR's principal executive offices are located at Suite 4050, 370 - 17th Street, Denver, Colorado 80202, telephone
(303) 592-8000.

                                  RISK FACTORS

     Purchasers of the Securities being offered hereby should carefully read this entire Prospectus and the documents incorporated by reference herein. Purchasers should consider, among other things, the risk factors set forth below as well as any additional risk factors contained in any Prospectus Supplement delivered herewith.

GOLD AND SILVER PRICES

     The profitability of Echo Bay's operations is significantly affected by changes in the market price of gold and, to a lesser extent, changes in the market price of silver. Gold prices fluctuate widely and are affected by numerous factors beyond the Company's control, including expectations with respect to the rate of inflation, the strength of the U.S. dollar and of other currencies, interest rates, global and regional political and economic crises, major discoveries and production costs in major gold-producing regions. The demand for and supply of gold also affect prices but not necessarily in the same manner as such factors affect the prices of other commodities. Gold price declines may render projects with comparatively high production costs per ounce temporarily or permanently uneconomic, unless forward sales or other hedging techniques make realized prices sufficiently higher than the then achievable spot market prices. Hedging activities protect the Company against failing prices but may result in the Company being required to sell production at lower than market prices and may reduce the benefits of price increases.

RESERVE ESTIMATES

     While Echo Bay's ore reserves are believed to be well established, ore reserve estimates are necessarily imprecise and involve subjective judgments regarding the presence and grade of mineralization. Should the Company encounter mineralization or geological or mining conditions at any of its mines or projects different from those predicted by historical drilling, sampling and similar examinations, mining plans may have to be altered in a way that might adversely affect Company operations and reduce its ore reserves.

     The price used in estimating the Company's ore reserves at December 31, 1993 was $375 per ounce of gold and $4.50 per ounce of silver. The market prices for gold and silver have been volatile and if market prices for gold and silver decline significantly below their current levels and the Company determines that its reserves should be calculated at significantly lower prices than used at December 31, 1993, there would likely be a material reduction in the amount of reserves. Should such reductions occur, material write-downs of the Company's investment in mining properties and/or increased amortization charges may be required.

EXPLORATION AND DEVELOPMENT RISKS

     Echo Bay's long-term success will be affected by the results of its development and exploration programs. Although Echo Bay has been able to successfully replace a substantial portion of reserves produced from its principal mines, continued replacement of reserves will depend on discovery of extensions to existing ore reserves and discovery or acquisition of new ore deposits. Furthermore, the development and operation of new mines requires the obtaining of permits from relevant government authorities which may not in all cases be issued, or which may be challenged by citizens' groups on environmental or other grounds, leading to delays in project startup.

     Underground work at Alaska-Juneau was interrupted in March 1994 following the discovery of fish mortalities downstream from an old tunnel that drains rainwater which flows through the mine. A "cease and desist" order under Section 309 of the Clean Water Act was issued on March 18, 1994 which prohibited underground activity at the mine. The order has been modified twice and under the modifications the Company was able to resume its underground exploration and development activities in May 1994. In respect to underground exploration activities, the modifications require the Company to perform in accordance with an exploration plan following standard industry practices. The modifications do not impose additional restrictions with respect to underground development activities, which are subject to normal permitting requirements.

     After an extensive investigation by scientific consultants retained by the Company, no links were found between the mine and the fish mortalities.

MINING RISKS AND INSURANCE

     The business of gold mining is subject to many risks and hazards, including environmental hazards, industrial accidents, unusual or unexpected geological or mining conditions, pressures, gasses, flooding and gold bullion theft. The Company maintains general liability insurance of a total of $50 million for occurrences in any year, which insurance is available for all operations. The Company may become subject to liability for pollution, accidents or other hazards against which it is uninsured or not adequately insured.

GOVERNMENT REGULATION

     Echo Bay's mining operations and exploration activities are subject to extensive U.S. and Canadian federal, state, provincial, territorial and local laws and regulations governing prospecting, development, transportation, production, exports, taxes, labor standards, mine safety and occupational health. The Company's operations are also subject to laws and regulations concerning protection of the environment, waste disposal, remediation or releases of hazardous substances and reclamation of land. These laws and regulations change periodically and are generally becoming more restrictive, which may have the effect of increasing future costs. The Company believes that it is in substantial compliance with all applicable laws and regulations.

     The U.S. Congress is actively considering a proposed major revision of the General Mining Law, which governs mining claims and related activities on federal public lands. A $100 annual holding fee is now imposed upon each unpatented mining claim in lieu of the former $100 annual assessment work requirement. The Senate and House of Representatives each has passed a separate bill for mining law revision and following conference committee action, a law is expected in 1994. The Company expects that when this law is effective, it will impose a royalty upon production of minerals from federal lands, and will contain new requirements for mined land reclamation and similar environmental control and reclamation measures. It remains unclear to what extent such new legislation will affect existing mining claims and operations. The effect of any revision of the General Mining Law on the Company's U.S. operations cannot be determined conclusively until such revision is enacted; however such legislation could materially increase costs at McCoy/Cove, which is primarily located on federal lands, and could impair the Company's ability to develop mineral resources on unpatented mining claims. Ore reserves at the Company's other United States mines and development properties are entirely on private lands, except at Round Mountain, where approximately 20% of its reserves are on federal lands.

SUBORDINATED NATURE OF CERTAIN DEBT SECURITIES

     Certain Debt Securities may be subordinated in right of payment to all Senior Indebtedness of the Company or EBR whether now outstanding or hereafter created, incurred, assumed or guaranteed by the Company or EBR, as the case may be. The Guarantees may be subordinated in right of payment to all Senior Indebtedness of the Company. The Indentures under which any Debt Securities will be issued may not limit the amount of Senior Indebtedness or other indebtedness that the Company or EBR may incur. In addition, the Debt Securities and the Guarantees may be effectively subordinated to all liabilities of the Company's other consolidated subsidiaries. See "The Company" and "Description of Debt Securities and Guarantees".

                                USE OF PROCEEDS

     Unless a Prospectus Supplement indicates otherwise, the net proceeds to be received by the Company, or EBR, as the case may be, from the issue and sale from time to time of the Securities will be added to the general funds of the Company to be used to finance the Company's operations and for other general corporate purposes. Pending such application, such net proceeds may be invested in short-term marketable securities. Each Prospectus Supplement will contain specific information concerning the use of proceeds from the sale of Securities to which it relates.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of earnings to fixed charges for the Company and its subsidiaries was as follows for the three months ended March 31, 1994 and the five years ended December 31, 1993:

                                    THREE MONTHS
   YEAR ENDED DECEMBER 31,(1)      ENDED MARCH 31,
--------------------------------   ---------------
1989   1990   1991   1992   1993        1994
----   ----   ----   ----   ----        ----
1.8(1)    (2)  2.1      (2)  1.2         2.5

NOTES:

(1) The ratio of earnings to fixed charges (or deficiency) has been computed on the basis of the Company's results of operations as determined under accounting principles generally accepted in Canada. There would be no difference in such ratio (or deficiency) if it were to be computed on the basis of the Company's results of operations as determined under accounting principles generally accepted in the United States except for 1989, when the ratio of earnings to fixed charges would be 2.1.

(2) Earnings were insufficient to cover fixed charges in the following amounts: for the year ended December 31, 1990, $66.4 million; and for the year ended December 31, 1992, $36.2 million.

     The ratio of earnings to fixed charges has been computed by dividing earnings from continuing operations available for fixed charges (income from continuing operations before income taxes and fixed charges expensed) by fixed charges. Fixed charges consist of interest an all indebtedness, preferred stock dividends of a subsidiary net of related interest income from related interest rate swaps, that portion of rental expense that management believes to be representative of interest expense and capitalized interest.

                 DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

     Debt Securities may be issued from time to time in one or more series by the Company or by EBR. In the event that any series of Debt Securities is issued by EBR, such Debt Securities will be offered together with unconditional and irrevocable guarantees issued by the Company. In the following description, references to the Issuer refer to the Company, in the case of a series of Debt Securities issued by the Company, and to the Company and EBR, in the case of a series of Debt Securities issued by EBR.

     The Debt Securities will constitute either indebtedness designated as Senior Indebtedness ("Senior Debt Securities"), indebtedness designated as Senior Subordinated Indebtedness ("Senior Subordinated Debt Securities") or indebtedness designated as Subordinated Indebtedness ("Subordinated Debt Securities"). The particular terms of each series of Debt Securities offered by a particular Prospectus Supplement and, if such Debt Securities are offered by EBR, the particular terms of the Guarantees offered in connection therewith, will be described therein. Senior Debt Securities, Senior Subordinated Debt Securities and Subordinated Debt Securities will each be issued under a separate indenture (individually an "Indenture" and collectively the "Indentures") to be entered into prior to the issuance of such Debt Securities. The Indentures will be substantially identical, except for provisions relating to subordination and Guarantees. See "Subordination of Senior Subordinated Debt Securities, Subordinated Debt Securities and Guarantees". There will be a separate Trustee (individually a "Trustee" and collectively the "Trustees") under each Indenture. Information regarding the Trustee under an Indenture will be included in any Prospectus Supplement relating to the Debt Securities issued thereunder.

     The following discussion includes a summary description of the material terms of the Indentures, other than terms which are specific to a particular series of Debt Securities and which will be described in the Prospectus Supplement relating to such series. The following summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the

Indentures, including the definitions therein of certain terms capitalized in this Prospectus. Wherever particular Sections, Articles or defined terms of the Indentures are referred to herein or in a Prospectus Supplement, such Sections, Articles or defined terms are incorporated herein or therein by reference.

GENERAL

     The Debt Securities will be general unsecured obligations of the Company. The Indentures do not limit the aggregate amount of Debt Securities which may be issued thereunder, and Debt Securities may be issued thereunder from time to time in separate series up to the aggregate amount from time to time authorized for each series.

     Any Debt Security issued by EBR will be unconditionally and irrevocably guaranteed by the Company as to payment of principal, premium, if any, and interest.

     The applicable Prospectus Supplement or Prospectus Supplements will describe the following terms of the series of Debt Securities in respect of which this Prospectus is being delivered: (1) the issuer (which may be the Company or EBR) and title of such Debt Securities; (2) any limit on the aggregate principal amount of such Debt Securities; (3) whether any of such Debt Securities are to be issuable in permanent global form ("Global Security") and, if so, the terms and conditions, if any, upon which interests in such Debt Securities in global form may be exchanged, in whole or in part, for the individual Debt Securities represented thereby; (4) the person to whom any interest on any Debt Security of the series shall be payable, if other than the person in whose name the Debt Security is registered on the Regular Record Date;
(5) the date or dates on which such Debt Securities will mature; (6) the rate or rates of interest, if any, or the method of calculation thereof, which such Debt Securities will bear, and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months; (7) the date or dates from which any such interest will accrue, the Interest Payment Dates on which any such interest on such Debt Securities will be payable and the Regular Record Date for any interest payable on any Interest Payment Date; (8) the place or places where the principal of, premium, if any, and interest on such Debt Securities will be payable; (9) the period or periods within which, the events upon the occurrence of which, and the price or prices at which, such Debt Securities may, pursuant to any optional or mandatory provisions, be redeemed or purchased, in whole or in part, by the Issuer and any terms and conditions relevant thereto; (10) the obligations of the Issuer, if any, to redeem or repurchase such Debt Securities pursuant to any sinking fund or analogous provisions or at the option of the Holders thereof; (11) the denominations in which any such Debt Securities will be issuable, if other than denominations of U.S. $1,000 and any integral multiple thereof; (12) the currency, currencies or currency unit or units of payment of principal of, premium, if any, and interest on such Debt Securities if other than U.S. dollars; (13) any index or formula to be used to determine the amount of payments of principal, premium, if any, and interest on such Debt Securities, and any commodities, currencies, currency units or indices, or value, rate or price, relevant to such determination; (14) if the principal of, premium, if any, or interest on such Debt Securities is to be payable, at the election of the Issuer or a Holder thereof, in one or more currencies or currency units other than that or those in which such Debt Securities are stated to be payable, the currencies or currency units in which payment of the principal of, premium, if any, and interest on such Debt Securities as to which election is made shall be payable, and the periods within which and the terms and conditions upon which such election is to be made; (15) if other than the principal amount thereof, the portion of the principal amount of such Debt Securities of the series which will be payable upon acceleration of the Maturity thereof; (16) whether such Debt Securities are subordinate in right of payment to any Senior Indebtedness of the Issuer and, if so, the terms and conditions of such subordination and the aggregate principal amount of such Senior Indebtedness outstanding as of a recent date; (17) any covenants to which the Issuer may be subject with respect to such Debt Securities; (18) the applicability of the provisions described under "Defeasance" below; (19) the terms and conditions, if any, pursuant to which such Debt Securities are convertible into or exchangeable for Common Shares or other securities; (20) United States and Canadian Federal income tax consequences, if any; (21) the provisions for the payment of additional amounts with respect to any Canadian withholding taxes in certain cases; and (22) any other terms of such Debt Securities.

     Debt Securities may be issued at a discount from their principal amount. United States and Canadian Federal income tax considerations and other special considerations applicable to any such Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

     If the purchase price of any series of Debt Securities is denominated in a foreign currency or currencies or a foreign currency unit or units or if the principal of, premium, if any, and interest on any series of Debt Securities are payable in a foreign currency or currencies or a foreign currency unit or units, the restrictions, elections, general tax considerations, specific terms and other information with respect to such series of Debt Securities will be set forth in the applicable Prospectus Supplement.

     Debt Securities may be issued from time to time with payment terms which are calculated by reference to the value, rate or price of one or more commodities, currencies, currency units or indices. Holders of such Debt Securities may receive a principal amount (including premium, if any) on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal (including premium, if any) or interest otherwise payable on such dates, depending upon the value, rate or price on the applicable dates of the applicable currency, currency unit, commodity or index. Information as to the methods for determining the amount of principal, premium, if any, or interest payable on any date, the currencies, currency units, commodities or indices to which the amount payable on such date is linked and any additional tax considerations will be set forth in the applicable Prospectus Supplement.

     Except as may be set forth in the applicable Prospectus Supplement, Holders of Debt Securities will not have the benefit of any specific covenants or provisions in the applicable Indenture or such Debt Securities in the event that the Issuer engages in or becomes the subject of a highly leveraged transaction, other than the limitations on mergers, consolidations and transfers of substantially all of the Issuer's properties and assets as an entirety to any person as described below under "Consolidation, Merger and Sale of Assets".

GUARANTEES

     The Company will unconditionally and irrevocably guarantee, on a senior, senior subordinated or subordinated basis, the due and punctual payment of principal of, premium, if any, and interest on any Debt Securities that are issued by EBR, and the due and punctual payment of any sinking fund payments thereon, when and as the same shall become due and payable, whether at the maturity date, by declaration of acceleration, call for redemption or otherwise. See "Subordination of Senior Subordinated Debt Securities, Subordinated Debt Securities and Guarantees."

SENIOR DEBT SECURITIES

     The Senior Debt Securities will rank pari passu with all other unsecured and unsubordinated debt of the Issuer and senior to the Senior Subordinated Debt Securities and Subordinated Debt Securities.

SUBORDINATION OF SENIOR SUBORDINATED DEBT SECURITIES, SUBORDINATED DEBT SECURITIES AND GUARANTEES

     The payment of the principal of, premium, if any, and interest on the Senior Subordinated Debt Securities and the Subordinated Debt Securities will, to the extent set forth in the respective Indentures governing such Senior Subordinated Debt Securities and Subordinated Debt Securities, be subordinated in right of payment to the prior payment in full of all Senior Indebtedness. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of the Issuer, the holders of all Senior Indebtedness will be entitled to receive payment in full of all amounts due or to become due thereon before the Holders of the Senior Subordinated Debt Securities or the Subordinated Debt Securities will be entitled to receive any payment in respect of the principal of, premium, if any, or interest on such Senior Subordinated Debt Securities or Subordinated Debt Securities, as the case may be. In the event of the acceleration of the maturity of any Senior

Subordinated Debt Securities or Subordinated Debt Securities, the holders of all Senior Indebtedness will be entitled to receive payment in full of all amounts due or to become due thereon before the Holders of the Senior Subordinated Debt Securities or Subordinated Debt Securities, as the case may be, will be entitled to receive any payment upon the principal of, premium, if any, or interest on such Senior Subordinated Debt Securities or Subordinated Debt Securities, as the case may be. No payments on account of principal, premium, if any, or interest in respect of the Senior Subordinated Debt Securities or Subordinated Debt Securities may be made if there shall have occurred and be continuing in a default in the payment of principal of (or premium, if any) or interest on any Senior Indebtedness beyond any applicable grace period, or a default with respect to any Senior Indebtedness permitting the holders thereof to accelerate the maturity thereof, or if any judicial proceedings shall be pending with respect to any such default. For purposes of the subordination provisions, the payment, issuance or delivery of cash, property or securities (other than stock, and certain subordinated securities, of the Issuer) upon conversion or exchange or a Senior Subordinated Debt Security or Subordinated Debt Security will be deemed to constitute payment on account of the principal of such Senior Subordinated Debt Security or Subordinated Debt Security, as the case may be.

     By reason of such provisions, in the event of insolvency, holders of Senior Subordinated Debt Securities and Subordinated Debt Securities may recover less, ratably, than holders of Senior Indebtedness with respect thereto.

     The term "Senior Indebtedness", when used with respect to any series of Senior Subordinated Debt Securities or Subordinated Debt Securities, is defined to include all amounts due on and obligations in connection with any of the following, whether outstanding at the date of execution of the Indenture or thereafter incurred, assumed, guaranteed or otherwise created (including, without limitation, interest accruing on or after a bankruptcy or other similar event, whether or not an allowed claim therein):

     (a) indebtedness, obligations and other liabilities (contingent or otherwise) of the Issuer for money borrowed or evidenced by bonds, debentures, notes or similar instruments;

     (b) reimbursement obligations and other liabilities (contingent or otherwise) of the Issuer with respect to letters of credit or bankers' acceptances issued for the account of the Issuer and interest rate protection agreements and currency exchange or purchase agreements;

     (c) obligations and liabilities (contingent or otherwise) of the Issuer related to capitalized lease obligations;

     (d) indebtedness, obligations and other liabilities (contingent or otherwise) of the Issuer related to agreements or arrangements designed to protect the Issuer against fluctuations in commodity prices, including without limitation, commodity futures contracts or similar hedging instruments;

     (e) indebtedness of others of the kinds described in the preceding clauses
         (a) through (d) that the Issuer has assumed, guaranteed or otherwise assured the payment of, directly or indirectly;

     (f) indebtedness of another Person of the type described in the preceding clauses (a) through (e) secured by any mortgage, pledge, lien or other encumbrance on property owned or held by the Issuer; and

     (g) deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability described in the preceding clauses (a) through (f) whether or not there is any notice to or consent of the Holders of such series of Senior Subordinated Debt Securities or Subordinated Debt Securities, as the case may be;

except that, with respect to the Senior Subordinated Debt Securities, any particular indebtedness, obligation, liability, guaranty, assumption, deferral, renewal, extension or refunding shall not constitute "Senior Indebtedness" if it is expressly stated in the governing terms, or in the assumption or guarantee, thereof that the indebtedness involved is not senior in right of payment to the Senior Subordinated Debt Securities or that such indebtedness is pari passu with or junior to the Senior Subordinated Debt

Securities and, with respect to Subordinated Debt Securities, any particular indebtedness, obligation, liability, guaranty, assumption, deferral, renewal, extension or refunding shall not constitute "Senior Indebtedness" if it is expressly stated in the governing terms, or in the assumption or guarantee, thereof that the indebtedness involved is not senior in right of payment to the Subordinated Debt Securities or that such indebtedness is pari passu with or junior to the Subordinated Debt Securities.

     In certain circumstances, such as the bankruptcy or insolvency of the Issuer, Canadian or U.S. bankruptcy or insolvency legislation may be applicable and the application of such legislation may lead to different results with respect to, for example, payments to be made to Holders of Debt Securities, or priorities between Holders of the Debt Securities and holders of Senior Indebtedness, than those provided for in the applicable Indenture.

     If this Prospectus is being delivered in connection with a series of Senior Subordinated Debt Securities or Subordinated Debt Securities, the accompanying Prospectus Supplement or the information incorporated herein by reference will set forth the approximate amount of Senior Indebtedness outstanding as of the end of the Issuer's most recent fiscal quarter.

     In the event that Senior Subordinated Debt Securities or Subordinated Debt Securities are issued by EBR, the related Guarantees issued by the Company will be subordinate and junior in right of payment to Senior Indebtedness of the Company on substantially the same terms and conditions as the obligations of EBR under the Senior Subordinated Debt Securities or the Subordinated Debt Securities, as the case may be, will be subordinate and junior in right of payment to Senior Indebtedness of EBR.

CONVERSION OR EXCHANGE OF DEBT SECURITIES

     If so indicated in the applicable Prospectus Supplement with respect to a particular series of Debt Securities, such series will be convertible or exchangeable into Common Shares of the Company or other securities (including rights to receive payments in cash or securities based on the value, rate or price of one or more specified commodities, currencies, currency units or indices) on the terms and conditions set forth therein.

FORM, EXCHANGE, REGISTRATION, CONVERSION, TRANSFER AND PAYMENT

     Unless otherwise indicated in the applicable Prospectus Supplement, the Debt Securities will be issued only in fully registered form in denominations of U.S. $1,000 or integral multiples thereof. Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal, premium, if any, and interest on the Debt Securities will be payable, and the exchange, conversion and transfer of Debt Securities will be registerable, at the office or agency of the Issuer maintained for such purposes. No service charge will be made for any registration of a transfer or exchange of the Debt Securities, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.

     All monies paid by the Issuer to a Paying Agent for the payment of principal of, premium, if any, or interest on any Debt Security which remain unclaimed for two years after such principal, premium or interest has become due and payable may be repaid to the Issuer and thereafter the holder of such Debt Security may look only to the Issuer for payment thereof.

BOOK-ENTRY DEBT SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depositary ("Depositary") or its nominee identified in the applicable Prospectus Supplement. In such a case, one or more Global Securities will be issued in a denomination or aggregate denomination equal to the portion of the aggregate principal amount of Outstanding Debt Securities of the series to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in registered form, a Global Security may not be registered for transfer or exchange except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any nominee to a successor Depositary or a nominee of such successor Depositary and except in the circumstances described in the applicable Prospectus Supplement.

     The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in the applicable Prospectus Supplement. The Issuer expects that the following provisions will apply to depositary arrangements.

     Unless otherwise specified in the applicable Prospectus Supplement, Debt Securities which are to be represented by a Global Security to be deposited with or on behalf of a Depositary will be represented by a Global Security registered in the name of such Depositary or its nominee. Upon the issuance of such Global Security, and the deposit of such Global Security with or on behalf of the Depositary for such Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such Depositary or its nominee ("participants"). The accounts to be credited will be designated by the underwriters or agents of such Debt Securities or by the Issuer, if such Debt Securities are offered and sold directly by the Issuer. Ownership of beneficial interests in such Global Security will be limited to participants or Persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee for such Global Security. Ownership of beneficial interests in such Global Security by Persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in such Global Securities.

     So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Debt Securities represented by such Global Security for all purposes under the applicable Indenture. Unless otherwise specified in the applicable Prospectus Supplement, owners of beneficial interests in such Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in certificated form and will not be considered the Holders thereof for any purposes under the applicable Indenture. Accordingly, each Person owning a beneficial interest in such Global Security must rely on the procedures of the Depositary for such Global Security and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, to exercise any rights of a Holder under the applicable Indenture. The Issuer understands that under existing industry practices, if the Issuer requests any action of Holders or an owner of a beneficial interest in such Global Security desires to give notice or take any action a Holder is entitled to give or take under an Indenture, the Depositary for such Global Security would authorize the participants to give such notice or take such action, and participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     Principal of, premium, if any, and interest on a Global Security will be payable in the manner described in the applicable Prospectus Supplement.

     Unless otherwise specified in the applicable Prospectus Supplement, if the Depositary for any series of Debt Securities represented by a Global Security is at any time unwilling or unable to continue as Depositary or ceases to be a clearing agency registered or in good standing under the Exchange Act and a successor Depositary is not appointed by the Issuer within 90 days after the Issuer receives notice or becomes aware of such condition, the Issuer will issue such Debt Securities in definitive certificated form in exchange for such Global Security. In addition, the Company may at any time and in its sole discretion determine not to have any of the Debt Securities of a series represented by one or more Global Securities and, in such event, will issue Debt Securities of such series in definitive certificated form in exchange for all of the Global Security or Securities representing such Debt Securities.

EVENTS OF DEFAULT

     The following will be Events of Default under the Indenture with respect to Debt Securities of any series: (a) failure to pay principal (or premium, if any) on any Debt Security of that series when due, whether or not such failure is a result of the subordination provisions of the Indenture with respect to such series; (b) failure to pay any interest on any Debt Security of that series when due, continued for 30 days, whether or not such failure is a result of the subordination provisions of the Indenture with respect to such series; (c) failure to make any sinking fund payment, when due, in respect of any Debt Security of that series; (d) failure to perform any other covenant of the Issuer in the applicable Indenture or any other covenant to which the Issuer may be subject with respect to Debt Securities of that series (other than a covenant solely for the benefit of a series of Debt Securities other than that series), continued for 90 days after written notice as provided in the applicable Indenture; (e) failure to pay when due on final maturity (after the expiration of any applicable grace period), or upon acceleration, any indebtedness for money borrowed by the Issuer in excess of U.S. $10 million; (f) certain events of bankruptcy, insolvency or reorganization; and (g) any other Event of Default provided with respect to Debt Securities of that series.

     If an Event of Default with respect to Outstanding Debt Securities of any series shall occur and be continuing, either the Trustee or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series, by notice as provided in the applicable Indenture, may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all Debt Securities of that series to be due and payable immediately, except that upon the occurrence of an Event of Default specified in (f) above, the principal amount (or in the case of Original Issue Discount Securities, such portion) of all Debt Securities shall be immediately due and payable without notice. However, at any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before judgment or decree based on such acceleration has been obtained, the Holders of a majority in principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. For information as to waiver of defaults, see "Modification and Waiver" below.

     The Indentures will provide that, subject to the duty of the respective Trustees thereunder during an Event of Default to act with the required standard of care, each such Trustee will be under no obligation to exercise any of its rights or powers under the respective Indentures at the request or direction of any of the Holders, unless such Holders shall have offered to such Trustee reasonable security or indemnity. Subject to certain provisions, including those requiring security or indemnification of the applicable Trustee, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to such Trustee, or exercising any trust or power conferred on such Trustee, with respect to the Debt Securities of that series.

     No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the applicable Indenture or for any remedy thereunder, unless such Holder shall have previously given to the applicable Trustee written notice of a continuing Event of Default and unless also the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of the same series shall have written requests, and offered reasonable indemnity, to such Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of the same series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for enforcement of payment of the principal of and interest on such Debt Security on or after the respective due dates expressed in such Debt Security.

     The Issuer will be required to furnish to the Trustees annually a statement as to the performance by the Issuer of its obligations under the respective Indentures and as to any default in such performance.

MODIFICATION AND WAIVER

     Without the consent of any Holder of Outstanding Debt Securities, the Issuer and the Trustees may amend or supplement the Indentures or the Debt Securities to cure any ambiguity, defect or inconsistency, or to make any change that does not adversely affect the rights of any Holder of Debt Securities. Other modifications and amendments of the respective Indentures may be made by the Issuer and the applicable Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of each series affected thereby; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby: (a) change the Stated Maturity of the principal of, or any instalment of principal of, or premium, if any, or interest on any Debt Security; (b) reduce the principal amount of, the rate of interest on, or the premium, if any, payable upon the redemption of, any Debt Security; (c) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the Maturity thereof; (d) change the place or currency of payment of principal of, premium, if any, or interest on any Debt Security; (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security on or after the Stated Maturity or Redemption Date thereof; (f) modify the conversion or exchange provisions applicable to convertible or exchangeable Debt Securities in a manner adverse to the holders thereof; (g) modify the subordination provisions applicable to Senior Subordinated Debt Securities or Subordinated Debt Securities in a manner adverse to the Holders thereof; (h) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of the Holders of which is required for modification or amendment of the applicable Indenture or for waiver of compliance with certain provisions of the applicable Indenture or for waiver of certain defaults or (i) modify any of the provisions of certain sections as specified in the Indenture including the provisions summarized in this paragraph, except to increase any such percentage or to designate additional provisions of the Indenture, which, with respect to such series, cannot be modified or waived without the consent of the Holder of each Outstanding Debt Security affected thereby.

     The Holders of at least a majority in principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive, insofar as that series is concerned, compliance by the Company with certain covenants of the applicable Indenture. The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may, on behalf of the Holders of all Debt Securities of that series, waive any past default under the applicable Indenture with respect to that series, except a default in the payment of the principal of, premium, if any, or interest on, any Debt Security of that series or in respect of a provision which under the applicable Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of that series affected.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Issuer, without the consent of any Holders of any series of outstanding Debt Securities, may consolidate with or merge into, or transfer or lease its assets substantially as an entirety (treating the Issuer and each of its Subsidiaries as a single consolidated entity) to, any corporation, and any other corporation may consolidate with or merge into, or transfer or lease its assets substantially as an entirety to, the Issuer, provided that the corporation (if other than the Issuer) formed by such consolidation or into which the Issuer is merged or which acquires or leases the assets of the Issuer substantially as an entirety is organized and existing under the laws of the United States of America or Canada or any political subdivision of either, and assumes the Issuer's obligations under each series of Outstanding Debt Securities and the Indentures applicable thereto and that the Trustee is satisfied that the transaction will not result in the successor being required to make any deduction or withholding on account of certain Canadian taxes from any payments in respect of the Securities, and that, after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, and the delivery of an officer's certificate and an opinion of counsel with respect to compliance with the foregoing requirements.

DEFEASANCE

     If so indicated in the applicable Prospectus Supplement with respect to the Debt Securities of a series, the Issuer at its option (i) will be discharged from any and all obligations in respect of the Debt Securities of such series (except for certain obligations to register the transfer or exchange of Debt Securities of such series, to replace destroyed, stolen, lost or mutilated Debt Securities of such series, and to maintain an office or agency in respect of the Debt Securities and hold moneys for payment in trust) or (ii) will be released from its obligations to comply with certain covenants specified in the applicable Prospectus Supplement with respect to the Debt Securities of such series, and the occurrence of an event described in clause (d) under "Events of Default" above with respect to any defeased covenants, and clauses (e) and (g) under "Events of Default" above shall no longer be an Event of Default, if in either case the Issuer irrevocably deposits with the applicable Trustee, in trust, money, Government Obligations of the government issuing the currency in which the Debt Securities of the relevant series are denominated or a combination thereof that through the payment of interest thereon and principal thereof in accordance with the terms will provide money in an amount sufficient to pay all the principal of and premium, if any, and interest on the Securities of such series on the dates such payments are due (up to the Stated Maturity Date, or the Redemption Date, as the case may be) in accordance with the terms of such Debt Securities. Such a trust may only be established if, among other things, (a) no Event of Default described under "Events of Default" above or event that, after notice or lapse of time, or both, would become an Event of Default under the applicable Indenture, shall have occurred and be continuing on the date of such deposit, or, with regard to an Event of Default described under clause (f) under "Events of Default" above or an event that, after notice or lapse of time, or both, would become an Event of Default described under such clause (f), shall have occurred and be continuing at any time during the period ending on the 123rd day following such date of deposit, (b) the Issuer shall have delivered an Opinion of Counsel to the effect that the Holders of the Debt Securities will not recognize gain or loss for United States Federal income tax purposes as a result of such deposit or defeasance and will be subject to United States Federal income tax in the same manner as if such defeasance had not occurred, and (c) such defeasance or covenant defeasance will not result in the trust being in violation of the Investment Company Act of 1940. Such opinion, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable Federal income tax law occurring after the date of the applicable Indenture. In the event the Issuer omits to comply with its remaining obligations under the applicable Indenture after a defeasance of such Indenture with respect to the Debt Securities of any series as described under clause (ii) above and the Debt Securities of such series are declared due and payable because of the occurrence of any undefeased Event of Default, the amount of money and Government Obligations on deposit with the applicable Trustee may be insufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Issuer will remain liable in respect to such payments.

     Notwithstanding the description set forth under "Subordination of Senior Subordinated Debt Securities and Subordinated Debt Securities and Guarantees" above, in the event that the Issuer deposits money or Government Obligations in compliance with the Indenture that governs any Senior Subordinated Debt Securities or Subordinated Debt Securities, as the case may be, in order to defease all or certain of its obligations with respect to the applicable series of Debt Securities, the money or Government Obligations so deposited will not be subject to the subordination provisions of the applicable Indenture and the indebtedness evidenced by such series of Debt Securities will not be subordinated in right of payment to the holders of applicable Senior Indebtedness to the extent of the money or Government Obligations so deposited.

GOVERNING LAW

     The Indentures, the Debt Securities and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

REGARDING THE TRUSTEES

     The Indentures contain certain limitations on the right of each Trustee, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. Each Trustee will be permitted to engage in certain other transactions; however, if it acquires any conflicting interest and there is a default under the Debt Securities issued under the applicable Indenture, it must eliminate such conflict or resign.

                          DESCRIPTION OF SHARE CAPITAL

GENERAL

     The authorized share capital of the Company consists of an unlimited number of Common Shares, without par value, of which 112,473,950 were outstanding on March 31, 1994, and an unlimited number of preferred shares, issuable in series, none of which are currently outstanding. In addition, as of March 31, 1994, 17,163,732 Common Shares have been reserved for issuance upon conversions of the U.S. $1.75 Series A Cumulative Convertible Preferred Stock (the "Convertible Preferred Stock") of Echo Bay Finance Corp. ("Finance") and 3,352,960 Common Shares have been reserved for issuance upon the exercise of outstanding options.

COMMON SHARES

     The holders of Common Shares have one vote for each share held and are not entitled to cumulative votes for the election of directors. Each Common Share is entitled to participate equally in such dividends as may be declared by the Board of Directors of the Company out of funds legally available therefor and is entitled to share equally in any distribution to holders of Common Shares on liquidation. The holders of Common Shares have no preemptive, conversion or redemption rights. Each outstanding Common Share is fully paid and nonassessable.

PREFERRED SHARES

     The Board of Directors of the Company may issue preferred shares from time to time in one or more series, subject to the provisions of the Articles of Incorporation of the Company. When any preferred shares of the Company are outstanding, no dividends may be paid or declared on outstanding Common Shares unless all dividends on preferred shares of all series shall have been paid in full with respect to past dividend periods, and the full dividends thereon for the then current dividend period shall have been declared and a sum set apart for payment thereof. Any sinking fund requirements with respect to preferred shares of the Company must also be complied with before dividends on Common Shares may be paid.

EBM CONVERTIBLE PREFERRED SHARES

     The Company has created and must keep available 5,750,000 U.S. $1.75 Cumulative Redeemable Convertible Preferred Shares, Series A, without par value, of the Company (the "EBM Convertible Preferred Shares") for issuance upon exchange of the Convertible Preferred Stock issued by Finance pursuant to certain exchange events ("Exchange Events"). Exchange Events include the failure of Finance to pay any dividend on the Convertible Preferred Stock in full (whether or not declared), the failure of Finance to make any redemption payment in respect of the redemption of Convertible Preferred Stock, the bankruptcy, liquidation or winding up of Finance or the Company, the failure of Finance to maintain a net worth attributable to common stockholders' equity in excess of $2.5 million or the failure of the Company to own, directly or indirectly, 100% of the outstanding capital stock of Finance (other than the Convertible Preferred Stock). Among other things, the EBM Convertible Preferred Shares are entitled to a liquidation preference of $25.00 per share.

                              PLAN OF DISTRIBUTION

     The Company may offer and sell the Debt Securities and Common Shares to or through underwriters or dealers, and also may offer and sell Debt Securities and Common Shares, directly to other purchasers or through agents. EBR may sell Debt Securities, together with Guarantees issued by the Company, to or through underwriters, and may also sell Debt Securities, together with Guarantees issued by the Company, directly to other purchasers through agents. In either case, such underwriters may include Goldman, Sachs & Co., and in Canada, Burns Fry Limited, and any such group of underwriters may be represented by firms including Goldman, Sachs & Co. or Burns Fry Limited.

     Each Prospectus Supplement will set forth the terms of the offering of the particular series of Securities to which the Prospectus Supplement relates, including the name or names of any underwriters, dealers or agents, the purchase price or prices of the Securities, the proceeds to the Company or EBR from the sale of such series of Securities, the use of such proceeds, any initial public offering price or purchase price of such series of Securities, any underwriting discount or commission, any discounts, concessions or commissions allowed or reallowed or paid by any underwriters to other dealers, any commissions paid to any agents and the securities exchanges, if any, on which such Securities will be listed. Any initial public offering price or purchase price and any discounts, concessions or commissions allowed or reallowed or paid by any underwriter to other dealers may be changed from time to time.

     Sales of Common Shares offered pursuant to any Prospectus Supplement may be effected from time to time in one or more transactions on the American Stock Exchange or, in appropriate circumstances, The Toronto Stock Exchange, or in negotiated transactions or any combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at other negotiated prices.

     In connection with distributions of Common Shares or otherwise, the Company may enter into hedging transactions with broker-dealers in connection with which such broker-dealers may sell Common Shares registered hereunder in the course of hedging through short sales the positions they assumed with the Company.

     In connection with the sale of Securities, underwriters or agents may receive compensation from the Company or EBR or from purchasers of Securities for whom they may act as agents in the form of discounts, concessions or commissions, Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company or EBR and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company or EBR will be described, in the applicable Prospectus Supplement.

     Under agreements which may be entered into by the Company or EBR, underwriters and agents who participate in the distribution of Securities may be entitled to indemnification by the Company or EBR against certain liabilities, including liabilities under Canadian and U.S. securities legislation.

     If so indicated in the applicable Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agent to solicit offers by certain institutions to purchase Debt Securities from the Company or EBR pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the offered Debt Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

     The Company and EBR may grant underwriters who participate in the distribution of Securities an option to purchase additional Securities to cover over-allotments, if any.

     The place and date of delivery for the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement.

     Unless otherwise indicated in the applicable Prospectus Supplement, the Securities in respect of which this Prospectus is being delivered (other than Common Shares) will be a new issue of securities, will not have an established trading market when issued and will not be listed on any securities exchange. Any underwriters or agents to or through whom such Securities are sold by the Company or EBR for public offering and sale may make a market in such Securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any such Securities.

     Certain of the underwriters and their affiliates may from time to time perform various commercial banking and investment banking services for the Company, for which customary compensation is received.

                                    EXPERTS

     The consolidated financial statements of the Company, included in its Annual Report on Form 10-K for the year ended December 31, 1993, have been audited by Ernst & Young, independent chartered accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein by reference in reliance upon the reports of Ernst & Young pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     Certain legal matters relating to the validity of the securities, other than the validity of the Common Shares, will be passed upon for the Company by Davis, Graham & Stubbs, Denver, Colorado. Certain legal matters relating to the validity of the Common Shares, and certain other matters with respect to Canadian law in connection with the Securities, will be passed upon for the Company by Milner Fenerty, Calgary, Alberta. Robert L. Leclerc, Q.C., a director and secretary of the Company, is Chairman and Chief Executive Officer of Milner Fenerty and the beneficial owner of 29,150 common shares of the Company (including options to purchase 19,150 common shares). Certain legal matters will be passed upon for the underwriters, if any, by Cravath, Swaine & Moore, New York, New York, or by the counsel named in the applicable Prospectus Supplement.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Management's Responsibility for Financial Reporting.........   F-2
Report of Independent Chartered Accountants.................   F-3
Consolidated Balance Sheet..................................   F-4
Consolidated Statement Of Earnings..........................   F-5
Consolidated Statement Of Retained Earnings (Deficit).......   F-6
Consolidated Statement Of Cash Flow.........................   F-7
Summary of Significant Accounting Policies..................   F-8
Notes to Consolidated Financial Statements..................  F-12
Quarterly Financial Highlights (unaudited)..................  F-36

              MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL REPORTING

     The accompanying financial statements and related data are the responsibility of management. Management has prepared the statements in accordance with accounting principles generally accepted in Canada.

     The integrity of the financial reporting process is also the responsibility of management. Management maintains systems of internal controls designed to provide reasonable assurance that transactions are authorized, assets are safeguarded, and reliable financial information is produced. Management selects accounting principles and methods that are appropriate to the company's circumstances, and makes decisions affecting the measurement of transactions in which estimates or judgments are required to determine the amounts reported.

     The Board of Directors is responsible for ensuring that management fulfills its responsibilities for financial reporting. The Board carries out this responsibility principally through its Audit Committee.

     The Audit Committee consists entirely of outside directors. The Committee meets periodically with management, the internal auditors, and the external auditors to discuss internal financial controls, auditing matters and financial reporting issues. The Committee satisfies itself that each party is properly discharging its responsibilities; reviews the quarterly and annual financial statements and the external auditors' report; and recommends the appointment of the external auditors for review by the Board and approval by the shareholders.

     The external auditors audit the financial statements annually on behalf of the shareholders. They also performed certain procedures related to the company's unaudited interim financial statements and report their findings to the Audit Committee. The external auditors have free access to the internal auditors, management and the Audit Committee.

                                                  /s/ RICHARD C. KRAUS
                                            ------------------------------------
                                                      Richard C. Kraus
                                               President and Chief Executive
                                                          Officer

                                                /s/ PETER H. CHEESBROUGH
                                            ------------------------------------
                                                    Peter H. Cheesbrough
                                            Senior Vice President -- Finance and
                                                  Chief Financial Officer

January 27, 1997

                  REPORT OF INDEPENDENT CHARTERED ACCOUNTANTS

The Board of Directors
Echo Bay Mines Ltd.

     We have audited the consolidated balance sheet of Echo Bay Mines Ltd. as at December 31, 1996 and 1995 and the consolidated statements of earnings, retained earnings (deficit) and cash flow for each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the company as at December 31, 1996 and 1995 and the results of its operations and changes in its financial position for each of the years in the three-year period ended December 31, 1996 in accordance with accounting principles generally accepted in Canada.

                                            /s/ Ernst & Young
                                            Chartered Accountants

Edmonton, Canada
January 27, 1997

                              ECHO BAY MINES LTD.

                           CONSOLIDATED BALANCE SHEET
                                  DECEMBER 31

                                                                  1996           1995
                                                              ------------    -----------
                                                              (THOUSANDS OF U.S. DOLLARS)
                                         ASSETS
Current assets:
  Cash and cash equivalents.................................     $ 103,196       $185,843
  Interest and accounts receivable..........................         9,739         14,749
  Inventories (note 1)......................................        33,941         34,173
  Prepaid expenses and other assets.........................         6,573          5,353
                                                                 ---------       --------
                                                                   153,449        240,118
Plant and equipment (note 2)................................       233,984        255,868
Mining properties (note 2)..................................       405,011        318,219
Long-term investments and other assets (note 4).............        39,701         56,956
                                                                 ---------       --------
                                                                 $ 832,145       $871,161
                                                                 =========       ========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued liabilities..................     $  72,421       $ 61,781
  Income and mining taxes payable...........................         3,651          2,547
  Gold and other financings (note 5)........................       129,445         41,135
  Deferred income (note 5)..................................           876         25,053
                                                                 ---------       --------
                                                                   206,393        130,516
Gold and other financings (note 5)..........................        53,478        111,679
Deferred income (note 5)....................................         1,581             --
Other long-term obligations (note 6)........................        69,992         32,018
Deferred income taxes.......................................         8,392          8,096
Commitments and contingencies (notes 15 and 16)
Common shareholders' equity:
  Common shares (note 10), no par value, unlimited number
     authorized; issued and outstanding -- 139,355,781
     shares (129,880,804 shares in 1995)....................       709,534        618,965
  Deficit...................................................      (201,931)       (15,109)
  Foreign currency translation..............................       (15,294)       (15,004)
                                                                 ---------       --------
                                                                   492,309        588,852
                                                                 ---------       --------
                                                                 $ 832,145       $871,161
                                                                 =========       ========

                            See accompanying notes.

                              ECHO BAY MINES LTD.

                       CONSOLIDATED STATEMENT OF EARNINGS
                             YEAR ENDED DECEMBER 31

                                                           1996         1995        1994
                                                         ---------    --------    --------
                                                            (THOUSANDS OF U.S. DOLLARS,
                                                            EXCEPT FOR PER SHARE DATA)

Revenue................................................  $ 337,316    $360,730    $377,600
                                                         ---------    --------    --------
Expenses:
  Operating costs......................................    221,126     212,182     201,128
  Royalties (note 16)..................................      9,625       8,434      10,039
  Production taxes.....................................      2,440       4,322       6,528
  Depreciation and amortization........................     86,491      89,403      85,538
  Reclamation and mine closure.........................      6,298       5,005       4,654
  General and administrative...........................     13,577      12,169      10,447
  Exploration and development..........................     63,619      69,796      46,539
  Interest and other (note 7)..........................      3,090       4,161        (271)
  Provision for Alaska-Juneau development property
     (note 6)..........................................     77,134          --          --
  Provision for McCoy/Cove pit wall stabilization (note
     6)................................................     30,000          --          --
                                                         ---------    --------    --------
                                                           513,400     405,472     364,602
                                                         ---------    --------    --------
Earnings (loss) before income taxes....................   (176,084)    (44,742)     12,998
Income tax expense (recovery) (note 8).................        618      (3,206)     (4,323)
                                                         ---------    --------    --------
Earnings (loss) before preferred stock dividends.......   (176,702)    (41,536)     17,321
Preferred stock dividends of subsidiary (note 11)......         --       8,524       9,298
                                                         ---------    --------    --------
Net earnings (loss)....................................  $(176,702)   $(50,060)   $  8,023
                                                         =========    ========    ========
Earnings (loss) per share..............................  $   (1.31)   $  (0.43)   $   0.07
                                                         =========    ========    ========
Weighted average number of shares outstanding
  (thousands)..........................................    134,434     116,233     112,514
                                                         =========    ========    ========

                            See accompanying notes.

                              ECHO BAY MINES, LTD.

             CONSOLIDATED STATEMENT OF RETAINED EARNINGS (DEFICIT)
                             YEAR ENDED DECEMBER 31

                                                            1996         1995       1994
                                                          ---------    --------    -------
                                                            (THOUSANDS OF U.S. DOLLARS)
Balance, beginning of year..............................  $ (15,109)   $ 44,140    $44,560
Net earnings (loss).....................................   (176,702)    (50,060)     8,023
                                                          ---------    --------    -------
                                                           (191,811)     (5,920)    52,583
                                                          ---------    --------    -------
Dividends on common shares (note 10)....................    (10,120)     (8,978)    (8,443)
Excess of redemption price of preferred shares redeemed
  over original proceeds (note 11)......................         --        (211)        --
                                                          ---------    --------    -------
                                                            (10,120)     (9,189)    (8,443)
                                                          ---------    --------    -------
Balance, end of year....................................  $(201,931)   $(15,109)   $44,140
                                                          =========    ========    =======

                            See accompanying notes.

                              ECHO BAY MINES LTD.

                      CONSOLIDATED STATEMENT OF CASH FLOW
                             YEAR ENDED DECEMBER 31

                                                          1996         1995         1994
                                                        ---------    ---------    --------
                                                           (THOUSANDS OF U.S. DOLLARS)
CASH PROVIDED BY (USED IN):
OPERATING ACTIVITIES
Net earnings (loss)...................................  $(176,702)   $ (50,060)   $  8,023
Add (deduct):
  Depreciation........................................     56,737       56,182      53,682
  Amortization........................................     29,754       33,221      31,856
  Preferred stock dividends of subsidiary (note 11)...         --        8,524       9,298
  Provision for McCoy/Cove pit wall stabilization
     (note 6).........................................     30,000           --          --
  Provision for Alaska-Juneau development property
     (note 6).........................................     77,134           --          --
  Non-cash portion of exploration and development
     expense .........................................      7,035        9,365       8,902
  Deferred income taxes...............................        305         (448)     (5,702)
  Environmental expenses at non-producing
     properties.......................................         --       12,899          --
  Gain on sale of assets..............................     (4,469)      (5,506)     (1,282)
  Other...............................................      5,970        2,120       3,366
                                                        ---------    ---------    --------
Working capital provided by operations................     25,764       66,297     108,143
Change in cash invested in working capital related to
  operations:
  Interest and accounts receivable....................       (184)      (2,667)      1,822
  Inventories.........................................      1,368       (3,563)        468
  Prepaid expenses and other assets...................       (361)        (134)     (1,817)
  Accounts payable and accrued liabilities............      3,245        6,695     (12,182)
  Income and mining taxes payable.....................         69          701      (4,207)
                                                        ---------    ---------    --------
                                                           29,901       67,329      92,227
                                                        ---------    ---------    --------
FINANCING ACTIVITIES
Currency borrowings...................................     34,714       28,015          --
Debt repayments.......................................    (38,179)      (9,853)    (84,853)
Preferred stock dividends of subsidiary (note 11).....         --       (8,524)     (9,298)
Common share dividends (note 10)......................    (10,120)      (8,978)     (8,443)
Preferred share conversions and redemptions (note
  11).................................................         --     (136,505)         (2)
Common shares issued on acquisition of Santa Elina,
  net of issuance costs (note 3)......................     85,801           --          --
Common share issues, net of issuance costs (note
  10).................................................      4,768      135,904       3,055
                                                        ---------    ---------    --------
                                                           76,984           59     (99,541)
                                                        ---------    ---------    --------
INVESTING ACTIVITIES
Mining properties, plant and equipment................   (103,667)     (81,538)    (35,727)
Cost of Santa Elina acquisition (note 3)..............    (97,069)          --          --
Short-term investments................................         --           --     234,441
Long-term investments and other assets................     (3,499)     (47,557)    (10,719)
Proceeds on sale of mining properties and long-term
  investments.........................................     13,809       44,655          --
Other.................................................        894        1,368       1,649
                                                        ---------    ---------    --------
                                                         (189,532)     (83,072)    189,644
                                                        ---------    ---------    --------
Net increase (decrease) in cash and cash
  equivalents.........................................    (82,647)     (15,684)    182,330
Cash and cash equivalents, beginning of year..........    185,843      201,527      19,197
                                                        ---------    ---------    --------
Cash and cash equivalents, end of year................  $ 103,196    $ 185,843    $201,527
                                                        =========    =========    ========

                            See accompanying notes.

                              ECHO BAY MINES LTD.

                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
                               DECEMBER 31, 1996

GENERAL

     Echo Bay Mines Ltd. mines, processes and explores for gold and silver. Gold accounted for 89% of 1996 revenue, and silver 11%. The company has four operating mines: McCoy/Cove in Nevada, U.S.A.; Round Mountain in Nevada, U.S.A.; Lupin in Northwest Territories, Canada; and Kettle River in Washington, U.S.A. All are 100% owned except for Round Mountain, which is 50% owned.

     The company's financial position and operating results are directly affected by the market price of gold in relation to the company's production costs. Silver price fluctuations also affect the company's financial position and operating results, although to a lesser extent. Gold and silver prices fluctuate in response to numerous factors beyond the company's control.

     The consolidated financial statements are prepared on the historical cost basis in accordance with accounting principles generally accepted in Canada and, in all material respects, conform with accounting principles generally accepted in the United States (except as described in note 12 to the company's consolidated financial statements) and with International Accounting Standards. The statements are expressed in U.S. dollars.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     Certain of the comparative figures have been reclassified to conform with the current year's presentation.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the company and its subsidiaries. Interests in joint ventures are accounted for using the proportionate consolidation method to consolidate the company's share of the joint ventures' assets, liabilities, revenues and expenses.

SHARE INVESTMENTS

     Common share investments are recorded using the cost method unless the company owns more than a 20% interest and can exercise significant influence, in which case the equity method is used. The cost method reports the investment at cost and the equity method reports the investment at cost adjusted for the company's pro rata share of the investee's undistributed earnings or losses since acquisition. A provision for loss would be recorded in income if there were a decline in market value of a share investment that is other than temporary.

FOREIGN CURRENCY TRANSLATION

     The company's self-sustaining Canadian operations are translated into U.S. dollars using the current-rate method, which translates assets and liabilities at the year-end exchange rate and translates revenue and expenses at average exchange rates. Exchange differences arising on translation are recorded as a separate component of shareholders' equity. The change in the balance is attributable to fluctuations in the exchange rate of U.S. dollars to Canadian dollars. The company's foreign operations that are not self-sustaining are translated into U.S. dollars using the temporal method, which translates monetary assets and liabilities at the year-end exchange rate, and translates additions to non-monetary assets and liabilities, revenue and expenses at average exchange rates. Exchange differences arising on translation are recorded in current earnings.

REVENUE RECOGNITION

     Revenue is recognized when title to delivered gold or silver passes to the buyer.

EARNINGS PER SHARE

     Earnings per share is calculated based on the weighted average number of common shares outstanding during the year. Fully diluted earnings per share are the same as basic earnings per share because the company's outstanding options are not dilutive.

CASH AND CASH EQUIVALENTS

     The company considers to be cash equivalents all highly liquid debt instruments purchased with a maturity of three months or less.

INVENTORIES

     Precious metals inventories are valued at the lower of cost, using the "first-in, first-out" method, or net realizable value. Materials and supplies are valued at the lower of average cost or replacement cost.

PLANT AND EQUIPMENT

     Plant and equipment are recorded at cost. Depreciation is provided using the straight-line method over each asset's estimated economic life to a maximum of 20 years.

MINING PROPERTIES

  Producing mines' acquisition, exploration and development costs

     Mining properties are recorded at cost of acquisition. Mine exploration and development costs include expenditures incurred to develop new ore bodies, to define further mineralization in existing ore bodies and to expand the capacity of operating mines. These expenditures are amortized against earnings on the unit-of-production method over the expected economic life of each mine.

  Mining costs

     Mining costs are the costs incurred to remove ore and waste from an open pit or underground mine. These costs are deferred when they relate to gold that will be produced in future years. They are charged to operating costs in the period in which the production occurs.

     For open pit mining operations, mining costs are deferred when the ratio of tons mined per ounce of gold recovered exceeds the average ratio estimated for the life of the mine. These deferred costs are charged to operating costs when the actual ratio is below the average ratio.

     For underground mining operations, these costs include the cost of accessing and developing new production areas.

  Development properties

     At properties identified as having development potential, the costs of acquisition, exploration and development are capitalized as they are incurred. If production commences, these costs are transferred to "producing mines' acquisition, exploration and development costs" and are amortized against earnings as described above. If a project is determined not to be commercially feasible, unrecoverable costs are expensed in the year in which the determination is made.

  Exploration costs

     The costs of exploration programs not anticipated to result in additions to the company's reserves and other mineralization in the current year are expensed as incurred.

  Reclamation and mine closure costs

     Estimated site restoration and closure costs for each producing mine are charged against operating earnings on the unit-of-production method over the expected economic life of each mine.

REVIEW OF LIFE-OF-MINE PLANS AND CARRYING VALUES

     Plant and equipment are depreciated and mining properties are amortized over their anticipated economic lives. Each year, the company estimates ore reserves and prepares a comprehensive mining plan for the then-anticipated remaining life of each property. The prices used in estimating the company's ore reserves at December 31, 1996 were $375 per ounce of gold and $5.00 per ounce of silver. The market prices were $369 per ounce of gold and $4.87 per ounce of silver at December 31, 1996. If the company were to determine that its reserves should be calculated at significantly lower prices, then ore reserves would likely be materially reduced.

     Significant changes in the life-of-mine plans can occur as a result of mining experience, new ore discoveries, changes in mining methods and rates, process changes, investments in new equipment and technology, and other factors. Based on year-end ore reserves and each current life-of-mine plan, the company reviews its accounting estimates and makes needed adjustments. This complex process continues for the life of every mine.

     The company reviews the carrying value of each producing mine by comparing the net book value with the estimated undiscounted future cash flow from the property. If the net book value exceeds the undiscounted future cash flow, then the excess is expensed. There has been no excess carrying value to be expensed in the three years ended December 31, 1996. Changes in the significant assumptions underlying future cash flow estimates may have a material effect on future carrying values and operating results.

     Once major permits have been approved for a development property but a final construction decision has not yet been made, the company considers the uncertainty that the economics of the project may materially change if permits expire before a final construction decision is made, and records reductions in the property's book value when appropriate. Permits may not be renewable under the same terms and conditions as originally granted, and the grant of permits is often subject to appeal.

CAPITALIZATION OF INTEREST

     Interest cost is capitalized on construction programs until the facilities are ready for their intended use.

HEDGING ACTIVITIES

     The company's profitability is subject to changes in gold and silver prices, exchange rates, interest rates and certain commodity prices. To reduce the impact of such changes, the company locks in the future value of certain of these items through hedging transactions. These transactions are accomplished through the use of derivative financial instruments, the value of which is derived from movements in the underlying prices or rates.

     The gold- and silver-related instruments used in these transactions include commodity loans, fixed-forward and spot-deferred contracts, swaps and options. Sensitivity to changing metal prices is reduced, and future revenues are hedged, as the company's future production will satisfy these loans and other delivery commitments. The company engages in forward currency-exchange contracts to reduce the impact on the Lupin mine's operating costs caused by fluctuations in the exchange rate of U.S. dollars to Canadian dollars. The company also engages in crude oil hedging activities, including forward purchase agreements and swaps, to reduce the impact of fluctuations in crude oil prices on its operating costs. During 1995 and 1994, the company used interest rate swap agreements to effectively convert its fixed-rate preferred stock dividends into floating-rate dividends.

     Gains and losses resulting from hedging activities are recognized in earnings on a basis consistent with the hedged item. When hedged production is sold, revenue is recognized in amounts implicit in the commodity loan, delivery commitment or option agreement. Gains or losses on foreign currency and crude oil hedging activities are recorded in operating costs, or capitalized in the cost of assets, when the hedged Canadian dollar transactions occur and when crude oil supplies are used in operations. Gains and losses on early termination of hedging contracts are deferred until the hedged items are recognized in earnings.

     The carrying values of gold loans are remeasured using the market value of gold at the reporting date. Differences between these values and the loan proceeds that were originally received are recorded as deferred income and will be included in revenue when the production related to the loans is sold.

     Under the interest rate swap agreements, the company received fixed-rate interest and paid interest based on the London Inter-Bank Offered Rate (LIBOR). The interest rate differential was recognized as an adjustment to dividends on preferred stock of subsidiary as the differential accrued.

                              ECHO BAY MINES LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

    Tabular dollar amounts in thousands of U.S. dollars, except amounts per share and per ounce or unless otherwise noted

1. INVENTORIES

                                                               1996       1995
                                                              -------    -------
Precious metals -- bullion..................................  $ 4,182    $ 5,944
                  -- in-process.............................   11,442     10,312
Materials and supplies......................................   18,317     17,917
                                                              -------    -------
                                                              $33,941    $34,173
                                                              =======    =======

2. PROPERTY, PLANT AND EQUIPMENT

  Net book value

                                                          1996                    1995
                                            ---------------------------------   --------
                                            PLANT AND     MINING     NET BOOK   NET BOOK
      PROPERTY AND PERCENTAGE OWNED         EQUIPMENT   PROPERTIES    VALUE      VALUE
      -----------------------------         ---------   ----------   --------   --------
McCoy/Cove (100%).........................  $ 82,311     $ 91,623    $173,934   $205,430
Round Mountain (50%)......................    55,349       52,711     108,060    104,354
Lupin (including Ulu) (100%)..............    56,253       58,920     115,173    114,836
Kettle River (100%).......................    25,572       13,673      39,245     43,582
Alaska-Juneau (100%) (note 6).............        --           --          --     61,247
Aquarius (100%)...........................       100       14,823      14,923      8,905
Kingking (75%)............................       480       42,097      42,577     31,342
Paredones Amarillos (60%).................       179        4,998       5,177      1,269
Santa Elina (51%) (note 3)................     4,886      126,166     131,052         --
Other.....................................     8,854           --       8,854      3,122
                                            --------     --------    --------   --------
                                            $233,984     $405,011    $638,995   $574,087
                                            ========     ========    ========   ========

     During 1995, the company and TVI Pacific formed alliances with Filipino corporations to create Kingking Mines Inc. ("KMI"), a corporation under the laws of the Republic of the Philippines. KMI has signed an option agreement to acquire a 100% interest in the Kingking project after completion of a bankable feasibility study and a $67.0 million payment in 1998. A contingent payment of up to $18.0 million also would be payable if there were a significant increase in mineralization at Kingking.

     The company and its Philippine affiliates have an initial interest in the option of 75%, but the agreements provide for the acquisition and disposition of interests such that the interests of the company and its Philippine affiliates ultimately could be between 60% and 100% of the Kingking project.

                              ECHO BAY MINES LTD.

                               DECEMBER 31, 1996

    Tabular dollar amounts in thousands of U.S. dollars, except amounts per share and per ounce or unless otherwise noted

  Plant and equipment

                                                   1996                  1995
                                            -------------------   -------------------
                                                       NET BOOK              NET BOOK
                                              COST      VALUE       COST      VALUE
                                            --------   --------   --------   --------
Land improvements and utility systems.....  $ 65,131   $ 24,047   $ 63,076   $ 26,331
Buildings.................................   161,778     57,410    160,106     68,083
Equipment.................................   392,080    135,740    363,537    142,731
Construction in progress..................    16,787     16,787     18,723     18,723
                                            --------   --------   --------   --------
                                            $635,776   $233,984   $605,442   $255,868
                                            ========   ========   ========   ========

  Mining properties

                                                                1996        1995
                                                              --------    --------
Producing mines' acquisition, exploration and development
  costs.....................................................  $388,515    $364,611
Less accumulated amortization...............................   250,616     221,125
                                                              --------    --------
                                                               137,899     143,486
Development properties' acquisition, exploration and
  development costs.........................................   188,084     102,204
Deferred mining costs.......................................    79,028      72,529
                                                              --------    --------
                                                              $405,011    $318,219
                                                              ========    ========

3. SANTA ELINA ACQUISITION

     On July 16, 1996, the company completed a series of transactions with Santa Elina Gold Corporation ("Santa Elina") and Sercor Ltd. ("Sercor," a private company that owned 67% of Santa Elina). The transactions enabled the company to increase its ownership of the outstanding common shares of Santa Elina from 7% to 50% by issuing 8,830,915 common shares to the shareholders of Santa Elina. As a result, the company and Sercor each owned 50% of Santa Elina. Santa Elina holds interests in mining properties, principally in Brazil and also in Bolivia.

     The company has accounted for the transactions as the purchase of an additional 43% of Santa Elina. Santa Elina has been consolidated into the company using the proportionate consolidation method, as the company and Sercor jointly control Santa Elina. Under the proportionate consolidation method, the company's share of Santa Elina's assets, liabilities, revenues and expenses are included in the company's consolidated financial statements. The company's share of Santa Elina's operating results is included in the company's consolidated results of operations from the date of acquisition.

     The total cost of the transactions was $106.0 million. This consists of $13.1 million to purchase the company's initial 7% interest in Santa Elina, $86.1 million to purchase the additional 43% interest in Santa Elina, the $5.3 million carrying value of the company's option to acquire a direct 50% interest in the Chapada property and $1.5 million of transaction costs. The purchase price has been allocated to the net assets of Santa Elina based on the relative fair values.

                              ECHO BAY MINES LTD.

                               DECEMBER 31, 1996

    Tabular dollar amounts in thousands of U.S. dollars, except amounts per share and per ounce or unless otherwise noted

     The assigned value of assets and liabilities acquired at July 16, 1996, based on the consideration given, follows.

ASSETS
Cash........................................................  $  2,025
Accounts receivable.........................................       555
Inventories.................................................       281
Plant and equipment.........................................     4,433
Mining properties...........................................   114,457
Long-term investments.......................................       989
                                                              --------
                                                               122,740
                                                              --------
LIABILITIES
Accounts payable and accrued liabilities....................     3,256
Current portion of financings...............................     6,888
Other long-term obligations.................................     6,596
                                                              --------
                                                                16,740
                                                              --------
Net assets at assigned values...............................  $106,000
                                                              ========

     Summarized below are the unaudited pro forma operating results of the company, assuming the Santa Elina purchase had been consummated on January 1, 1995. These pro forma results are based upon historical results of operations and not necessarily indicative of results that would have occurred.

                                                                1996         1995
                                                              ---------    --------
Revenue.....................................................  $ 337,316    $360,730
Net loss....................................................  $(180,045)   $(58,788)
Net loss per common share...................................  $   (1.29)   $  (0.47)

     Since the completion of the above transactions, the company increased its ownership in Santa Elina to 51% through additional share purchases of $7.0 million ($6.0 million in the fourth quarter of 1996 and $1.0 million in the first quarter of 1997). The increased ownership does not affect the joint control of Santa Elina, and proportionate consolidation will continue to be used.

                              ECHO BAY MINES LTD.

                               DECEMBER 31, 1996

    Tabular dollar amounts in thousands of U.S. dollars, except amounts per share and per ounce or unless otherwise noted

4. LONG-TERM INVESTMENTS AND OTHER ASSETS

                                                      1996                                         1995
                                   ------------------------------------------   ------------------------------------------
                                   NUMBER OF    PERCENT    MARKET    CARRYING   NUMBER OF    PERCENT    MARKET    CARRYING
                                     SHARES     INTEREST    VALUE     VALUE       SHARES     INTEREST    VALUE     VALUE
                                   ----------   --------   -------   --------   ----------   --------   -------   --------
Share investments at cost:
  TVI Pacific Inc................  14,016,845     15.4%    $12,794   $11,810    11,666,667     15.7%    $18,715   $ 7,579
  Canarc Resources Corp..........   3,000,000      9.0       3,724     4,153     3,000,000     10.5       3,055     4,153
  Minefinders Corp...............   1,280,000     15.0       2,804     1,998            --       --          --        --
  Rift Resources Ltd.............   1,000,000      9.8       1,059     1,465            --       --          --        --
  Cluff Resources plc............          --       --          --        --     3,630,800      4.8       6,033     2,899
  Santa Elina Gold Corp. (note
    3)...........................          --       --          --        --     9,000,000      6.7       9,889    13,073
  Other share investments........                           13,928     9,913                              8,157     8,315
                                                           -------   -------                            -------   -------
                                                            34,309    29,339                             45,849    36,019
Equity investment in:
  Etruscan Enterprises Ltd.......          --       --          --        --     4,175,275     27.0      12,815     8,877
                                                           -------   -------                            -------   -------
                                                            34,309    29,339                             58,664    44,896
Property options.................                                      1,817                                        7,764
Other assets.....................                                      8,545                                        4,296
                                                                     -------                                      -------
                                                                     $39,701                                      $56,956
                                                                     =======                                      =======

  Share investments

     The company has purchased common shares of exploration-oriented companies that give the company access to exploration and development prospects along some of the major gold belts of the world, including properties in Central and South America, West Africa and the Philippines.

     In the first quarter of 1996, the company sold its investment in Cluff Resources plc for $5.5 million. A gain of $2.5 million was recorded on the sale.

  Equity investment

     In the fourth quarter of 1996, the company sold its investment in Etruscan Enterprises Ltd. in exchange for $8.3 million cash and the 49% of the Kilgore exploration property in Idaho that it did not own. The company recognized a gain of $1.9 million on this sale.

  Property options

     In several cases the company paid a premium over the then-market value of the common shares of exploration-oriented companies to fund exploration programs on certain properties and for the right to acquire direct interests in these properties. These amounts are being expensed as the exploration work is conducted, until development potential is established. The company holds options to purchase direct interests in these properties at purchase considerations dependent on the properties' reserves and other mineralization at the time of option exercise.

                              ECHO BAY MINES LTD.

                               DECEMBER 31, 1996

    Tabular dollar amounts in thousands of U.S. dollars, except amounts per share and per ounce or unless otherwise noted

5. GOLD AND OTHER FINANCINGS AND DEFERRED INCOME

                                                FINANCINGS        DEFERRED INCOME
                                            -------------------   ----------------
                                              1996       1995      1996     1995
                                            --------   --------   ------   -------
Gold swap.................................  $ 83,839   $ 83,625   $   --   $    --
Gold loans................................    33,721     41,134    2,423    27,216
Currency loan.............................    33,846         --       --        --
Debenture payable.........................    27,966     28,055       --        --
Other.....................................     3,551         --       34    (2,163)
                                            --------   --------   ------   -------
                                             182,923    152,814    2,457    25,053
Less current portion......................   129,445     41,135      876    25,053
                                            --------   --------   ------   -------
                                            $ 53,478   $111,679   $1,581   $    --
                                            ========   ========   ======   =======

  Gold swaps

     Gold swaps refer to currency loans and related, independently arranged, future gold delivery commitments. Taken together, the loans and commitments create obligations effectively denominated in gold and represent hedges of future gold production. In 1990, bonds totaling $84.0 million were swapped for an obligation to deliver 218,000 ounces of gold in September 1997, equivalent to a selling price of $385 per ounce. The effective interest rate on the bond and swap arrangement was 3.54% at December 31, 1996.

     Subsequent to December 31, 1996, the company repurchased its 218,000 ounce gold delivery commitment which hedged the $84.0 million bond obligation described above (see also note 15). The $84.0 million bond obligation has an effective interest rate of 10.34% and is expected to be repaid in March 1997.

  Gold term loan and currency loan

     At December 31, 1996, a 41,562 ounce term loan was outstanding under a gold loan agreement (60,200 ounces at December 31, 1995). Under an August 1996 amendment, this term loan will be repaid over five years. All deferred gains related to the gold loan have been recognized in 1996 on a basis that matched the production originally designated for delivery. The remaining commitment is priced at $387.50 per ounce based on the gold price at the date of rescheduling. For financial statement presentation the outstanding gold loan was remeasured to $369 per ounce, the gold price at December 31, 1996 ($387 per ounce in 1995). Unrealized remeasurement gains or losses are included in deferred income. In August 1996, the company also borrowed an additional $34.7 million in U.S. dollars to be repaid over five years.

     The gold loan agreement contains both term and revolving provisions. At December 31, 1996, the company had no amounts outstanding, and $100.0 million or gold equivalent available until 2001, under the revolving commitment.

     The facility is convertible between gold and dollar borrowings. Interest on gold borrowings is calculated at the banks' gold rate plus 0.475%, and interest on dollar borrowings at LIBOR plus 0.475%. At December 31, 1996, the effective interest rates were 2.90% on the gold loan and 5.85% on the dollar borrowings.

                              ECHO BAY MINES LTD.

                               DECEMBER 31, 1996

    Tabular dollar amounts in thousands of U.S. dollars, except amounts per share and per ounce or unless otherwise noted

  Gold loan related to Swiss franc bonds

     At December 31, 1995, the company's net gold delivery commitment related to the Swiss franc bond and swap arrangement was 118,990 ounces at approximately $374 per ounce, including deferred amounts. In 1996, 69,267 ounces of gold were delivered and the remaining 49,723 ounce commitment was rescheduled into quarterly payments of 5,525 ounces beginning in the first quarter of 1997 and ending in the first quarter of 1999. All deferred gains related to the Swiss franc transactions have been recognized in earnings in 1996 on a basis that matched the production originally designated for delivery. The remaining commitment is priced at $403 per ounce based on the gold price at the date of rescheduling. The effective rate of interest on the remaining commitment was 2.75% at December 31, 1996.

     For financial statement presentation the remaining commitment was remeasured to $369 per ounce, the gold price at December 31, 1996.

  Debenture payable

     A subsidiary of the company has issued a debenture in the amount of $28.0 million, bearing interest at the one-month discount rate for bankers' acceptances plus 0.325%. The interest rate was 3.44% at December 31, 1996. This debenture is payable in April 1997 and is secured by a letter of credit.

  Other information

     Certain of the company's financing arrangements require it to maintain specified ratios of assets to liabilities and cash flow to debt. The company is in compliance with these ratios and other covenant requirements.

     The company had outstanding letters of credit of $58.5 million at December 31, 1996, primarily related to the bonding of future reclamation obligations and to the debenture issued by a subsidiary of the company. Annual fees on the letters of credit range from 0.50% to 0.55%.

     At December 31, 1996, the company had unutilized credit facilities of $111.5 million, including the $100.0 million or gold equivalent revolving commitment. Annual commitment fees on the unutilized credit facilities are 0.20%.

     Interest payments were $9.0 million in 1996, $4.3 million in 1995 and $7.2 million in 1994.

     Future gold and silver delivery commitments are summarized by year in note 15.

                              ECHO BAY MINES LTD.

                               DECEMBER 31, 1996

    Tabular dollar amounts in thousands of U.S. dollars, except amounts per share and per ounce or unless otherwise noted

6. OTHER LONG-TERM OBLIGATIONS

                                                               1996       1995
                                                              -------    -------
Accrued reclamation and mine closure........................  $33,263    $30,868
Provision for Alaska-Juneau development property reclamation
  and closure costs.........................................   20,000         --
Provision for McCoy/Cove pit wall stabilization.............   28,407         --
Property acquisition costs..................................    1,473      1,831
Other.......................................................    3,912      2,069
                                                              -------    -------
                                                               87,055     34,768
Less current portion included in accounts payable and
  accrued liabilities.......................................   17,063      2,750
                                                              -------    -------
                                                              $69,992    $32,018
                                                              =======    =======

  Reclamation and mine closure

     At December 31, 1996, the company's future reclamation and mine closure costs are estimated to be $72.6 million, excluding Alaska-Juneau described below. The aggregate obligation accrued to December 31, 1996 was $33.3 million, including accruals of $6.3 million at operating mines in 1996, $5.0 million at operating mines and $12.9 million at non-producing properties (note 7) in 1995 and $4.7 million at operating mines in 1994. The remaining $39.3 million will be accrued on the unit-of-production method over the remaining life of each mine. Future reclamation costs are determined using management's best estimates of the scope of work to be performed and related costs. These estimates may change based on future changes in operations, cost of reclamation activities and regulatory requirements.

     At December 31, 1996, the company recorded a provision of $77.1 million on Alaska-Juneau development property, including its $57.1 million investment and $20.0 million for estimated reclamation and closure costs. The provision resulted from a new feasibility study concluding that the project as currently designed would not be economically feasible (note 16).

  Provision for McCoy/Cove pit wall stabilization

     In the third quarter of 1996, the company recorded a $30.0 million provision related to the estimated costs to remove waste rock from an unstable portion of the Cove pit wall at the McCoy/Cove mine in Nevada. The cost estimate underlying the provision is based on a preliminary evaluation of the total tons to be removed and the associated costs, both of which will be further refined as McCoy/Cove completes its stabilization plan. This plan could affect a portion of McCoy/Cove ore reserves, if it is determined that the cost to remove waste rock renders the portion uneconomic. By December 31, 1996, total spending for the pit wall stabilization was $1.6 million.

                              ECHO BAY MINES LTD.

                               DECEMBER 31, 1996

    Tabular dollar amounts in thousands of U.S. dollars, except amounts per share and per ounce or unless otherwise noted

7. INTEREST AND OTHER

                                                      1996       1995        1994
                                                     -------    -------    --------
Interest income....................................  $(6,131)   $(9,871)   $(10,237)
Interest expense...................................    8,226      5,028       6,102
Gain on sale of Cluff Resources investment (note
  4)...............................................   (2,509)        --          --
Gain on sale of Etruscan equity investment (note
  4)...............................................   (1,874)        --          --
Summa litigation accrual (note 16).................    1,521         --          --
Gain on sale of Kensington.........................       --     (3,189)         --
Gain on disposition of Muscocho shares.............       --     (2,104)         --
Environmental expenses at non-producing
  properties.......................................       --     12,899          --
Other..............................................    3,857      1,398       3,864
                                                     -------    -------    --------
                                                     $ 3,090    $ 4,161    $   (271)
                                                     =======    =======    ========

  Gain on sale of Kensington

     In June 1995, the company completed the sale of its 50% interest in the Kensington development project to its partner, Coeur d'Alene Mines Corp., for $32.5 million and a scaled royalty on future production. A gain of $3.2 million was recorded on the sale.

  Gain on disposition of Muscocho shares

     In June 1995, the company sold its 11,585,110 common shares of Muscocho Explorations Ltd., representing 24.8% of Muscocho's issued and outstanding capital, in a private transaction for $2.1 million. A gain of $2.1 million was recorded on the sale, as the company had written off its investment in Muscocho in 1990.

  Environmental expenses

     During 1995, the company increased its provision for future reclamation costs at non-producing properties by $12.9 million, including $11.7 million related to the Sunnyside mine in Colorado.

                              ECHO BAY MINES LTD.

                               DECEMBER 31, 1996

    Tabular dollar amounts in thousands of U.S. dollars, except amounts per share and per ounce or unless otherwise noted

8. INCOME TAX EXPENSE

  Geographic components

     The geographic components of earnings before income tax expense and of income tax expense were as follows.

                                                   1996         1995        1994
                                                 ---------    --------    --------
Earnings (loss) before income taxes:
  Canada.......................................  $ (32,792)   $(41,407)   $(15,183)
  United States and other......................   (143,292)     (3,335)     28,181
                                                 ---------    --------    --------
                                                 $(176,084)   $(44,742)   $ 12,998
                                                 =========    ========    ========
Current income tax expense (recovery):
  Canada.......................................  $     448    $ (3,891)   $    297
  United States and other......................       (135)      1,133       1,082
                                                 ---------    --------    --------
                                                       313      (2,758)      1,379
                                                 ---------    --------    --------
Deferred income tax expense (recovery):
  Canada.......................................        250        (950)     (5,702)
  United States and other......................         55         502          --
                                                 ---------    --------    --------
                                                       305        (448)     (5,702)
                                                 ---------    --------    --------
Income tax expense (recovery)..................  $     618    $ (3,206)   $ (4,323)
                                                 =========    ========    ========

  Deferred income taxes

     The payment of certain income taxes is deferred due to the recognition of amounts for tax purposes in different periods than for accounting purposes. The principal timing differences and related tax effects were as follows.

                                                          1996    1995      1994
                                                          ----    -----    -------
Depreciation and amortization...........................  $ 55    $ 502    $(3,602)
Deferred mining costs...................................    --       --     (1,532)
Exploration costs.......................................    --       --     (1,437)
Non-deductible reserves.................................    --       --       (355)
Non-capital losses......................................    --       --        169
Other...................................................   250     (950)     1,055
                                                          ----    -----    -------
                                                          $305    $(448)   $(5,702)
                                                          ====    =====    =======

                              ECHO BAY MINES LTD.

                               DECEMBER 31, 1996

    Tabular dollar amounts in thousands of U.S. dollars, except amounts per share and per ounce or unless otherwise noted

  Effective tax rate

     The effective tax rate on the company's earnings differed from the combined Canadian federal and provincial corporate income tax rate of 43.2% in 1996, 43.2% in 1995 and 42.9% in 1994 for the following reasons.

                                                   1996         1995        1994
                                                 ---------    --------    --------
Earnings (loss) before income taxes............  $(176,084)   $(44,742)   $ 12,998
                                                 =========    ========    ========
Income tax effect of:
  Expected Canadian federal and provincial
     corporate income taxes....................  $ (76,068)   $(19,329)   $  5,576
  Operating loss from which no tax benefit is
     derived...................................     64,724      14,845          --
  Canadian resource allowance and earned
     depletion.................................       (406)     (1,539)       (245)
  Foreign earnings subject to different income
     tax rates.................................     11,806       1,815     (11,074)
  Other items..................................        562       1,002       1,420
                                                 ---------    --------    --------
Income tax expense (recovery)..................  $     618    $ (3,206)   $ (4,323)
                                                 =========    ========    ========
Effective tax rate (current and deferred)......      (0.4%)       7.2%      (33.3%)
                                                 =========    ========    ========

  Loss carryforwards

     At December 31, 1996, the company had U.S. net operating loss carryforwards of approximately $254 million to apply against future taxable income and $44 million to apply against future alternative minimum taxable income. These loss carryforwards do not include provisions for the Alaska-Juneau development property and for the McCoy/Cove pit wall stabilization costs (note 6), which have not yet been recognized for income tax purposes. The net operating loss carryforwards expire during 2001-2011. Additionally, the company has Canadian non-capital loss carryforwards of approximately $24 million and net capital loss carryforwards of approximately $7 million. The non-capital loss carryforwards expire in various amounts from 1998 through 2003. The net capital loss carryforwards have no expiration date.

     In 1995, the company realized $4.8 million from the conveyance of Canadian Development Expenses of $32.8 million to a third party. The proceeds were recorded as a recovery of income taxes in 1995 because the expenses represented unrecorded loss carryforwards for accounting purposes. The arrangement included the issuance of debentures to the third party (note 5).

  Income tax payments (recoveries)

     Income tax payments (recoveries) were $0.4 million in 1996, ($3.6) million in 1995 and $4.5 million in 1994.

                              ECHO BAY MINES LTD.

                               DECEMBER 31, 1996

    Tabular dollar amounts in thousands of U.S. dollars, except amounts per share and per ounce or unless otherwise noted

9. PREFERRED SHARES

     The company is authorized to issue an unlimited number of preferred shares, issuable in series. Each series is to consist of such number of shares and to have such designation, rights, privileges, restrictions and conditions as may be determined by the directors. No preferred shares are currently issued.

10. COMMON SHARES

     Changes in the number of common shares outstanding during the three years ended December 31, 1996, were as follows.

                                                               NUMBER OF
                                                                SHARES        AMOUNT
                                                              -----------    --------
Balance, December 31, 1993..................................  112,213,496    $480,006
1994: Exercise of share options.............................      468,009       3,053
       Conversion of preferred shares of subsidiary.........          298           2
                                                              -----------    --------
Balance, December 31, 1994..................................  112,681,803     483,061
1995: Exercise of share options.............................      282,306       1,517
       Conversion of preferred shares of subsidiary (note
      11)...................................................   16,916,695     134,387
                                                              -----------    --------
Balance, December 31, 1995..................................  129,880,804     618,965
1996: Exercise of share options.............................      644,062       4,768
       Shares issued on acquisition of Santa Elina, net of
      issuance costs of $0.3 million (note 3)...............    8,830,915      85,801
                                                              -----------    --------
Balance, December 31, 1996..................................  139,355,781    $709,534
                                                              ===========    ========

     The company has suspended payment of dividends beginning in 1997. This will save approximately $21.0 million over the next two years for mine development, based on the company's prior practice of paying dividends totaling $0.075 per share as was done in 1996, 1995 and 1994. Dividends payable to Canadian residents have been converted to and paid in Canadian dollars.

  Shelf registration

     Pursuant to a shelf registration statement filed with the United States Securities and Exchange Commission in 1994, the company may offer from time to time up to $200 million in aggregate principal amount of debt securities, common shares, and/or guarantees of debt securities issued by Echo Bay Resources, Inc., a wholly owned subsidiary of the company.

     In connection with the U.S. shelf registration, the company also filed a shelf debt prospectus and a shelf equity prospectus with Canadian securities regulatory authorities. Under these prospectuses, the company could issue up to $125 million of debt securities and up to 10 million common shares.

  Shareholder rights plan

     Under the company's shareholder rights plan, if any person or group were to announce an intention to acquire, or were to acquire, 20% or more of the company's common shares without complying with the conditions of a "permitted bid," then the owners of each share of common stock (other than the acquiring person or group) would become entitled to exercise a right to buy one additional common

                              ECHO BAY MINES LTD.

                               DECEMBER 31, 1996

    Tabular dollar amounts in thousands of U.S. dollars, except amounts per share and per ounce or unless otherwise noted

share at 50% of the lowest share price on The Toronto Stock Exchange during the prior 90 days. The plan expires in 2004, subject to reconfirmation by shareholders in 1999.

     A "permitted bid," which does not trigger the entitlement to acquire shares under the plan, is one that complies with applicable securities law in all jurisdictions where at least 5% of the company's common shares are owned; is made to all shareholders for all outstanding shares; is open for a minimum of 60 days; takes up no shares until at least 66 2/3% of the outstanding shares have been tendered to the bid, including those owned by the acquiring person or group; and meets certain other conditions.

  Employee share incentive plan and director equity plan

     These plans provide for the granting of options to officers, key employees, and eligible directors to purchase common shares. Outstanding share options under the plans are exercisable at prices equal to the market value on the date of grant. The option holder may exercise each share option over a period of 10 years from the date of grant. Options generally vest in 25% increments on the first, second, third and fourth year anniversaries following the grant date. Option prices are denominated in Canadian dollars.

     Changes in the number of options outstanding during the three years ended December 31, 1996 were as follows.

                                                     EMPLOYEE SHARE
                                                     INCENTIVE PLAN            DIRECTOR EQUITY PLAN
                                               --------------------------   --------------------------
                                                              AVERAGE                      AVERAGE
                                               NUMBER OF      WEIGHTED      NUMBER OF      WEIGHTED
                                                SHARES     EXERCISE PRICE    SHARES     EXERCISE PRICE
                                               ---------   --------------   ---------   --------------
Options outstanding, December 31, 1993.......  3,613,414      C$11.24             --       C $  --
1994: Options granted........................    615,618        15.80         55,200         14.63
       Options exercised.....................   (468,009)        8.78             --            --
       Options forfeited.....................    (16,400)       13.80             --            --
                                               ---------      -------        -------       -------
Options outstanding, December 31, 1994.......  3,744,623      C$12.29         55,200       C$14.63
1995: Options granted........................    989,400        13.33         65,000         12.50
       Options exercised.....................   (317,755)        8.16             --            --
       Options forfeited.....................   (113,576)       13.06             --            --
                                               ---------      -------        -------       -------
Options outstanding, December 31, 1995.......  4,302,692      C$12.81        120,200       C$13.48
1996: Options granted........................  1,065,130        12.26         40,000         18.25
       Options exercised.....................   (694,758)       10.86         (2,300)        14.63
       Options forfeited.....................   (244,247)       14.42             --            --
       Options expired.......................    (90,150)       14.88             --            --
                                               ---------      -------        -------       -------
Options outstanding, December 31, 1996.......  4,338,667      C$12.85        157,900       C$14.67
                                               =========      =======        =======       =======

     The number of shares reserved for future grants at December 31, 1996 are 288,085 under the Employee Share Incentive Plan and 264,800 under the Director Equity Plan. The number and weighted average price of shares exercisable under the Employee Share Incentive Plan are 2,282,905 at C$12.70 at December 31, 1996; 2,502,927 at C$11.82 at December 31, 1995; and 2,245,720 at C$11.24 at December
31, 1994. The number and weighted average price of shares exercisable under the Director Equity Plan are 41,550 at C$13.79 at December 31, 1996 and 13,800 at C$14.63 at December 31, 1995.

                              ECHO BAY MINES LTD.

                               DECEMBER 31, 1996

    Tabular dollar amounts in thousands of U.S. dollars, except amounts per share and per ounce or unless otherwise noted

     Options outstanding at December 31, 1996 had the following characteristics.

  Employee Share Incentive Plan

                                WEIGHTED AVG.                                     WEIGHTED AVG.
 NUMBER OF                      EXERCISE PRICE       WEIGHTED        NUMBER OF    EXERCISE PRICE
  SHARES         EXERCISE         OF SHARES       AVERAGE YEARS       SHARES        OF SHARES
OUTSTANDING     PRICE RANGE      OUTSTANDING     UNTIL EXPIRATION   EXERCISABLE    EXERCISABLE
-----------   ---------------   --------------   ----------------   -----------   --------------
   239,725    C$ 5.75-C$ 8.13       C$ 5.97             6             224,925         C$ 5.92
   631,072    C$ 8.88-C$ 9.75       C$ 9.12             3             631,072         C$ 9.12
 2,104,940    C$10.70-C$13.38       C$12.20             8             576,371         C$13.07
 1,277,880    C$15.75-C$18.88       C$16.46             8             804,912         C$16.48
    85,050    C$19.13-C$25.94       C$21.40             5              45,625         C$23.37

  Director Equity Plan

                                WEIGHTED AVG.                                     WEIGHTED AVG.
 NUMBER OF                      EXERCISE PRICE       WEIGHTED        NUMBER OF    EXERCISE PRICE
  SHARES         EXERCISE         OF SHARES       AVERAGE YEARS       SHARES        OF SHARES
OUTSTANDING     PRICE RANGE      OUTSTANDING     UNTIL EXPIRATION   EXERCISABLE    EXERCISABLE
-----------   ---------------   --------------   ----------------   -----------   --------------
   157,900    C$12.50-C$18.25       C$14.67             8              41,550         C$13.79

11. PREFERRED STOCK OF A SUBSIDIARY

     There was no preferred stock of a subsidiary outstanding as of December 31, 1996. In July 1992, the company received net proceeds of $136.3 million from the sale of 5.75 million shares of Series A cumulative preferred stock of a financing subsidiary, Echo Bay Finance Corp. Quarterly dividends were paid on the preferred shares totaling $1.75 per share annually. On July 31, 1995, the preferred stock became redeemable, in whole or in part, at the option of the subsidiary.

     In three separate calls for redemption during 1995, the entire issue of preferred shares was converted into common shares of the company at 2.985 common shares for each $25 preferred share or redeemed for cash at $26.225 per preferred share plus accrued dividends. During 1995, 5,667,437 preferred shares were converted into 16,916,695 of the company's common shares, and 82,313 preferred shares were redeemed for cash of $2.2 million.

12. DIFFERENCES BETWEEN CANADIAN AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP)

  U.S. GAAP financial statements

     The company prepares its consolidated financial statements in accordance with accounting principles generally accepted in Canada. These differ in some respects from those in the United States as described below.

     In accordance with Canadian GAAP, certain long-term foreign exchange contracts are considered to be hedges of the cost of goods to be purchased in foreign currencies in future periods. Gains and losses related to changes in market values of such contracts are recognized as a component of the cost of goods when the related hedged purchases occur. Under U.S. GAAP, changes in market value would be included in current earnings.

     In accordance with Canadian GAAP, certain share investments are carried at cost as long-term investments (note 4). These investments would be written down and a loss recognized in earnings only

                              ECHO BAY MINES LTD.

                               DECEMBER 31, 1996

    Tabular dollar amounts in thousands of U.S. dollars, except amounts per share and per ounce or unless otherwise noted

when there is a loss in value that is other than temporary. Under U.S. GAAP, these investments would be marked to market, with unrealized gains or losses excluded from earnings and reported as a separate component of common shareholders' equity, net of tax. The unrealized gain on share investments carried at cost is $5.0 million after a nil tax effect as of December 31, 1996 ($9.8 million at December 31, 1995).

     In accordance with Canadian GAAP, the company uses the deferral method of accounting for income taxes. Under U.S. GAAP, the company would use the liability method of accounting for income taxes.

     In accordance with Canadian GAAP, the cost of the Santa Elina acquisition included the market value of the 8.8 million common shares ($9.75 per share or $86.1 million) issued by the company on July 16, 1996 (note 3). Under U.S. GAAP, the cost would be determined based on the market value of the company's common shares on April 9, 1996, the date of the commitment agreement ($13.875 per share or $122.5 million). The difference between the methods would increase mining properties and common shares under U.S. GAAP by $36.4 million. Additionally, in accordance with Canadian GAAP, the allocation of the purchase price of the Santa Elina acquisition does not include any adjustment for the effect of deferred income taxes. U.S. GAAP requires the recognition of deferred tax assets and liabilities for the tax effects of the differences between the allocated values and the tax bases of the assets acquired and the liabilities assumed. Under U.S. GAAP the recognition of deferred taxes would increase mining properties and deferred income taxes by $46.6 million, net of activity after acquisition of $1.1 million.

     In accordance with Canadian GAAP, the company's mining properties are amortized over proven and probable reserves and other mineralization. Under U.S. GAAP, only proven and probable reserves would be used as the basis for amortization. The difference between the two accounting principles is not material to the results of operations for any of the periods presented. On a cumulative basis under U.S. GAAP, mining properties and common shareholders' equity would be $10.6 million lower and deficit would be $10.6 million higher at December 31, 1996 ($11.4 million lower and $11.4 million higher at December 31,
1995).

     The effects on the consolidated statement of earnings of the above differences would have been as follows.

                                                    1996         1995       1994
                                                  ---------    --------    -------
Net earnings (loss) under Canadian GAAP.........  $(176,702)   $(50,060)   $ 8,023
  Change in market value of foreign exchange
     contracts..................................      2,168       3,605      4,198
  Application of liability method for accounting
     for income taxes...........................         --          --     (4,900)
                                                  ---------    --------    -------
Net earnings (loss) under U.S. GAAP.............  $(174,534)   $(46,455)   $ 7,321
                                                  =========    ========    =======
Earnings (loss) per share under U.S. GAAP.......  $   (1.30)   $  (0.40)   $  0.07
                                                  =========    ========    =======

                              ECHO BAY MINES LTD.

                               DECEMBER 31, 1996

    Tabular dollar amounts in thousands of U.S. dollars, except amounts per share and per ounce or unless otherwise noted

     Selected information from the consolidated balance sheets under Canadian and U.S. GAAP is as follows.

                                                    1996                   1995
                                            --------------------   --------------------
                                            CANADIAN               CANADIAN
                                              GAAP     U.S. GAAP     GAAP     U.S. GAAP
                                            --------   ---------   --------   ---------
Long-term investments and other assets....  $ 39,701   $ 54,642    $ 56,956   $ 78,527
Mining properties.........................  $405,011   $477,517    $318,219   $306,819
Deferred income taxes.....................  $  8,392   $ 55,038    $  8,096   $  8,096
Common shares.............................  $709,534   $745,962    $618,965   $618,965
Deficit...................................  $201,931   $202,528    $ 15,109   $ 18,706
Common shareholders' equity...............  $492,309   $533,110    $588,852   $599,023
                                            ========   ========    ========   ========

     Under U.S. GAAP, the 1996 common share issuance for the acquisition of Santa Elina and the 1995 preferred stock conversions to common shares would not have been shown in the consolidated statement of cash flow as they were non-cash transactions. Accordingly, common shares issued in acquisition of Santa Elina and the cost of the Santa Elina acquisition would have been reduced by $86.1 million each for 1996, and preferred share conversions and common share issues would have been reduced by $134.3 million each for 1995 on the consolidated statement of cash flow.

     Effective January 1, 1996, for the purpose of preparing U.S. GAAP financial information, the company adopted FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present. Implementation of Statement No. 121 had no effect on the U.S. GAAP financial information of the company.

                              ECHO BAY MINES LTD.

                               DECEMBER 31, 1996

    Tabular dollar amounts in thousands of U.S. dollars, except amounts per share and per ounce or unless otherwise noted

  U.S. GAAP tax disclosure

     Significant components of the company's deferred tax liabilities and assets under U.S. GAAP disclosure requirements would have been as follows.

                                                1996                          1995
                                    ----------------------------   ---------------------------
                                               U.S.                           U.S.
                                    CANADA   AND OTHER    TOTAL    CANADA   AND OTHER   TOTAL
                                    ------   ---------   -------   ------   ---------   ------
                                                    (MILLIONS OF U.S. DOLLARS)
Deferred tax liabilities:
  Tax over book depreciation and
     depletion....................  $ 23.5    $  51.8    $  75.3   $ 17.0    $ 35.2     $ 52.2
  Other tax liabilities...........     7.5         --        7.5      8.0        --        8.0
                                    ------    -------    -------   ------    ------     ------
Total deferred tax liabilities....    31.0       51.8       82.8     25.0      35.2       60.2
                                    ------    -------    -------   ------    ------     ------
Deferred tax assets:
  Net operating loss and other
     carryforwards................    13.1       93.9      107.0      5.3      87.7       93.0
  Book over tax depreciation and
     depletion....................    22.9         --       22.9     22.6        --       22.6
  Accrued liabilities.............     2.7       29.1       31.8      2.5      11.3       13.8
  Other tax assets................     0.5        7.6        8.1      1.3       6.9        8.2
                                    ------    -------    -------   ------    ------     ------
Total deferred tax assets before
  allowance.......................    39.2      130.6      169.8     31.7     105.9      137.6
Valuation allowance for deferred
  tax assets......................   (16.0)    (126.0)    (142.0)   (14.3)    (71.2)     (85.5)
                                    ------    -------    -------   ------    ------     ------
Total deferred tax assets.........    23.2        4.6       27.8     17.4      34.7       52.1
                                    ------    -------    -------   ------    ------     ------
Net deferred tax liabilities......  $  7.8    $  47.2    $  55.0   $  7.6    $  0.5     $  8.1
                                    ======    =======    =======   ======    ======     ======

     The net increase in the valuation allowance for deferred tax assets was $56.5 million for 1996 and $10.0 million for 1995.

  Stock-based compensation

     The U.S. Financial Accounting Standards Board ("FASB") Statement No. 123, "Accounting for Stock-Based Compensation," is applicable for fiscal years beginning after December 15, 1995 and gives the option to either follow fair value accounting or to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25") and related Interpretations. The company has determined that it will elect to continue to follow APB No. 25 and related Interpretations in accounting for its employee and director stock options in financial information prepared in conformity with U.S. GAAP.

     In accordance with Canadian GAAP and U.S. GAAP (under APB No. 25), the company does not recognize compensation expense for stock option grants in the earnings statement, as the market prices of the underlying stock on the grant dates do not exceed the exercise prices of the options granted.

                              ECHO BAY MINES LTD.

                               DECEMBER 31, 1996

    Tabular dollar amounts in thousands of U.S. dollars, except amounts per share and per ounce or unless otherwise noted

     Had the company adopted statement No. 123 for its U.S. GAAP disclosure, the following net losses would have been reported.

                                                                1996         1995
                                                              ---------    --------
Net loss under U.S. GAAP....................................  $(174,534)   $(46,455)
Pro forma stock compensation expense, after a nil income tax
  effect....................................................     (2,766)       (455)
                                                              ---------    --------
Pro forma net loss under U.S. GAAP..........................  $(177,300)   $(46,910)
                                                              ---------    --------
Pro forma loss per share under U.S. GAAP....................  $   (1.32)   $  (0.40)
                                                              =========    ========

     The company has utilized the Black-Scholes option valuation model to estimate the fair value of options granted, assuming a weighted average option life of 6 years, risk-free interest rates ranging from 5.40% to 6.64%, a 1% dividend yield and a volatility factor of 40%. The weighted average fair value of options granted is estimated at $4.18 per share in 1996 and $4.37 per share in 1995.

  Other

     The estimated fair values of financial instruments are set out below and in note 15. The fair values were determined from quoted market prices.

                                                      1996                    1995
                                              ---------------------   ---------------------
                                              CARRYING   ESTIMATED    CARRYING   ESTIMATED
                                               AMOUNT    FAIR VALUE    AMOUNT    FAIR VALUE
                                              --------   ----------   --------   ----------
                                                       (MILLIONS OF U.S. DOLLARS)
Cash and cash equivalents...................   $103.2      $103.2      $185.8      $185.8
Long-term investments.......................   $ 39.7      $ 44.7      $ 57.0      $ 70.7
Debenture payable and other currency
  loans.....................................   $ 65.4      $ 65.1      $ 28.1      $ 28.0
                                               ------      ------      ------      ------

                              ECHO BAY MINES LTD.

                               DECEMBER 31, 1996

    Tabular dollar amounts in thousands of U.S. dollars, except amounts per share and per ounce or unless otherwise noted

13. JOINT VENTURES

     Summarized below are company's 50% interest in the Round Mountain mine and, in 1996, 51% interest in Santa Elina (note 3), accounted for by the proportionate consolidation method.

                                                           1996         1995        1994
                                                         ---------    --------    --------
Revenues...............................................  $  79,865    $ 67,843    $ 79,806
Operating costs........................................    (45,437)    (35,028)    (37,547)
Royalties..............................................     (6,482)     (5,266)     (6,833)
Production taxes.......................................       (886)       (686)     (1,735)
Depreciation and amortization..........................    (14,178)    (14,488)    (15,050)
Reclamation and mine closure...........................       (945)         --          --
Exploration............................................     (2,862)        (24)        (37)
Other..................................................       (391)       (143)         87
                                                         ---------    --------    --------
          Earnings before income taxes.................  $   8,684    $ 12,208    $ 18,691
                                                         =========    ========    ========
Current assets.........................................  $  63,171    $  6,575    $  7,911
Non-current assets.....................................    237,336     102,847     101,914
Current liabilities....................................    (16,515)     (7,870)    (13,789)
Non-current liabilities................................    (18,632)     (7,191)    (17,332)
                                                         ---------    --------    --------
          Equity.......................................  $ 265,360    $ 94,361    $ 78,704
                                                         =========    ========    ========
Net cash provided (used) by:
  Operating activities.................................  $  16,738    $ 42,853    $ 46,207
  Investing activities.................................    (20,944)    (15,415)     (2,661)
  Financing activities.................................     (3,339)         --          --
                                                         ---------    --------    --------
          Net increase (decrease) in cash..............  $  (7,545)   $ 27,438    $ 43,546
                                                         =========    ========    ========

                              ECHO BAY MINES LTD.

                               DECEMBER 31, 1996

    Tabular dollar amounts in thousands of U.S. dollars, except amounts per share and per ounce or unless otherwise noted

14. GEOGRAPHIC SEGMENT INFORMATION

     Financial information regarding geographic segments is set out below.

                                                           1996         1995        1994
                                                         ---------    --------    --------
Revenue:
  Canada...............................................  $  63,859    $ 67,026    $ 69,468
  United States........................................    273,457     293,704     308,132
                                                         ---------    --------    --------
                                                         $ 337,316    $360,730    $377,600
                                                         ---------    --------    --------
Earnings (loss) before income taxes
  Canada...............................................  $ (32,792)   $(41,407)   $(15,183)
  United States........................................   (143,725)     (2,452)     28,181
  Brazil and other.....................................        433        (883)         --
                                                         ---------    --------    --------
                                                          (176,084)    (44,742)     12,998
Income tax expense (recovery)..........................        618      (3,206)     (4,323)
                                                         ---------    --------    --------
Earnings (loss) before preferred stock dividends.......   (176,702)    (41,536)     17,321
Dividends on preferred stock of subsidiary.............         --       8,524       9,298
                                                         ---------    --------    --------
          Net earnings (loss)..........................  $(176,702)   $(50,060)   $  8,023
                                                         =========    ========    ========
Assets:
  Canada...............................................  $ 236,482    $350,329    $140,035
  United States........................................    406,750     488,250     741,628
  Brazil and other.....................................    188,913      32,582          --
                                                         ---------    --------    --------
          Total assets.................................  $ 832,145    $871,161    $881,663
                                                         =========    ========    ========

15. HEDGING ACTIVITIES AND COMMITMENTS

     In the first quarter of 1997 the company repurchased its 218,000 ounce gold commitment which hedged the $84.0 million bond obligation (note 5) and repurchased all of its gold and silver forward sales positions, which consisted of 654,000 ounces of gold with delivery dates ranging from 1997 to 2002 and 8.5 million ounces of silver with delivery dates ranging from 1997 to 1999. These transactions resulted in cash proceeds of $63.3 million which are expected to be used, together with existing cash, to repay the $84.0 million bond obligation in March 1997. This $63.3 million has been deferred and will be recognized in earnings as the formerly hedged gold and silver production is sold. The gain will be recognized in revenue as follows: $14.1 million in 1997, $14.8 million in 1998, $27.7 million in 1999 and $6.7 million in 2000 and beyond. To provide protection against a decrease in gold prices, the company purchased 450,000 ounces of gold put options and sold 300,000 ounces of gold call options for a net cost of $0.4 million.

     This note to the company's consolidated financial statements shows the company's pro forma hedge and commitments as of December 31, 1996, adjusted to reflect the first quarter 1997 transactions described above.

                              ECHO BAY MINES LTD.

                               DECEMBER 31, 1996

    Tabular dollar amounts in thousands of U.S. dollars, except amounts per share and per ounce or unless otherwise noted

  Gold and silver commitments

     The company's pro forma gold and silver commitments as of December 31, 1996, adjusted to reflect the first quarter 1997 transactions described above, were as follows.

                                                               GOLD      AVERAGE PRICE
                                                              LOANS         OF LOANS
                                                             --------    --------------
                                                             (OUNCES)     (PER OUNCE)
1997.......................................................   27,569          $400
1998.......................................................   29,756           399
1999.......................................................   15,367           393
2000.......................................................   12,031           388
2001.......................................................    6,563           388
                                                              ------          ----
                                                              91,286          $396
                                                              ======          ====

     The delivery prices on the gold loans stated above represent the prices established per the gold loan agreements. Gold loans are remeasured at each balance sheet date, resulting in deferred losses of $2.5 million at December 31, 1996. These losses are netted against deferred income and will be included in revenue when the production related to the loans is sold. See note 5.

     The company's pro forma option position as of December 31, 1996, adjusted to reflect the first quarter 1997 transactions described above, was as follows.

                                      PUT OPTIONS PURCHASED          CALL OPTIONS SOLD
                                    -------------------------    -------------------------
                                                 STRIKE PRICE                 STRIKE PRICE
                                     OUNCES       PER OUNCE       OUNCES       PER OUNCE
                                    ---------    ------------    ---------    ------------
Gold
  1997............................    300,000       $ 345          150,000       $ 389
  1998............................    150,000         345          150,000         398
                                    ---------       -----        ---------       -----
                                      450,000       $ 345          300,000       $ 394
                                    =========       =====        =========       =====
Silver
  1997............................  1,440,000       $5.40        1,440,000       $6.43
                                    ---------       -----        ---------       -----
                                    1,440,000       $5.40        1,440,000       $6.43
                                    =========       =====        =========       =====

  Currency position

     The company's obligations to purchase Canadian dollars as of December 31, 1996 were as follows.

                                                        CANADIAN        EXCHANGE RATE
                                                        DOLLARS       (C$ TO U.S.$1.00)
                                                      ------------    -----------------
1997................................................  $ 26,200,000          1.49
1998................................................    25,200,000          1.52
1999................................................    25,200,000          1.56
2000................................................    25,200,000          1.59
                                                      ------------         -----
                                                      $101,800,000          1.54
                                                      ============         =====

                              ECHO BAY MINES LTD.

                               DECEMBER 31, 1996

    Tabular dollar amounts in thousands of U.S. dollars, except amounts per share and per ounce or unless otherwise noted

  Crude oil position

     The company's swap contracts and forward purchase commitment as of December 31, 1996 were as follows.

                                                              BARRELS OF
                                                              CRUDE OIL     PRICE PER
                                                              PURCHASED      BARREL
                                                              ----------    ---------
1997........................................................    397,000      $17.95
1998........................................................    390,000       17.57
1999........................................................     20,000       17.63
                                                                -------      ------
                                                                807,000      $17.76
                                                                =======      ======

  Other hedging activity information

     The company assesses the exposure that may result from a hedging transaction prior to entering into the commitment, and only enters into transactions which it believes accurately hedge the underlying risk and could be safely held to maturity. The company does not actively engage in the practice of trading derivative securities for profit. The company regularly reviews its unrealized gains and losses on hedging transactions.

                              ECHO BAY MINES LTD.

                               DECEMBER 31, 1996

    Tabular dollar amounts in thousands of U.S. dollars, except amounts per share and per ounce or unless otherwise noted

     Shown below are the carrying amounts and unrealized gains or losses on the company's hedging positions at December 31, 1996 and 1995, and pro forma at December 31, 1996, adjusted to reflect the first quarter 1997 transactions described above.

                                                                               PRO FORMA AT
                                                  AT DECEMBER 31, 1996      DECEMBER 31, 1996
                                                 ----------------------   ----------------------
                                                 CARRYING   UNREALIZED    CARRYING   UNREALIZED
                                                  AMOUNT    GAIN (LOSS)    AMOUNT    GAIN (LOSS)
                                                 --------   -----------   --------   -----------
1996
  Gold swaps (note 5)..........................  $ 83,800     $ 7,100     $    --      $    --
  Gold loans (note 5)..........................    33,700          --      33,700           --
  Off-balance sheet instruments:
     Gold forward sales........................        --      50,300          --           --
     Silver forward sales......................        --       8,800          --           --
     Gold options  -- puts.....................       400          --       2,300           --
                    -- calls...................        --          --      (1,500)          --
     Silver options -- puts....................     1,000        (300)      1,000         (300)
                    -- calls...................    (1,000)      1,000      (1,000)       1,000
     Foreign currency contracts................        --      10,000          --       10,000
     Crude oil contracts.......................        --       3,000          --        3,000
                                                              -------                  -------
                                                              $79,900                  $13,700
                                                              =======                  =======
1995
  Gold swaps (note 5)..........................  $101,480     $ 3,600
  Gold loan (note 5)...........................    23,279          --
  Off-balance sheet instruments:
     Gold forward sales........................        --      34,900
     Silver forward sales......................        --       6,400
     Gold and silver options -- puts...........       924        (900)
                               -- calls........      (546)      2,000
     Foreign currency contracts................        --       7,800
     Crude oil contracts.......................        --        (300)
                                                              -------
                                                              $53,500
                                                              =======

     Fair values are estimated for the contract settlement dates based on market quotations of various input variables. These variables are used in valuation models that estimate the fair market value.

     The credit risk exposure related to all hedging activities is limited to the unrealized gains on outstanding contracts based on current market prices. To reduce counterparty credit exposure, the company deals only with large credit-worthy financial institutions, and limits credit exposure to each. In addition, to allow for situations where positions may need to be reversed, the company deals only in markets it considers highly liquid.

     Most of the company's hedging transactions have no margin requirements. In some instances, however, mainly for the longer-term forward sales and options, margin deposits are required when the market value exceeds the contract value by a predetermined amount.

                              ECHO BAY MINES LTD.

                               DECEMBER 31, 1996

    Tabular dollar amounts in thousands of U.S. dollars, except amounts per share and per ounce or unless otherwise noted

     The fair value of the company's hedged position can be affected by market conditions beyond the company's control. The effect of changes in various market factors on the company's pro forma outstanding hedged position at December 31, 1996, adjusted to reflect the first quarter 1997 transactions described above, would be as follows.

                                                    AMOUNT OF    EFFECT ON MARKET VALUE
                                                      CHANGE       OF HEDGED POSITION
                                                   ------------  ----------------------
                                                                  (THOUSANDS OF U.S.$)
Change in:
  Gold prices....................................  $10.00/ounce          $2,400
  Silver prices..................................   $0.25/ounce             300
  Canadian dollar................................     U.S.$0.01           1,000
  Crude oil prices...............................  $1.00/barrel             800
  Interest rates (effect on gold and silver
     options and gold loans).....................            1%             750

     Hedging gains and losses represent the difference between spot or market prices and realized amounts. Shown below are the hedging gains (losses) recognized in earnings.

                                                        1996       1995      1994
                                                       -------    ------    -------
Revenue:
  Gold loans and swaps...............................  $(3,943)   $ (612)   $ 3,278
  Gold forward sales.................................    1,541     2,849     (1,278)
  Silver loans and swaps.............................       --        --      7,539
  Silver forward sales...............................    1,910     1,909     (3,703)
  Gold and silver options............................      534       394      1,113
Operating expenses:
  Foreign currency contracts.........................    1,459       839       (705)
  Crude oil contracts................................    1,120       326       (631)
Dividends on preferred stock of subsidiary:
  Interest rate swap.................................       --      (493)       764
                                                       -------    ------    -------
                                                       $ 2,621    $5,212    $ 6,377
                                                       =======    ======    =======

16. OTHER COMMITMENTS AND CONTINGENCIES

  Royalties

     Round Mountain mine production is subject to a net smelter return royalty ranging from 3.53% at gold prices of $320 per ounce or less to 6.35% at gold prices of $440 per ounce or more. Its production is also subject to a gross revenue royalty of 3%, reduced to 1 1/2% after $75.0 million has been paid. For the period from inception through December 31, 1996, cumulative royalties of $16.8 million have been paid on the gross revenue royalty.

     McCoy/Cove production is subject to a 2% net smelter return royalty. This royalty is based on sales less certain deductions.

     A portion of production from the Lamefoot area of the Kettle River mine is subject to a 5% net smelter return royalty. K-2 area production at Kettle River is subject to a 5% gross proceeds royalty and a net

                              ECHO BAY MINES LTD.

                               DECEMBER 31, 1996

    Tabular dollar amounts in thousands of U.S. dollars, except amounts per share and per ounce or unless otherwise noted

smelter return royalty ranging from 2% at gold prices of $300 per ounce or less to 3% at gold prices of $400 per ounce or more.

  Operating lease commitments

     The company's principal lease commitments are for office premises, aircraft and equipment. The company's commitments under the remaining terms of the leases are approximately $23.7 million, payable as follows: $5.9 million in 1997, $2.8 million in 1998, $2.7 million in 1999, $2.5 million in 2000, $2.5 million in 2001 and $7.3 million thereafter.

  Contingencies

     At December 31, 1996, the company accrued $20.0 million for estimated reclamation and closure costs associated with the Alaska-Juneau development property. Actual spending related to reclamation and closure costs may differ from the current estimate of $20.0 million. The provision for future reclamation and closure costs is reviewed periodically and adjusted as additional information becomes available.

     In 1995, Summa Corporation commenced in Nevada state court a lawsuit against the company and the predecessor owner of the McCoy/Cove and Manhattan mines, claiming improper deductions in calculation of royalties payable over several years of production at McCoy/Cove and the former Manhattan mine. Summa Corporation filed a motion for summary judgment seeking $10.3 million for allegedly underpaid royalties plus interest. The court denied Summa's motion. The case is scheduled for trial in the spring of 1997. The company has accrued $1.7 million related to the Summa litigation, including $1.5 million in 1996.

                              ECHO BAY MINES LTD.

                         QUARTERLY FINANCIAL HIGHLIGHTS
                                  (UNAUDITED)
                (MILLIONS OF U.S. DOLLARS EXCEPT PER SHARE DATA)

                                                                          NET        EARNINGS
                                                                        EARNINGS    (LOSS) PER
                                                             REVENUE     (LOSS)       SHARE
                                                             -------    --------    ----------
1996
  First quarter............................................  $ 67.8     $ (16.2)      $(0.12)
  Second quarter...........................................    95.1       (14.6)       (0.11)
  Third quarter(1).........................................    94.9       (42.4)       (0.31)
  Fourth quarter(2)........................................    79.5      (103.5)       (0.77)
                                                             ------     -------       ------
          Total............................................  $337.3     $(176.7)      $(1.31)
                                                             ======     =======       ======
1995
  First quarter............................................  $ 84.2     $ (11.7)      $(0.10)
  Second quarter...........................................    90.6       (13.0)       (0.12)
  Third quarter............................................    93.5        (8.7)       (0.08)
  Fourth quarter...........................................    92.4       (16.7)       (0.13)
                                                             ------     -------       ------
          Total............................................  $360.7     $ (50.1)      $(0.43)
                                                             ======     =======       ======

---------------

(1) Includes a $30.0 million ($0.22 per share) provision related to the estimated costs to remove waste rock from an unstable portion of the Cove pit wall at the McCoy/Cove mine in Nevada.

(2) Includes a $77.1 million ($0.57 per share) provision to write off the $57.1 million book value of the company's Alaska-Juneau development property in Alaska and to accrue $20.0 million for estimated reclamation and closure costs.

=========================================================

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS SUPPLEMENT OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             ---------------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                           PAGE
                                           ----
Prospectus Supplement Summary............   S-3
Risk Factors.............................  S-14
Use of Proceeds..........................  S-23
Ratio of Earnings to Fixed Charges.......  S-23
Capitalization...........................  S-24
Selected Financial Data..................  S-25
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations.............................  S-27
Business.................................  S-33
Management...............................  S-47
Description of Bank Credit Facility......  S-50
Description of the Securities............  S-52
Tax Considerations.......................  S-72
Underwriting.............................  S-74
Validity of Securities...................  S-75
Experts..................................  S-75
                  PROSPECTUS
Available Information....................     2
Enforcement of Certain Civil
  Liabilities............................     2
Incorporation of Certain Documents By
  Reference..............................     2
Canadian Prospectuses....................     3
The Company..............................     4
Risk Factors.............................     4
Use of Proceeds..........................     6
Ratio of Earnings to Fixed Charges.......     7
Description of Debt Securities and
  Guarantees.............................     7
Description of Share Capital.............    16
Plan of Distribution.....................    17
Experts..................................    18
Legal Matters............................    18
             FINANCIAL STATEMENTS
Index to Financial Statements............   F-1

=========================================

=========================================================
                                  $100,000,000

                              ECHO BAY MINES LTD.

                             11% CAPITAL SECURITIES
                                    DUE 2027
                          ----------------------------

                             PROSPECTUS SUPPLEMENT

                          ----------------------------
                              GOLDMAN, SACHS & CO.
=========================================================